Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

JUPITER ACQUISITION CORPORATION,

1427702 B.C. LTD.,

FILAMENT MERGER SUB LLC

and

FILAMENT HEALTH CORP.

dated as of

July 18, 2023

i

ii

Exhibits

Exhibit A Form of Lock-Up Agreement
Exhibit B Form of Registration Rights Agreement
Exhibit C Form of Company Resolution
Exhibit D Form of Plan of Arrangement

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of July 18, 2023 (this “Agreement”), is made and entered into by and among Jupiter Acquisition Corporation, a Delaware corporation (“SPAC”), 1427702 B.C. Ltd., a British Columbia corporation (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “Merger Subsidiaries” and each, a “Merger Subsidiary”), and Filament Health Corp., a corporation organized under the Laws of British Columbia, Canada (the “Company”). Capitalized terms used herein without definition have the meanings set forth in Article I.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on June 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses;

WHEREAS, each of TopCo and Merger Sub was incorporated or formed, as applicable, for the purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Agreements;

WHEREAS, Merger Sub is a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, at the Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), SPAC shall merge with and into Merger Sub (the “Merger”, and together with the Arrangement and the other transactions contemplated by this Agreement, the “Transactions”), with Merger Sub continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding share of SPAC Common Stock shall no longer be outstanding and shall be automatically converted into and exchanged for the right to receive the SPAC Per Share Merger Consideration, (b) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and become one warrant to purchase TopCo Common Shares, and all rights with respect to shares of SPAC Common Stock underlying such SPAC Warrants will be automatically converted into rights with respect to TopCo Common Shares, in each case, with TopCo issuing a number of TopCo Common Shares and warrants in accordance with the terms of this Agreement, and (c) the one (1) issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger shall no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of SPAC Common Stock in the Merger, (i) such Merger Sub Unit shall be automatically converted into and exchanged for one (1) unit of limited liability company membership interest in the Surviving Company and (ii) the Surviving Company shall issue in favor of TopCo a promissory note in an amount equal to the fair market value of the one (1) issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger;

WHEREAS, at least one (1) Business Day following the Merger and prior to the Arrangement Effective Time, TopCo shall form a new British Columbia corporation (“AmalCo Sub”), which will be a direct and wholly-owned Subsidiary of TopCo, with AmalCo Sub issuing a single common share to TopCo;

WHEREAS, pursuant to the Plan of Arrangement, commencing at the Arrangement Effective Time: (a) the Company Convertible Debentures will convert into Company Shares in accordance with their terms, as amended, (b) the notice of articles and articles of TopCo will be amended and restated, in the form to be mutually agreed to among the Company, TopCo and SPAC prior to Closing (the “Amended and Restated TopCo Articles”), to create the TopCo Class B Earnout Shares and the TopCo Class C Earnout Shares, (c) the Company and AmalCo Sub will amalgamate to form a new British Columbia corporation (“AmalCo,” and such transaction the “Amalgamation”), (d) the Company Shareholders will exchange all of the issued and outstanding Company Shares for newly issued TopCo Common Shares, TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, (e) TopCo will exchange its single common share of AmalCo Sub for a single common share of AmalCo, (f) holders of Company Warrants, Company RSUs and Company Options will receive, as applicable, Rollover Warrants, Adjusted RSUs or Rollover Options, in each case entitling the holders thereof upon exercise or settlement of such Rollover Warrants, Adjusted RSUs and Rollover Options to receive TopCo Common Shares; (g) TopCo will repurchase for cancellation the single common share issued to the incorporator of TopCo on incorporation; and (h) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, following the execution of this Agreement, certain investors (collectively, the “PIPE Investors”) may enter into one or more subscription agreements (each, a “PIPE Subscription Agreement”), pursuant to which, among other things, each PIPE Investor shall agree to subscribe for and purchase on the Closing Date, and TopCo or SPAC, as applicable, shall agree to issue and sell to each such PIPE Investor on the Closing Date, the number of (a) TopCo Common Shares or securities or indebtedness exercisable or exchangeable for, or convertible into, TopCo Common Shares, or (b) SPAC Common Stock or securities or Indebtedness exercisable or exchangeable for, or convertible into, SPAC Common Stock, as applicable, set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing Amount,” and the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Key Company Shareholders and the Company will duly execute and deliver to SPAC a voting and support agreement (the “Shareholder Support Agreement”), pursuant to which each such Key Company Shareholder will agree to, among other things, (a) not transfer their Company Securities (as defined herein), (b) support and vote in favor of the Company Resolution and (c) not exercise, and waive, rights in respect of Dissent Rights;

WHEREAS, Sponsor beneficially owns 4,111,416 shares of SPAC Common Stock;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, SPAC and Sponsor will duly execute and deliver to the Company a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor (a) will vote the SPAC Common Stock held by it as of the date hereof and any additional SPAC Capital Stock that it acquires prior to the SPAC Stockholder Meeting, in each case, in favor of this Agreement and each of the Transaction Proposals, (b) will not redeem any SPAC Common Stock held by it in connection with the Transactions and will waive its redemption rights, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement (c) will convert, on the same terms and price as the PIPE Investors, into equity the amount, if any, by which outstanding SPAC Working Capital Loans to SPAC exceed $500,000, concurrently with the Closing, and (d) if mutually agreed by the Company and SPAC, will take such actions as may be necessary for SPAC to further extend (including payment by SPAC of any SPAC Extension Expenses), subject to stockholder approval, the duration of SPAC’s timeline to consummate a business combination on terms mutually agreeable to the Company and SPAC, if and to the extent necessary to consummate the Transactions;

WHEREAS, in connection with the Closing, TopCo, Sponsor and certain holders of Company Securities will enter into a lock-up agreement substantially in the form attached hereto as Exhibit A (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the holders of SPAC securities who are directors or executive officers of SPAC and the Key Company Shareholders will agree to not effect any sale or distribution of certain equity or equity-linked securities of TopCo during the period set forth in the Lock-Up Agreement, subject to certain customary exceptions set forth in the Lock-Up Agreement;

WHEREAS, in connection with the Closing, certain holders of shares of SPAC Common Stock (including Sponsor), certain holders of Company Securities and TopCo will enter into a customary registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, TopCo will agree to provide such holders of shares of SPAC Common Stock and such holders of Company Securities with certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement);

WHEREAS, prior to the Closing Date, TopCo shall adopt an omnibus equity incentive plan (the “Equity Incentive Plan”) as provided herein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of SPAC and its shareholders to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to its stockholders the approval and adoption of this Agreement and the Transactions contemplated hereby and thereby;

WHEREAS, the board of directors of TopCo (the “TopCo Board”) has approved this Agreement, the Ancillary Agreements to which TopCo is or will be a party and the Transactions;

WHEREAS, TopCo, in its capacity as the sole member of Merger Sub, has (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and TopCo (as sole member of Merger Sub), and (b) approved and adopted this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and to consummate the Transactions, and (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party and agreed to recommend that the Company Shareholders vote in favor of the Company Resolution to be approved by the Company Shareholders at the Company Shareholders Meeting, on the terms and subject to the conditions contained in this Agreement;

WHEREAS, for Canadian federal income tax purposes, it is intended that the Amalgamation will occur on a tax-deferred basis under section 87 of the Tax Act; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization described in Section 368(a)(1)(F) of the Code, and (b) as a result of, and following, the Merger, TopCo will be treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code (collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, each of SPAC, TopCo, Merger Sub and the Company agrees as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to the Company, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, charge, audit, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by TopCo or SPAC, as applicable, on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any Unpaid SPAC Transaction Expenses or Unpaid Company Transaction Expenses).

“Ancillary Agreements” means, collectively, (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreement, (d) the PIPE Subscription Agreements, if any, (e) the Registration Rights Agreement and (f) each other agreement, document, instrument and/or certificate executed or contemplated by this Agreement to be executed, in connection with consummation of the transactions contemplated hereby (including in connection with the Merger and the Transactions).

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials), and any related or similar laws, rules, regulations or guidelines, which, in each case, are issued, administered or enforced by any authority having jurisdiction over the Company and/or any of its Subsidiaries, or to which the Company and/or any of its Subsidiaries are subject.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” means 12:01 a.m. (Vancouver time) on the Closing Date or such other time as agreed to by SPAC and the Company, each acting reasonably, in writing.

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292 of the BCBCA in respect of the Arrangement, together with a copy of the Final Order.

“Available Cash” means, without duplication, an aggregate amount equal to (a) the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (after giving effect to SPAC Share Redemption Amount), plus (b) the aggregate amount of unrestricted cash of SPAC on hand held outside of the Trust Account immediately prior to the Closing, plus (c) the Aggregate Closing PIPE Proceeds, plus (d) the amount of all unrestricted proceeds of any Alternative Financing that shall have been received at or prior to the Closing in connection with the Transactions, plus (e) the amount of all unrestricted proceeds of the Bridge Financing that shall have been received at or prior to the Closing. For the avoidance of doubt, (i) any cash proceeds received by TopCo, SPAC or any of their respective Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date and not refunded or otherwise used prior to the Closing shall constitute, and be taken into account for purposes of determining, the Available Cash, and (ii) the term “unrestricted” before the words “cash” or “proceeds” means cash and cash equivalents that, immediately following receipt by TopCo, the Company or any of the Group Companies, are available for use by TopCo, the Company or any of the Group Companies.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Bridge Financing” means the Company’s non-brokered private placement to raise up to an aggregate of approximately CAD $2,000,000 pursuant to the issuance of units at a price per unit to be determined in accordance with the applicable rules and policies of the stock exchange on which the Company Shares are listed, with each unit being comprised of one (1) Company Share and one (1) Company Warrant.

“Business Combination” has the meaning set forth in the Governing Documents of SPAC.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the IT Systems or otherwise by or on behalf of any of the Group Companies in the conduct of their business as currently conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Vancouver, British Columbia are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring more than 50% of the combined voting power of the then outstanding securities of the Company or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; provided, however, that any securities of the Company issued (i) in a bona fide financing transaction, (ii) series of bona fide financing transactions, (iii) in accordance with this Agreement or (iv) pursuant to the conversion of any securities issued in accordance with this Agreement shall be excluded from the definition of “Change of Control”.

“Closing Date” means the date on which the Closing occurs in accordance with Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company and Merger Subsidiary Fundamental Representations” means the representations and warranties made pursuant to Section 3.1 (Organization, Good Standing and Corporate Power), Section 3.2 (Subsidiaries; Capitalization), Section 3.3 (Due Authorization), Section 3.17 (Brokers or Finders), Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization), Section 5.3 (Due Authorization) and Section 5.7 (Brokers or Finders).

“Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, employee loan, educational assistance, bonus, incentive, deferred compensation, defined benefit, defined contribution, welfare, post-retirement health or welfare, health, medical, vision, dental, flexible spending account, cafeteria, life, disability, accident, termination, severance and each other material compensation or benefits plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Group Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the Group Companies or their spouses, beneficiaries or dependents, or under which any of the Group Companies has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored, administered, established or maintained by a Governmental Authority.

“Company Certificated Warrant” means a warrant representing the right to acquire Company Shares issued pursuant to warrant certificates, that is outstanding and unexercised.

“Company Convertible Debentures” means the convertible debentures representing the right to convert the aggregate principal amount of the convertible debenture into Company Shares issued pursuant to a convertible debenture certificate dated effective July 13, 2022, that is outstanding and unexercised.

“Company Earnout Ratio” means the fraction equal to (a) 1,500,000 divided by (b) the number of issued and outstanding Company Shares as of immediately prior to the Arrangement Effective Time.

“Company Earnout Shares” means (a) TopCo Class B Earnout Shares and (b) TopCo Class C Earnout Shares; in each case, issuable and convertible into TopCo Common Shares as set forth in Section 2.7.

“Company Finders Warrant” means a warrant representing the right to acquire Company Shares that is outstanding and unexercised.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means any and all Intellectual Property used or held for use in connection with the Group Companies’ business, including the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following Events (or the effect of any of the following Events), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Group Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the causes underlying such failure may, if not otherwise excluded from this definition of Company Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any Events generally applicable to the industries or markets in which the Group Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Schedules, (i) any action taken by, or at the request, approval or consent of, or with the written approval or consent (except with respect to the matters requiring consent in Section 6.5, unless otherwise agreed by SPAC to be subject to this clause (i)) of SPAC, (j) any Events that are cured by the Group Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) the announcement of this Agreement, or the consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Group Companies, provided that this clause (l) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.5, and, to the extent related thereto, the condition in Section 9.2(a), or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (g) and (k), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent it disproportionately and adversely affects the Group Companies, taken as a whole, relative to other similarly situated companies in the industry in which the Group Companies operate, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industry in which the Group Companies operate may be taken into account in determining whether there has been or would be a Company Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a Group Company shall be deemed to disproportionately and adversely affect the Group Companies).

“Company Omnibus Plan” means the omnibus equity incentive compensation plan of the Company, providing for the grant of various equity-based compensation arrangements, including Company Options and Company RSUs, in effect as of this date.

“Company Option” means each share option, whether vested or unvested, to purchase Company Shares that is outstanding and unexercised, as granted under the Company Omnibus Plan.

“Company Products” means each product developed, produced, manufactured, packaged, tested, labeled, stored, shipped, imported, exported, marketed, advertised, sold, distributed, and/or made available to third parties or currently under development by or on behalf of any of the Group Companies.

“Company Required Approval” means (a) approval by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast at the Company Shareholders Meeting by the holders of the Company Shares, present in person or represented by proxy, voting as a single class, pursuant to the terms and subject to applicable Law and the Company’s Governing Documents, provided that at least two (2) individuals are present representing at least ten percent (10%) of the Company Shares in person or by proxy at any such Company Shareholders Meeting; (b) approval by the affirmative vote of the holders, voting as a separate class, of at least fifty percent (50%) of the votes cast at the Company Shareholders Meeting by the holders of the Company Shares, present in person or represented by proxy other than interested parties set forth on Section 1.1 of the Company Disclosure Schedules (as “interested parties” is defined in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions) to the Arrangement (including a related party thereto or a joint actor therewith), subject to applicable Law and the Company’s Governing Documents; (c) approval by the affirmative vote of the holders, voting as a single class, of at least sixty-six and two-thirds percent (66 2/3%) of the votes cast at the Company Shareholders Meeting by the holders of Company Warrants and Company Options, present in person or represented by proxy, subject to applicable Law and the Company’s Governing Documents, and (d) any approval requirements as may be imposed by the Court.

“Company Resolution” means a special resolution of the holders of Company Shares, voting as a single class, in respect of the Arrangement to be considered at the Company Shareholders Meeting, substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Company RSUs” means each restricted share unit, whether vested or unvested, that is outstanding and has not been settled in Company Shares, as granted under the Company Omnibus Plan.

“Company Securities” means, collectively, the Company Shares, Company Convertible Debentures, Company Warrants, Company RSUs and Company Options.

“Company SEDAR Filings” means all statements, prospectuses, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by the Company with the British Columbia Securities Commission or other securities regulator, as applicable, as filed on SEDAR and as they have been amended or supplemented since the time of their filing through the date of this Agreement.

“Company Share Implied Price” means the dollar amount equal to the quotient of (a) the Equity Value divided by (b) the Diluted Company Shares.

“Company Shareholder” means any holder of any Company Shares.

“Company Shareholder Transaction Consideration” means the aggregate number of TopCo Common Shares equal to (a) the Equity Value divided by (b) $10.00.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, the Interim Order and applicable Law, that is to be convened as provided by the Interim Order and applicable Law to consider, and, if deemed advisable, approve, the Company Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SPAC.

“Company Shares” means the common shares in the capital of the Company.

“Company Transaction Expenses” means, without duplication, any out-of-pocket fees and expenses payable by any of the Group Companies, the Merger Subsidiaries or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including the fees of obtaining comfort letters from the independent certified public accounting firms of each of TopCo, the SPAC and the Company; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment made to terminate a share option (including any payment to terminate a Company Option), warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, individual independent contractor, director or officer of any of the Group Companies or the Merger Subsidiaries which become payable (including if subject to continued employment) contingent upon the execution of this Agreement or the consummation of the Transactions, plus any employer portion of any payroll Taxes required to be paid thereon; (c) Transfer Taxes; (d) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c); (e) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); and (f) the premium and other costs and expenses associated with the D&O Tail.

“Company Warrants” means the Company Certificated Warrants and the Company Finders Warrants.

“Confidential Information” means any non-public information of or concerning the Group Companies or any of their respective businesses, including any such information pertaining to the Group Companies’ business plans, financial and accounting data, customer, supplier and client lists, customer, supplier and client information (including names, addresses and contact information and including prospective customers, prospective suppliers and prospective clients), business and marketing plans, technology, products, services, formulas, methods, drawings, specifications, designs, plans, methodologies, technical manuals, technical data, pricing and cost information, compositions, formulas, protocols, know-how (including ideas and inventions (whether or not patentable or reduced to practice)), trade secrets, research and development information, solutions, offerings, platforms, improvements and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of May 10, 2023, between SPAC and the Company.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages, purchase orders, or other obligations to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound, whether written or oral.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Court” means the Supreme Court of British Columbia sitting in Vancouver, British Columbia, or other applicable court of competent jurisdiction to consider and issue the Interim Order and the Final Order.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Health Canada and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Governmental Authority, and any administrative authority issued pursuant to such legislation or order, with respect to any Tax matter, or in response to the COVID-19 pandemic in any jurisdiction, whether domestic or non-U.S. (including the CARES Act, the Families First Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65, the Health and Economic Recovery Omnibus Emergency Solutions Act, the Consolidated Appropriations Act, 2021 (H.E. 133), and the American Rescue Plan Act).

“Delisting Determination” means a “Staff Delisting Determination” (within the meaning of Nasdaq rules) or other written determination by Nasdaq to delist SPAC’s securities for failure to meet a continued listing standard.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Diluted Company Shares” means, as of immediately prior to the Arrangement Effective Time, the sum, without duplication, of the aggregate number of all (a) issued and outstanding Company Shares (but excluding Company Shares issued, or underlying any securities that are exercisable for or convertible into Company Shares issued, (i) pursuant to the Bridge Financing, any PIPE Financing, Alternative Financing or any other financing consummated by the Company during the Interim Period or (ii) to Maxim Group LLC pursuant to the Maxim Letter), (b) Company Shares issuable upon exercise of each Company Option that, as of immediately prior to the Arrangement Effective Time, had an exercise price per Company Share that is less than the Company Share Implied Price, (c) Company Shares issuable upon settlement of Company RSUs, (d) Company Shares issuable upon exercise of each Company Warrant (but excluding Company Warrants issued, or underlying any securities that are exercisable for or convertible into Company Shares issued, (i) pursuant to the Bridge Financing, any PIPE Financing, Alternative Financing or any other financing consummated by the Company during the Interim Period or (ii) to Maxim Group LLC pursuant to the Maxim Letter) that, as of immediately prior to the Arrangement Effective Time, had an exercise price per Company Share that is less than the Company Share Implied Price and (e) Company Shares issuable upon conversion of the Company Convertible Debentures in accordance with their terms; provided, however, that notwithstanding anything in the foregoing, the calculation of Diluted Company Shares shall disregard Company Shares underlying any securities that are exercisable for or convertible into Company Shares to the extent such securities, as of the Closing Date, are not vested or, if vested, are not in-the-money, as calculated using the treasury stock method.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Dissent Share” means a Company Share held by a Dissenting Shareholder in respect of which such Dissenting Shareholder has duly and validly exercised Dissent Rights in strict compliance with the Plan of Arrangement.

“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of all Company Shares held and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the applicable time of determination.

“DTC” means The Depository Trust Company.

“Earnout Period” means any time during the seven (7)-year period following the Closing Date.

“Earnout Shares” means, collectively, the Company Earnout Shares, the Sponsor Earnout Shares and the Underwriter Earnout Shares.

“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), of any Hazardous Materials by any person in respect of which remedial action is required under any Environmental Laws or as to which any liability is currently or in the future imposed upon any person based upon the acts or omissions of any person with respect to any Hazardous Materials or reporting with respect thereto.

“Environmental Laws” means all Laws arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 653, et seq.).

“Environmental Permits” means the permits, and any and all other similar approvals, consents, waivers, or certifications required under Environmental Laws.

“Equity Value” means $176,000,000.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the fraction equal to (a) the Company Shareholder Transaction Consideration divided by (b) the number of Diluted Company Shares.

“Export Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Families First Act” means the Families First Coronavirus Response Act of 2020 (H.R. 6201).

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and SPAC, such consent to not be unreasonably withheld, conditioned or delayed) at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“fraud” means, with respect to a party hereto, actual and intentional fraud with respect to the making of the representations and warranties by such party in Article III or Article IV (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively), the certificates to be delivered pursuant to Section 9.2(d)(i) and Section 9.3(e)(i), as applicable; provided, however, that such actual and intentional fraud of a party shall only be deemed to exist if any of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules (in the case of the Company) or Section 1.4(b) of the SPAC Disclosure Schedules (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such party in Article III or Article IV (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively) or the certificates to be delivered pursuant to Section 9.2(d)(i) and Section 9.3(e)(i), as applicable, and such misrepresentation was made with the actual intention that the other party to this Agreement rely thereon to its material detriment and such other party did actually and reasonably rely thereon to its material detriment (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory or other forms of “fraud” under applicable Law).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a British Columbia corporation are its certificate(s) of incorporation, amalgamation and/or Arrangement, and its articles; the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership; and the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation.

“Government Contract” means any Contract, including any prime contract, subcontract, letter contract, purchase order or delivery order, (a) by or between a Group Company and any Governmental Authority or (b) by or between a Group Company, as a subcontractor at any tier, and any other person in connection with any Contract with a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, legislature, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Governmental Sponsor” means any (a) Governmental Authority or (b) university, college, other educational institution, research center, nonprofit organization, or private foundation.

“Group Companies” (and, with corresponding meaning, “Group Company”) means, collectively, the Company, Psilo and each of their respective Subsidiaries, but excluding the Surviving Company and the Merger Subsidiaries.

“Group Company Interests” means equity interests of the Group Companies.

“Hazardous Materials” means any solid, liquid or gaseous material or substance, alone or in combination, mixture or solution, that is regulated by, defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, per- and poly-fluoroalkyl substances, toxic mold, lead or petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financing Reporting Standards issued by the International Accounting Standards Board as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the outstanding principal of and premium (if any) in respect of all indebtedness for borrowed money of such Person, including accrued and unpaid interest and any per diem interest accruals, (b) the outstanding principal and unpaid interest components of capitalized lease obligations of such Person under GAAP (excluding, for the avoidance of doubt, any real estate leases), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the outstanding principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the unpaid principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” of such Person, (g) unpaid breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally by such Person; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors arising in the Ordinary Course and (ii) Indebtedness owing from one Group Company that is directly or indirectly wholly owned by the Company to another Group Company that is directly or indirectly wholly owned by the Company. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the SPAC Transaction Expenses, as applicable.

“Intellectual Property” means any and all rights, title and interests in and to all intellectual property or proprietary rights of every kind and nature however denominated, anywhere in the world, including all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Confidential Information; (e) software, data, databases and technology; (f) Internet domain names and registrations thereof, social media accounts and handles; (g) all copies and embodiments of any of the foregoing, in whatever form or medium, and (h) the right to prosecute and perfect such interests and powers to assert, defend and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.1(a) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court (with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed) at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided that any such amendment is reasonably acceptable to each of the Company and SPAC.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, software, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems and other information technology equipment and infrastructure owned, purported to be owned, licensed, leased or controlled by any of the Group Companies and/or used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1 of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Group Companies or to which the Group Companies otherwise has a right to use.

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SPAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver of Dissent Rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of shares of SPAC Common Stock, in each case, by the applicable Company Shareholder).

“Licensed Intellectual Property” means all Intellectual Property rights owned or purported to be owned by a third party and used or held for use by the Group Companies in connection with their business.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Malicious Code” means virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

“Maxim Letter” means that certain letter agreement dated March 22, 2023 between the Company and Maxim Group LLC.

“Merger Effective Time” means 9:00 a.m. (Vancouver time) two (2) Business Days prior to the Closing Date.

“Merger Sub Units” shall mean the units of limited liability company membership interest of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” mean, any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, or licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license corresponding to the requirements defined in the Open Source Definition (available on the URL: http://opensource.org/osd) by the Open Source Initiative, or by the Free Software Foundation (available on the URL : http://www.fsf.org/?set_language=fr).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person.

“Other Real Property Interests” means the rights-of-way, easements, licenses, servitudes, restrictive covenants, leases, access rights, mortgages, notices of security interests, rights of first refusals and other interests in land, other than Owned Real Property and Leased Real Property, in which any of the Group Companies has a legal or beneficial interest.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies.

“Owned Real Property” means the land currently owned by or on behalf of any of the Group Companies, including the lands set forth in Section 3.8(a) of the Company Disclosure Schedules.

“Patents” means all (a) Canadian, U.S. and foreign patents (including certificates of invention and other patent equivalents) and inventions, designs and improvements described or claimed therein, utility models, mask works, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, variance, license, permit, grant, certificate, certification, accreditation, registration or other authorization of a Governmental Authority.

“Permitted COVID-19 Measures” means any COVID-19 Measures (a) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (b) reasonably implemented by a party hereto following the date of this Agreement in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other party hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (a) mechanic’s, materialmen’s, landlord’s, operator’s, warehouseman’s, worker’s, repairmen’s, carrier’s, producer’s, grower’s, utilities’ and similar Liens arising or incurred in the Ordinary Course or consistent with industry practice with respect to any amounts (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) Liens, encumbrances and restrictions on Real Property (including defects or imperfections of title, mineral rights, easements, encroachments, covenants, rights-of-way, conditions and similar restrictions of record) that (i) are registered against the titles to such Real Property or (ii) do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Real Property, (d) with respect to any Leased Real Property (i) the statutory or contractual interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Liens thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Leased Real Property, (f) non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course by the Group Companies, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating leases, finance leases or capital lease arrangements for amounts not yet delinquent, (h) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice or industry practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets and property of the Group Companies or the Real Property, (k) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, and (l) Liens, encumbrances or restrictions that would be released at or prior to the Closing.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” has the meaning given to the term “personal data,” “personal information,” “personally identifiable information,” “personal health information” or other similar term under applicable Law in any form or media, whether paper, electronic, or otherwise.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit D, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) or required upon the direction of the Court in the Final Order, with the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Privacy Obligations” means all applicable (a) Laws, (b) Contracts, (c) policies and (d) self-regulatory or other industry standards to which a Group Company is subject, with respect to each of (a), (b), (c) and (d), that relate in any way to the privacy, security (both physical and technical), collection, storage, use, disclosure, retention, transfer, sale or other Processing of Personal Information.

“Process” or “Processing” means any operation or set of operations that are performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer (including cross-border), transmission, processing, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Psilo” means Psilo Scientific Ltd., a direct wholly-owned subsidiary of the Company.

“Real Property” means, collectively, the Leased Real Property, the Owned Real Property and the Other Real Property Interests.

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means economic or financial sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“SPAC Aggregate Merger Consideration” means a number of shares of TopCo Common Shares equal to the number of shares of SPAC Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, payable to the SPAC Stockholders in connection with the Merger.

“SPAC Capital Stock” means, collectively, SPAC Common Stock and SPAC Preferred Stock.

“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Extension Expenses” means, without duplication, (a) any out-of-pocket fees and expenses paid or payable by SPAC or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a SPAC Extension (including (i) submitting a proposal to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and (ii) providing such definitive proxy statement to the SPAC Stockholders) and (b) any cash deposits made or to be made into the Trust Account by the Sponsor or its Affiliates or permitted designees for the purpose of extending the time period for SPAC to consummate a Business Combination, as approved by the SPAC Stockholders.

“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Organization, Good Standing and Corporate Power), Section 4.3 (Due Authorization) and Section 4.10 (Brokers or Finders; Transaction Expenses).

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole; provided, however, that in no event would any of the following Event (or the effect of any of the following Event), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Schedules, (g) any action taken by, or at the request, approval or consent (except with respect to the matters requiring consent set forth in Section 6.2, unless otherwise agreed by the Company to be subject to this exception (g)), of the Company, (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events that are cured by SPAC prior to the Closing, (k) the announcement of this Agreement, or the consummation of the Transactions, provided that this clause (k) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Sections 4.5, and 4.9, and, to the extent related thereto, the condition in Section 9.3(a), or (l) any worsening of the Events referred to in clauses (b), (d), (e) or (h) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect to the extent it disproportionately and adversely affects SPAC, taken as a whole, relative to other similarly situated companies in the industries in which SPAC operates, in which case only the incremental disproportionate, adverse effect relative to other similarly situated companies in the industries in which SPAC operates may be taken into account in determining whether there has been or would be a SPAC Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate and adverse impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at SPAC shall be deemed to disproportionately and adversely affect SPAC).

“SPAC Preferred Stock” means SPAC’s preferred stock, par value $0.0001 per share.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the Governing Documents of SPAC) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the Governing Documents of SPAC) in connection with (a) the Transaction Proposals or (b) any SPAC Extension.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Stockholder” means any holder of SPAC Capital Stock immediately prior to the Merger Effective Time.

“SPAC Stockholders’ Approval” means (a) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding SPAC Common Stock, as required by the Governing Documents of SPAC and (b) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of SPAC Common Stock that are voted at the SPAC Stockholder Meeting.

“SPAC Transaction Expenses” means, without duplication, (a) any out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c) and (iii) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors), and (b) any out-of-pocket fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of SPAC’s initial public offering (including fees and expenses payable to the underwriters in connection therewith), (c) any SPAC Extension Expenses and (d) the aggregate amount owed by SPAC under any SPAC Working Capital Loans (for the avoidance of doubt, excluding such amounts elected to be converted into SPAC Units in connection with the Closing pursuant to the terms of the SPAC Working Capital Loans).

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated August 12, 2021, by and between SPAC and CST, as amended, modified or supplemented from time to time.

“SPAC Warrants” means whole warrants to purchase shares of SPAC Class A Common Stock (a) as issued by SPAC in connection with its initial public offering and (b) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one (1) share of SPAC Class A Common Stock at an exercise price of $11.50.

“SPAC Working Capital Loans” means the working capital loans as described in SPAC’s final prospectus, dated August 12, 2021, filed with the SEC in connection with its initial public offering.

“Specified Other Transaction” means, as to the Company, a transaction (other than any transaction contemplated by this Agreement, and except for repurchases of Company Shares acquired upon the exercise of Company Options or settlement of Company RSUs in the Ordinary Course) in connection with a termination of employment or other services, concerning the sale or transfer of any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of the Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, arrangement, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Sponsor” means Jupiter Founders LLC, a Delaware limited liability company.

“Sponsor Earnout Shares” means up to 1,945,189 TopCo Common Shares (as adjusted in accordance with Section 2.7(d)) issued as part of the SPAC Aggregate Merger Consideration that are subject to the vesting conditions set forth in Section 2.7(b)(i) and Section 2.7(b)(ii).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Act” means the Income Tax Act (Canada).

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, provincial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“TopCo Class B Earnout Shares” shall mean the Class B Non-Voting Common shares in the capital of TopCo, which shall have special rights and restrictions attached thereto, as set forth in the Amended and Restated TopCo Articles.

“TopCo Class C Earnout Shares” shall mean the Class C Non-Voting Common shares in the capital of TopCo, which shall have special rights and restrictions attached thereto, as set forth in the Amended and Restated TopCo Articles.

“TopCo Common Shares” means the common shares in the capital of TopCo.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications, renewals, extensions and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means, with respect to any security, the national stock exchange on which such security is trading.

“Trading Price” means, with respect to any security trading on the Trading Market, the dollar volume-weighted average price for such shares traded on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“Transfer Taxes” means any transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and the Trustee, dated as of August 12, 2021, as amended.

“Trustee” or “CST” means Continental Stock Transfer & Trust Company.

“Underwriter Earnout Shares” means up to 139,001 TopCo Common Shares (as adjusted in accordance with Section 2.7(d)) issued as part of the SPAC Aggregate Merger Consideration that are subject to the vesting conditions set forth in Section 2.7(b)(i) and Section 2.7(b)(ii).

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Transaction Expenses” means the SPAC Transaction Expenses that are unpaid as of immediately prior to the Closing.

“USD / CAD Exchange Rate” means the average closing U.S. Dollar to Canadian Dollar exchange rate as derived from the Bloomberg composite rate over the ten (10) Business Days falling immediately prior to the date of delivery of the Allocation Schedule.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act or any similar state or local Law requiring notice to employees and their appropriate union Representatives of a plant closing or mass layoff.

Section 1.2 Other Definitions.

The following terms are defined in the Sections of this Agreement indicated below:

2023 Balance Sheet	3.4(b)
Additional Financial Statements	6.6(b)
Additional SEC Reports	7.4
Adjusted RSU	2.2(l)
Advisors	8.9
Agreement	Preamble
Agreement End Date	10.1(f)
Allocation Schedule	2.4(a)
Alternative Financing	8.10(e)
AmalCo	Recitals
AmalCo Sub	Recitals
Amalgamation	Recitals
Amended and Restated TopCo Articles	Recitals
Anti-Money Laundering Laws	3.24
Applicable Laws	3.11
Audited Financial Statements	3.4(a)
Authorizations	3.11
Certificate	2.5(a)
Certificate of Merger	2.3(a)
Closing	2.3(b)
Company	Preamble
Company Advised Parties	11.19(a)
Company Board	Recitals
Company Cure Period	10.1(f)
Company Deal Communications	11.19(b)
Company Disclosure Schedules	Art. III
Company Non-Recourse Party	11.16 (b)
Company Software	3.6(p)
D&O Indemnitees	8.11(a)
D&O Tail	8.11(b)
DGCL	Recitals
DLLCA	Recitals
Enforceability Exceptions	3.3
Equity Incentive Plan	Recitals
Equity Incentive Plan Initial Share Reserve	8.12
Exchange Agent	2.5(a)
Existing D&O Arrangements	8.11(a)
FCPA	3.23
First Tranche Earnout Target	2.7(b)(i)
Governmental Licenses	3.16(b)
IRS	3.20(g)
Information Systems	3.6(m)
Intended U.S. Tax Treatment	Recitals
Interim Period	6.1
Lock-Up Agreement	Recitals
Material Contract	3.5(a)
Merger	Recitals
Merger Proposal	8.2(a)(i)
Merger Sub	Preamble
Merger Subsidiary(ies)	Preamble
PFIC	3.21(r)
Observer	8.8(a)
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Post-Closing Board of Directors	8.8
Prior Company Counsel	11.19(a)
Prior SPAC Counsel	11.18(a)
Privileged Company Deal Communications	11.19(b)
Privileged SPAC Deal Communications	11.18(b)
Proxy/Registration Statement	8.2(a)(i)

Real Property Lease	3.5(a)(iii)
Registered IP	2.7(b)(ii)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Related Party	3.18(a)
Required Company Financial Statements	11.16(b)
Rollover Option	2.2(m)
Rollover Warrant	2.2(k)
Sanctioned Country	3.25
Sanctioned Person	3.25
Second Tranche Earnout Target	2.7(b)(ii)
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Cure Period	10.1(g)
SPAC Deal Communications	11.18(b)
SPAC Disclosure Schedules	Art. IV
SPAC Extension	8.13
SPAC Financial Statements	4.4(a)
SPAC Information	2.1(c)(iv)
SPAC Material Contracts	4.13(a)
SPAC Non-Recourse Party	11.16(b)
SPAC Per Share Merger Consideration	2.2(d)
SPAC SEC Filings	4.14
SPAC Stockholder Meeting	8.2(a)(i)
Sponsor First Tranche Earnout Shares	2.7(b)(i)
Sponsor Second Tranche Earnout Shares	2.7(b)(ii)
Sponsor Support Agreement	Recitals
Stockholder Litigation	8.5
Supplemental Lease Documents	3.8(b)
Surviving Company	Recitals
Terminating Company Breach	10.1(f)
Terminating SPAC Breach	10.1(g)
TopCo	Preamble
TopCo Board	Recitals
TopCo Warrant	2.2(e)
Transaction Proposals	8.2(a)(i)
Transactions	Recitals
Trust Account	4.15
Underwriter First Tranche Earnout Shares	2.7(b)(i)
Underwriter Second Tranche Earnout Shares	2.7(b)(ii)
Withholding Agent	2.6(a)
Works	3.6(m)

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references in this Agreement to any Law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. Except as otherwise set forth herein, for purposes of calculating the Available Cash or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of market close on the applicable date, except where this Agreement provides that the USD / CAD Exchange Rate shall apply.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(h) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred thereto has been made available to SPAC no later than 11:59 p.m. (New York time) on the day prior to the date of this Agreement in the virtual “data rooms” prepared by the Company and hosted on behalf of the Company by Sharefile in connection with the Transactions.

Section 1.4 Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules, following reasonable inquiry and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Schedules, following reasonable inquiry.

Article II
TRANSACTIONS; CLOSING

Section 2.1 The Arrangement. The Company and SPAC agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order.

(a) The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than five (5) Business Days after the initial filing with the SEC of the Proxy/Registration Statement, the Company shall apply, in accordance with the provisions of the BCBCA and, in cooperation with SPAC (which shall include the opportunity to review all relevant documents by SPAC and the incorporation of all reasonable comments from SPAC thereon), prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall identify that the Shareholder Support Agreements have been executed by the Key Company Shareholders and shall provide, among other things:

(i) for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting, and for the manner in which such notice is to be provided;

(ii) that the required level of approval for the Company Resolution shall be the Company Required Approval and that under the Shareholder Support Agreements, the Key Company Shareholders have, in aggregate, irrevocably agreed to vote in favor of the Company Resolution and the Company has agreed to use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Resolution and to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution and the completion of any of the transactions contemplated herein;

(iii) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(iv) for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated by the Plan of Arrangement;

(v) for the notice requirements regarding the presentation of the application to the Court for the Final Order;

(vi) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed in writing by the parties hereto without the need for additional approval of the Court and without the necessity of first convening the Company Shareholders Meeting or first obtaining any vote of the Company Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Company Board may determine is appropriate in the circumstances;

(vii) that the Company Shareholders Meeting may be held in-person;

(viii) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, unless required by applicable Law or by the Court;

(ix) confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive material and vote at the Company Shareholders Meeting in accordance with the Interim Order; and

(x) that each Company Shareholder and any other affected person shall have the right to appear before the Court at the hearing of the Court to approve the application of the Final Order so long as they provide a Response to Petition and any materials they intend to rely upon within the time period and in the manner stipulate in the Interim Order; and

(xi) for such other matters as the parties hereto may agree in writing are reasonably necessary to complete the Transactions.

(b) The Company Shareholders Meeting.

(i) Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information, the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (and in any event no later than 45 days after the filing of the Proxy/Registration Statement or such later date as may be required in order to provide the SPAC Stockholders with additional disclosure as required in connection with the SEC review of the Proxy/Registration Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Resolution and to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution and the completion of any of the transactions contemplated herein, including, if otherwise determined necessary or advisable by the Company or if so requested by SPAC, acting reasonably, using investment dealers and proxy solicitation services firms selected by the Company (acceptable to SPAC, acting reasonably), cooperating with any Persons engaged by SPAC to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution, instructing the management proxyholders named in the Company Information Circular to vote any discretionary or blank proxy submitted by the Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval.

(ii) The Company shall use commercially reasonable efforts to provide SPAC with (A) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Resolution, (B) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any purported exercise or withdrawal of Dissent Rights, and (C) the right to review and comment on all communications sent to the Company Shareholders and to participate in any discussions, negotiations or Actions with or including any such Company Shareholders, in each case, solely in connection with the Company Shareholders Meeting. The Company shall not (x) make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to Dissent Rights, or (y) waive any failure by any Company Shareholder to timely deliver a notice of exercise of Dissent Rights, in each case without the prior written consent of SPAC, which will not be unreasonably withheld, conditioned or delayed.

(c) The Company Information Circular.

(i) The Company shall as promptly as practicable prepare and complete, in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be delivered to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the time specified in Section 2.1(b)(i).

(ii) The Company shall ensure that the Company Information Circular (A) complies in all material respects with the Governing Documents of the Company, the Interim Order and applicable Law, (B) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (C) provides the Company Shareholders with sufficient information (explained in reasonably sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting, and (D) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(iii) Without limiting the generality of Section 2.1(c)(ii), the Company shall, subject to the terms of this Agreement, ensure that the Company Information Circular includes (A) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and fair to the Company Shareholders, and recommends that the Company Shareholders vote in favor of the Company Resolution and (B) a statement that each Key Company Shareholder has entered into a Shareholder Support Agreement pursuant to which such Key Company Shareholder has agreed to support and vote in favor of the Company Resolution and that the Company has agreed to use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Resolution and to solicit proxies in favor of the approval of the Company Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolution and the completion of any of the transactions contemplated herein such support is sufficient once acted upon at the Company Shareholders Meeting to achieve the Company Required Approval.

(iv) SPAC shall reasonably assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Company Information Circular must be in a form and content reasonably satisfactory to SPAC. The Company shall provide SPAC with a final copy of the Company Information Circular prior to its delivery to the Company Shareholders.

(v) Each party hereto shall promptly notify the other parties if it becomes aware that the Company Information Circular contains any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or otherwise requires an amendment or supplement. The parties hereto shall reasonably cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

(d) The Final Order. The Company shall take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Company Required Approval is obtained for the Company Resolution as provided for in the Interim Order, unless otherwise agreed by the Company and SPAC.

(e) Court Proceedings.

(i) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (A) diligently pursue (and SPAC shall reasonably cooperate with the Company in diligently pursuing), the Interim Order and the Final Order; (B) provide SPAC and its Representatives with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of SPAC and its Representatives, and all information relating to SPAC included in such materials must be in a form and content reasonably satisfactory to SPAC; (C) provide on a timely basis copies of any response to petition, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order; (D) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (E) not file any material with the Court that result in an increase or variation in the form of the Company Shareholder Transaction Consideration or other modification or amendment to such materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such materials or under this Agreement, the Arrangement, the Plan of Arrangement or the Shareholder Support Agreements; (F) subject to this Agreement, oppose any proposal from any Person that the Final Order contain any provision inconsistent with the Plan of Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation with, SPAC; and (G) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(ii) Subject to the terms of this Agreement, SPAC will reasonably cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any material information reasonably required or reasonably requested to be supplied by SPAC in connection therewith.

Section 2.2 Closing Transactions; Effect of Merger, Arrangement and Amalgamation. On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, the following transactions shall occur:

(a) Merger. At the Merger Effective Time, SPAC will be merged with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and in accordance with the DGCL and DLLCA. As a result of the Merger, the separate corporate existence of SPAC will cease and Merger Sub will continue as the Surviving Company. As a result of and following the Merger, the units of limited liability company membership interest of the Surviving Company will be directly and solely held by TopCo.

(b) Governing Documents of Surviving Company. At the Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(c) Officers of the Surviving Company. Merger Sub shall take necessary corporate action so that, immediately after the Merger Effective Time, the officers of the Surviving Company shall be the individuals identified by the Company prior to the Merger Effective Time, each to hold office in accordance with the applicable provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Company.

(d) Treatment of SPAC Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Common Stock, each issued and outstanding share of SPAC Common Stock (other than the shares of SPAC Common Stock that will be cancelled pursuant to Section 2.2(f) and after giving effect to the SPAC Share Redemption) shall be automatically converted into and exchanged for the right to receive one (1) TopCo Common Share (the “SPAC Per Share Merger Consideration”), following which each such share of SPAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each holder of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall thereafter cease to have any rights with respect to the shares of SPAC Common Stock, except as provided herein or by applicable Law; provided that (i) the 1,945,189 TopCo Common Shares comprising the Sponsor Earnout Shares to be received by Sponsor, and (ii) the 139,001 TopCo Common Shares comprising the Underwriter Earnout Shares to be received by SPAC’s three (3) initial public offering underwriters, and their designees, pursuant to this Section 2.2(d) shall be subject to the vesting provisions set forth in Section 2.7 hereof. TopCo shall use commercially reasonable efforts to cause the TopCo Common Shares issued pursuant to this Section 2.2(d) to be issued in book-entry form as of the Merger Effective Time. In accordance with Section 262(b) of the DGCL, no appraisal rights will be available to holders of SPAC Common Stock in connection with the Merger.

(e) Treatment of SPAC Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Warrants, each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time, shall be converted into and become a warrant to purchase TopCo Common Shares determined as if TopCo assumed such SPAC Warrant in accordance with its terms as in effect as of the date of this Agreement (each, as converted, a “TopCo Warrant”). As a result thereof, all rights with respect to shares of SPAC Common Stock underlying the SPAC Warrants that will be converted into TopCo Warrants shall thereupon be converted into rights with respect to TopCo Common Shares. Accordingly, from and after the Merger Effective Time: (i) each SPAC Warrant converted into a TopCo Warrant as a result of the Merger may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each such TopCo Warrant shall be the number of shares of SPAC Common Stock that were subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time; (iii) the per share exercise price for the TopCo Common Shares issuable upon exercise of each such TopCo Warrant shall be the per share exercise price of shares of SPAC Common Stock subject to such SPAC Warrant, as in effect immediately prior to the Merger Effective Time and (iv) any restriction on the exercise of any such SPAC Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant converted into a TopCo Warrant in accordance with this Section 2.2(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any share split, division or subdivision of shares, share dividend or distribution (including any dividend or distribution of securities convertible into TopCo Common Shares), reorganization, combination, exchange of shares, reverse share split, consolidation of shares, reclassification, recapitalization or other like change with respect to TopCo Common Shares subsequent to the Merger Effective Time.

(f) Cancellation of Certain Shares of SPAC Common Stock. All shares of SPAC Common Stock held in the treasury of SPAC immediately prior to the Merger Effective Time, if any, shall automatically be canceled, and no TopCo Common Shares or other consideration shall be delivered or deliverable in exchange therefor.

(g) Cancellation of Merger Sub Units and Issuance of Surviving Company Units. Each Merger Sub Unit that is outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, and in consideration for TopCo issuing a number of TopCo Common Shares to holders of SPAC Common Stock in the Merger, (i) such Merger Sub Unit shall be automatically converted into and exchanged for one (1) unit of limited liability company membership interest in the Surviving Company and (ii) the Surviving Company shall issue in favor of TopCo a promissory note in an amount equal to the fair market value of the one (1) issued and outstanding Merger Sub Unit held by TopCo immediately before the Merger.

(h) Arrangement Filings. Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the party or parties in whose favor the condition is, of each of the conditions set out in Article IX hereof (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, where not prohibited, waiver by the party or parties in whose favor the condition is, of those conditions as of the Closing Date), unless another time or date is agreed to in writing by the parties, any Arrangement Filings required to be filed prior to the Closing Date shall be filed by the Company with the Registrar not later than three (3) Business Days after receipt of the Final Order, provided, however, that no Arrangement Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby.

(i) Treatment of Company Convertible Debentures. In accordance with and subject to the provisions of the Plan of Arrangement and upon the terms and subject to the conditions set forth in the Company Convertible Debentures, prior to the Amalgamation, the Company shall take all lawful actions necessary (including obtaining any resolutions of the Company Board and amending the terms of the Company Convertible Debentures) so that, immediately prior to the Amalgamation, by virtue of the Arrangement and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of the securities described in this Section 2.2(i), the Company Convertible Debentures outstanding immediately prior to the Amalgamation shall be converted into that number of Company Shares as set forth in the Allocation Schedule.

(j) Amalgamation. In accordance with and subject to the provisions of the Plan of Arrangement, following the conversion of the Company Convertible Debentures as described in this Section 2.2, by virtue of the Arrangement and without any action on the part of SPAC, TopCo, or Merger Sub:

(i) Each Dissent Share, if any, issued and outstanding immediately prior to the Arrangement Effective Time shall be, and shall be deemed to be, transferred to the Company for cancellation, and the holder of such transferred Dissent Share will cease to be the holder of such Dissent Share or to have any rights as a holder in respect of such Dissent Share other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with the Plan of Arrangement.

(ii) Pursuant to the Amalgamation, each Company Share issued and outstanding immediately prior to the Arrangement Effective Time (other than any Dissent Shares, if any) shall be transferred, and shall be deemed to be transferred, to TopCo in exchange for the issuance by TopCo of TopCo Common Shares and Company Earnout Shares, in accordance with the Allocation Schedule and the Plan of Arrangement. Upon completion of the Amalgamation, AmalCo will be a direct, wholly-owned Subsidiary of TopCo.

(k) Treatment of Company Warrants. By virtue of the Amalgamation, each Company Warrant outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) shall be exchanged for a warrant exercisable to receive TopCo Common Shares (each, a “Rollover Warrant”). Accordingly, from and after the consummation of the Amalgamation: (i) each Rollover Warrant may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each Rollover Warrant shall be determined by multiplying the number of Company Shares that were subject to such Company Warrant immediately prior to the consummation of the Arrangement by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of TopCo Common Shares; (iii) the per share exercise price for TopCo Common Shares issuable upon exercise of each Rollover Warrant shall be expressed in U.S. Dollars and determined by dividing the per share exercise price of Company Shares subject to such Company Warrant, as in effect immediately prior to the consummation of the Amalgamation (converted into U.S. Dollars by using the USD / CAD Exchange Rate), by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant shall continue in full force and effect under the Rollover Warrant, and the terms and other provisions of such Company Warrant shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the TopCo Board (or the compensation committee of the TopCo Board) may determine in good faith are necessary to effectuate the administration of the Rollover Warrants.

(l) Treatment of Company RSUs. Immediately following the consummation of the Amalgamation, each Company RSU outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) will, in accordance with the terms of such Company RSU, be assumed by TopCo and adjusted into a restricted share unit to receive TopCo Common Shares (each, an “Adjusted RSU”). Accordingly, from and after the consummation of the Amalgamation: (i) each Adjusted RSU shall relate solely to TopCo Common Shares; (ii) the number of Adjusted RSUs shall be determined by multiplying the number of Company RSUs immediately prior to the consummation of the Arrangement by the Exchange Ratio, and rounding the resulting number of Adjusted RSUs down to the nearest whole number; and (iii) any restriction on any Company RSU shall continue in full force and effect under the Adjusted RSU, and the terms and other provisions of such Company RSU shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the TopCo Board (or the compensation committee of the TopCo Board) may determine in good faith are necessary to effectuate the administration of the Adjusted RSUs. Such adjustment shall occur in a manner intended to comply with the applicable requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act.

(m) Treatment of Company Options. By virtue of the Amalgamation, each Company Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested) shall be exchanged for a share option exercisable to receive TopCo Common Shares (each a “Rollover Option”). Accordingly, from and after the consummation of the Amalgamation: (i) each Rollover Option may be exercised solely for TopCo Common Shares; (ii) the number of TopCo Common Shares subject to each Rollover Option shall be determined by multiplying the number of Company Shares that were subject to such Company Option immediately prior to the consummation of the Arrangement by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of TopCo Common Shares; (iii) the per share exercise price for TopCo Common Shares issuable upon exercise of each Rollover Option shall be expressed in U.S. Dollars and determined by dividing the per share exercise price of Company Shares subject to such Company Option, as in effect immediately prior to the consummation of the Amalgamation (converted into U.S. Dollars by using the USD / CAD Exchange Rate), by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Option shall continue in full force and effect under the Rollover Option and the terms and other provisions of such Company Option shall otherwise remain unchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as the TopCo Board (or the compensation committee of the TopCo Board) may determine in good faith are necessary to effectuate the administration of the Rollover Options. Such exchange shall occur in a manner intended to comply with the applicable requirements of Section 409A of the Code and subsection 7(1.4) of the Tax Act; provided that in the case of any Rollover Option to which Section 422 of the Code applies, the exercise price per share and the number of TopCo Common Shares purchasable pursuant to such Rollover Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(n) Reservation for Rollover Warrants, Adjusted RSUs and Rollover Options. TopCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Rollover Warrants, Adjusted RSUs and Rollover Options remain outstanding, a sufficient number of TopCo Common Shares for delivery upon the settlement of such Adjusted RSUs and exercise of such Rollover Warrants and Rollover Options.

(o) Cancellation of TopCo Incorporator Share. In accordance with and subject to the provisions of the Plan of Arrangement, effective following the Amalgamation, TopCo will repurchase for nominal consideration and cancellation the single common share issued to the incorporator of TopCo on incorporation.

Section 2.3 Closing of the Transactions Contemplated by this Agreement.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware so that the Merger will become effective at the Merger Effective Time.

(b) Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the party or parties in whose favor the condition is, of each of the conditions set out in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), the consummation of the transactions contemplated by this Agreement (including the Arrangement) (the “Closing”) shall occur on the Closing Date. The Closing, other than the filing of the Arrangement Filings, shall take place remotely via electronic exchange of documents, or in such other manner or at such other location, as may be agreed upon between the Company and SPAC. At the Closing and on the Closing Date, the Company shall cause the Arrangement Filings to be filed in accordance with Section 2.2(h), so that the Arrangement will become effective at the Arrangement Effective Time.

Section 2.4 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to SPAC (and SPAC shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”) setting forth:

(i) the number of Company Shares subject to the Company Convertible Debentures held by the holder thereof and the conversion price thereof;

(ii) the number of Company Shares held by each Company Shareholder (including Company Shares issued pursuant to conversion of the Company Convertible Debentures), the number of Company Shares subject to each Company Option held by each holder thereof and the exercise price per share thereof, the number of Company Shares subject to each Company RSU held by each holder thereof, and the number of Company Shares subject to each Company Warrant held by each holder thereof and the exercise price per share thereof;

(iii) (A) the number of TopCo Common Shares that will be subject to each Rollover Warrant, Adjusted RSU and Rollover Option, which shall be determined in accordance with Section 2.2(k), Section 2.2(l), and Section 2.2(m), as applicable, and (B) with respect to each Rollover Warrant and Rollover Option, the exercise price thereof, which shall be determined in accordance with Section 2.2(k) and Section 2.2(m), as applicable;

(iv) the portion of the Company Shareholder Transaction Consideration allocated to each holder of Company Shares, determined by multiplying the number of Company Shares held by such Company Shareholder immediately prior to the Arrangement Effective Time by the Exchange Ratio;

(v) the number of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares allocated to each holder of Company Shares, in each case determined by multiplying the number of Company Shares held by such Company Shareholder immediately prior to the Arrangement Effective Time by the Company Earnout Ratio; and

(vi) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (i), (ii), (iii), (iv), and (v) is, and will be as of immediately prior to the Amalgamation or the Arrangement Effective Time, as applicable, true and correct in all respects and in accordance with the last sentence of this Section 2.4.

The Company will review any comments to the Allocation Schedule provided by SPAC or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by SPAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, in no event shall (A) the aggregate number of TopCo Common Shares set forth on the Allocation Schedule that are allocated in respect of the equity securities of the Company (assuming conversion of the Company Convertible Debentures) exceed the Company Shareholder Transaction Consideration and (B) the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Omnibus Plan or any other Contract to which the Company is a party or bound.

(b) SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Allocation Schedule. None of SPAC, the Exchange Agent and their respective Affiliates or Representatives shall have any liability to any Company Shareholder or any of its Affiliates for relying on the Allocation Schedule. Except with SPAC’s written consent, the Allocation Schedule may not be modified after delivery to SPAC except pursuant to a written instruction from the Company, with certification from an authorized Representative of the Company that such modification is true and correct. SPAC, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

Section 2.5 Exchange Agent.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Company shall appoint an exchange agent reasonably acceptable (such acceptance not to be unreasonably withheld, conditioned or delayed) to SPAC and the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the Company Shares (“Certificates”), and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Arrangement Effective Time, in either case, for the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares issuable in respect of such Company Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders.

(c) Prior to the Arrangement Effective Time, TopCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of (i) the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent and (ii) the Company Shareholders in accordance with Section 2.7, evidence of the Company Shareholder Transaction Consideration and Company Earnout Shares in book-entry form.

(d) At the Arrangement Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by SPAC, TopCo, the Company and the Exchange Agent) to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by SPAC, TopCo, the Company and the Exchange Agent), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal together with, as applicable, any Certificates (or affidavit of loss in lieu thereof in the form required by SPAC, the Company and the Exchange Agent) are delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least two (2) Business Days prior to the Closing Date, then SPAC, TopCo and the Company shall take all necessary actions to cause the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to be issued to the applicable Company Shareholder in book-entry form on the Closing Date in accordance with the Allocation Schedule, or (ii) less than two (2) Business Days prior to the Closing Date, then SPAC, TopCo and the Company shall take all necessary actions to cause the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to be issued to the Company Shareholder in book-entry form in accordance with the Allocation Schedule within two (2) Business Days after such delivery.

(f) If any portion of the Company Shareholder Transaction Consideration or Company Earnout Shares is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Company Shareholder Transaction Consideration and Company Earnout Shares that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Company Shareholder Transaction Consideration or Company Earnout Shares (or any portion thereof). From and after the Arrangement Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5(g), each Company Share shall solely represent the right to receive a portion of the Company Shareholder Transaction Consideration and Company Earnout Shares to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

(h) Any portion of the aggregate Company Shareholder Transaction Consideration and Company Earnout Shares that remains unclaimed by the Company Shareholders two (2) years following the Closing Date shall be delivered to TopCo or as otherwise instructed thereby, and any right or claim to payment under the Plan of Arrangement that remains outstanding two (2) years following the Closing Date shall cease to represent a right or claim of any kind or nature and the right of the Company Shareholders to receive the applicable portion of the aggregate Company Shareholder Transaction Consideration and Company Earnout Shares in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to TopCo, for no consideration.

Section 2.6 Withholding.

(a) Each of the parties hereto, the Exchange Agent and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Transactions such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Agreement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b) Without limiting the foregoing, each Withholding Agent, as applicable, is hereby authorized to sell, on the open market and with customary commercial terms, to a Person that is not SPAC or any of its Affiliates, on behalf of and for the benefit of such Person and in accordance with Section 2.6(c) below, such portion of the Company Shareholder Transaction Consideration as is necessary to provide sufficient funds to the Withholding Agent to enable it to comply with such deduction and withholding requirement and the Withholding Agent shall use commercially reasonable efforts to notify such Person thereof and shall remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that it is not required to be so remitted shall be paid to such Person.

(c) To the extent any Withholding Agent sells any portion of the Company Shareholder Transaction Consideration as contemplated under Section 2.6(b) above, (i) the Withholding Agent shall be acting on behalf of and for the benefit of the Person in respect of which the relevant deduction or withholding is made, solely as an agent of such Person, for administrative convenience, (ii) such Person shall be treated as the seller, and prior to the sale, the beneficial owner of such of Company Shareholder Transaction Consideration for all Tax purposes, including Tax reporting, and (iii) such Person shall be responsible for, and hold the Withholding Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Person’s Company Shareholder Transaction Consideration. Any costs or expenses incurred by the relevant Withholding Agent in connection with such sale shall be borne by, and deducted from the payment of any net proceeds of such sale to, the applicable Person.

Section 2.7 Earnout Shares.

(a) At the Arrangement Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Earnout Shares to which he, she or it is entitled in accordance with the Allocation Schedule, Section 2.5 and this Section 2.7.

(b) From and after the Closing, the Company Earnout Shares shall convert to TopCo Common Shares or be cancelled and a number of (i) Sponsor Earnout Shares shall vest or be cancelled and (ii) Underwriter Earnout Shares shall vest or be cancelled, as applicable, as follows:

(i) if at any time during the Earnout Period, (A) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $12.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions) or (B) there occurs any transaction resulting in a Change of Control of TopCo (any such event, a “First Tranche Earnout Target”), then, upon the earlier First Tranche Earnout Target to occur, (x) all of the TopCo Class B Earnout Shares shall automatically be converted into TopCo Common Shares, (y) an aggregate of 972,594 Sponsor Earnout Shares (the “Sponsor First Tranche Earnout Shares”) shall vest and (z) an aggregate of 69,500 Underwriter Earnout Shares (the “Underwriter First Tranche Earnout Shares”) shall vest; provided that the TopCo Class B Earnout Shares shall convert into TopCo Common Shares, and the Sponsor First Tranche Earnout Shares shall vest and the Underwriter First Tranche Earnout Shares shall vest, in each case, only once upon the earlier occurrence of one of the First Tranche Earnout Targets and, thereafter, no additional TopCo Class B Earnout Shares shall convert into TopCo Common Shares and no additional Sponsor Earnout Shares or Underwriter Earnout Shares shall vest under this Section 2.7(b)(i).

(ii) if at any time during the Earnout Period, (A) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions) or (B) there occurs any transaction resulting in a Change of Control of TopCo (any such event, a “Second Tranche Earnout Target”), then, upon the earlier Second Tranche Earnout Target to occur, (x) all of the TopCo Class C Earnout Shares shall automatically be converted into TopCo Common Shares (y) 972,595 Sponsor Earnout Shares (the “Sponsor Second Tranche Earnout Shares”) shall vest and (z) 69,501 Underwriter Earnout Shares (the “Underwriter Second Tranche Earnout Shares”) shall vest; provided that the TopCo Class C Earnout Shares shall convert into TopCo Common Shares, and the Sponsor Second Tranche Earnout Shares shall vest and the Underwriter Second Tranche Earnout Shares shall vest, in each case, only once upon the earlier occurrence of one of the Second Tranche Earnout Targets and, thereafter no additional TopCo Class C Earnout Shares shall convert into TopCo Common Shares and no additional Sponsor Earnout Shares or Underwriter Earnout Shares shall vest under this Section 2.7(b)(ii).

(iii) if (A) no transaction resulting in a Change of Control of TopCo has occurred and (B) any Company Earnout Share has not been converted into TopCo Common Shares or any Sponsor Earnout Share or Underwriter Earnout Share remains unvested, as applicable, on the last date of the Earnout Period, then each such Earnout Share shall automatically be cancelled or redeemed, without any action or consent on the part of the holders of Company Earnout Shares or Sponsor, and without any consideration paid to any holder of Company Earnout Shares or Sponsor, except in the case of TopCo Class B Earnout Shares and TopCo Class C Earnout Shares, which shall be redeemed at a price of US$0.00000000001 per TopCo Class B Earnout Share or TopCo Class C Earnout Share.

(c) TopCo shall take such actions as are reasonably requested by any holder of Company Earnout Shares or Sponsor, as applicable, to evidence the issuances to or ownership by him, her or it of TopCo Common Shares pursuant to this Section 2.7, including through the provision of an updated securities registry showing such issuances (as certified by an officer of TopCo responsible for maintaining such registry or the applicable registrar or transfer agent of TopCo).

(d) In the event TopCo shall at any time during the Earnout Period effect a subdivision or consolidation of the outstanding TopCo Common Shares into a greater or lesser number of TopCo Common Shares, then (i) any Company Earnout Shares that have not converted into TopCo Common Shares and any Sponsor Earnout Shares or Underwriter Earnout Shares that have not vested shall be subdivided or consolidated in the same manner and (ii) the dollar values set forth in Section 2.7(b)(i) and Section 2.7(b)(ii) above shall be adjusted accordingly to provide to the Company Shareholders and Sponsor the same economic effect as contemplated by this Agreement prior to such corporate event.

(e) During the Earnout Period, TopCo shall take all reasonable efforts for TopCo to remain listed as a public company on, and for the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares issuable in accordance with this Section 2.7) to be tradable over, the NYSE or Nasdaq, as applicable; provided, however, the foregoing shall not limit TopCo from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control during the Earnout Period, other than as set forth in Section 2.7(b)(iii) above, TopCo shall have no further obligations pursuant to this Section 2.7(e).

(f) Maximum Earnout Shares. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, (i) the aggregate number of TopCo Common Shares issuable pursuant to this Section 2.7 on conversion of Company Earnout Shares that are issued in exchange for Company Shares at the Arrangement Effective Time shall not exceed 3,000,000 TopCo Common Shares, (ii) the aggregate number of the Sponsor Earnout Shares vested following the Closing pursuant to this Section 2.7 shall not exceed 1,945,189 TopCo Common Shares, and (iii) the aggregate number of the Underwriter Earnout Shares vested following the Closing pursuant to this Section 2.7 shall not exceed 139,001 TopCo Common Shares; in each case, as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions.

Section 2.8 No Fractional TopCo Common Shares. Notwithstanding any other provision of this Agreement, no fractional TopCo Common Shares will be issued in connection with the transactions contemplated hereby, and the number of TopCo Common Shares each holder of SPAC Common Stock or Company Shares, as applicable, is entitled to receive pursuant to this Article II will be rounded down (after aggregating all fractional shares of such TopCo Common Shares that otherwise would be received by such Person pursuant to this Article II) to the nearest whole share.

Section 2.9 Compliance with Antitrust Laws. Notwithstanding any other provision of this Agreement, no TopCo Common Shares issuable on conversion of Company Earnout Shares pursuant to Section 2.7, if any, shall be released to any holder of Company Earnout Shares who is required to file notification pursuant to any Antitrust Law until any applicable waiting period pursuant to any Antitrust Law has expired or been terminated or waived (provided that any such Company Shareholder has notified TopCo of such required filing pursuant to any Antitrust Law in connection therewith following reasonable advance notice from TopCo of the reasonably anticipated conversion of Company Earnout Shares).

(a) To the extent required under any Antitrust Laws, including the HSR Act, each party agrees to promptly (and in connection with any required filings under the HSR Act, no later than thirty (30) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party hereto shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall, to the extent permitted by Law, keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c) Except as required by Law, no party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

(d) Notwithstanding anything to the contrary contained herein, no party hereto shall be required to take any action with respect to itself of any or its Affiliates, any of its clients, funds or any portfolio company or investment of such party, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of such party or its Affiliates.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in (i) the Company SEDAR Filings (excluding any disclosures set forth in the “risk factors” section or in any other section to the extent it is reasonably apparent on its face to be forward-looking statements or cautionary or predictive in nature) or (ii) the Disclosure Schedules delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 11.9):

Section 3.1 Organization, Good Standing, Corporate Power and Qualification.

(a) The Group Companies (i) are duly incorporated and validly existing under the laws of the Province of British Columbia, (ii) has all requisite corporate power and authority and is duly qualified, (C) holds all necessary permits, licenses and authorizations necessary or required to carry on its business as now conducted and proposed to be conducted to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up.

(b) All information which has been prepared by the Group Companies relating to the Company and its business, properties and liabilities and made available to SPAC was, as of the date of such information and is as of the date hereof, true and correct in all material respects, taken as a whole, and no fact or facts have been omitted therefrom which would make such information misleading;

(c) The Company has not withheld and will not withhold from SPAC prior to the Closing Date, any material fact relating to the Group Companies or the Transactions.

(d) The Governing Documents of either of the Group Companies for the period from incorporation to the date hereof made available to SPAC contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders and the directors (or any committee thereof) thereof and there have been no other meetings, resolutions or proceedings of the shareholders or directors of either of the Group Companies, as applicable, to the date hereof not reflected in such corporate records.

Section 3.2 Subsidiaries; Capitalization.

(a) None of the Group Companies is party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company.

(b) The Company is authorized to issue an unlimited number of Company Shares, of which, as at the date hereof (prior to the Closing of the Transactions), 174,948,813 Company Shares are issued and outstanding as fully paid and non-assessable shares of the Company.

(c) As at the date of this Agreement, other than Psilo and the Company’s interest in Magdalena Biosciences, Inc., the Company has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other person and the Company does not have any agreements to acquire or lease any material assets or properties or any other business operations. The Company owns all of the issued and outstanding shares of Psilo, free and clear of all encumbrances, claims or demands whatsoever and no person has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from either of the Group Companies of any interest in any of the shares in the capital of Psilo. All outstanding shares in the capital of, or other equity interests, as applicable, in Psilo have been duly authorized and are validly issued, fully paid and non-assessable.

(d) Since incorporation, none of the Group Companies has, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(e) All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws in all material respects, are fully paid and nonassessable, and have not been issued in violation of (i) the Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company’s Governing Documents.

(f) As of the date of this Agreement, the Company has reserved (i) 14,587,999 Company Shares for issuance upon exercise of Company Options, (ii) 6,509,843 Company Shares for issuance upon vesting of Company RSUs; (iii) 19,949,333 Company Shares for issuance upon exercise of the Company Certificated Warrants (iv) 741,160 Company Shares for issuance upon exercise of Company Finders Warrants and (v) 8,333,333 Company Shares for issuance upon conversion of the Company Convertible Debentures.

(g) Other than the Company Required Approval, there is no consent required of the holders of any class or series of Company Shares or other Company Shareholders in connection with the approval of the Transactions.

(h) Except as set forth in Section 3.2(h) of the Company Disclosure Schedules and for (i) the Company Options to purchase Company Shares, (ii) the Company RSUs representing a right to receive Company Shares, (iii) the Company Warrants representing a right to purchase Company Shares, (iv) the Company Convertible Debentures representing a right to convert to Company Shares, and (v) the shares or other equity securities owned by the Company in its Subsidiaries, there are no equity or equity-based interests, options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any of its Subsidiaries of any Company Shares or other equity securities of the Company or any of its Subsidiaries. There are no (A) voting trust agreements between the Company and any Company Shareholder, (B) management rights or side letters between the Company and any Company Shareholder or (C) rights under any letter or agreement between any Company Shareholder and the Company providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the Company Shareholders. Except as set forth in Section 3.2(h) of the Company Disclosure Schedules and the Company’s Governing Documents, no Group Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security of any Group Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any current or former officer, employee, director, individual independent contractor or individual consultant of a Group Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters and employment agreements entered into in the Ordinary Course, copies of which have been made available to SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of a Group Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Group Company’s equityholders may vote. No Group Company has adopted any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.

(i) Section 3.2(i) of the Company Disclosure Schedules sets forth the Company Option and Company RSU ledger dated as of the date of this Agreement, which reflects all of the outstanding Company Options and Company RSUs and lists, to the extent applicable: (i) the name of each holder, (ii) the grant date, (iii) the applicable exercise prices, (iv) whether such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, (v) the expiration date, (vi) vesting schedules therefor as of such date, and (vii) whether such vesting accelerates in connection with the Transactions.

Section 3.3 Due Authorization.

(a) The Company has all requisite corporate power, authority and capacity to enter into each of this Agreement and each Ancillary Agreement to which it is or will be a party, and to perform the transactions contemplated herein and therein.

(b) On the Closing Date, the Agreement and any Ancillary Agreement shall have been duly authorized and executed and delivered by the Company and upon such execution and delivery each shall constitute a valid and binding obligation of the Company and each shall be enforceable against the Company in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and (ii) as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law ((i) and (ii), collectively, the “Enforceability Exceptions”).

Section 3.4 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for each of the years ended December 31, 2021 and December 31, 2022 (collectively, the “Audited Financial Statements”), and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company as of March 31, 2023, and the related unaudited consolidated statements of income and cash flows of the Company for the three (3)-month period then ended. Such unaudited financial statements were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. As promptly as practicable after the date hereof, the Company shall make available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company as of June 30, 2023, and the related unaudited consolidated statements of income and cash flows of the Company for the six (6)-month period then ended. Such unaudited financial statements shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The March 31, 2023 balance sheet as of the date of this Agreement and the June 30, 2023 balance sheet as of the Closing Date, as context may require, are each referred to herein as the “2023 Balance Sheet”.

(c) Except as and to the extent set forth on the Audited Financial Statements, the 2023 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for:

(i) liabilities that were incurred in the Ordinary Course or in connection with the Transactions since the date of the 2023 Balance Sheet, which are not, individually or in the aggregate, material to the Group Companies taken as a whole,

(ii) obligations for future performance under any contract to which the Company is a party or (iii) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company.

Section 3.5 Contracts.

(a) Section 3.5(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of Contracts and agreements (other than Company Benefit Plans) to which any Group Company is a party, or to the Company’s knowledge, by which any Group Company is bound or to which any Group Company or any of their respective assets or properties are subject that are in effect as of the date of this Agreement (each Contract required to be set forth in Section 3.5(a) of the Company Disclosure Schedules, together with all amendments, waivers or other changes thereto, a “Material Contract”):

(i) obligations of, or payments to, any of the Group Companies of $1,000,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $1,000,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold, license or other occupancy interest (“Real Property Lease”);

(iv) any Contract (A) pursuant to which the Group Companies grant any right or license under any Owned Intellectual Property to any Person (excluding non-exclusive licenses granted to customers and service providers of the Group Companies in the Ordinary Course); (B) pursuant to which the Group Companies obtain the right to use any IT Systems or other Intellectual Property owned by another Person that is material to the business of the Group Companies (excluding nonexclusive licenses or other rights granted to any Group Company for standard, generally commercially available IT Systems or other software, products or applications that are non-customized and licensed for a payment of less than $25,000 per annum in the aggregate); (C) that constitutes a concurrent-use agreement, settlement agreement or co-existence agreement with respect to any Owned Intellectual Property; or (D) pursuant to which any Group Company grants any exclusive license of any Intellectual Property to any Person;

(v) Grant of rights to Develop, license, or sell any Company Products;

(vi) Contracts with any Governmental Authority;

(vii) Contracts which (A) remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area, or to Develop, license or sell any Company Products, or to compete with any Person; or (B) involve the Development of any material Owned Intellectual Property by any third-party on behalf of any Group Company; or (C) involve any Development of any material Intellectual Property by any Group Company with any third-party or the contribution of any material Intellectual Property by any Group Company to any third-party;

(viii) Contracts with an employee or individual independent contractor of any Group Company that provides for annual base compensation in excess of $200,000;

(ix) Contracts between (A) on the one hand, any of the Group Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates, but excluding Contracts for compensation as an employee, director, or individual independent contractor; and

(x) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC.

(c) Except (i) as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) for any Material Contract that is terminated or expires following the date of this Agreement in accordance with its terms or (iii) as set forth on Section 3.5(c) of the Company Disclosure Schedules, (A) to the knowledge of the Company, all Contracts to which any of the Group Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by the Enforceability Exceptions, and (B) no Group Company has received written notice, or to the knowledge of the Company, oral notice of the intention of any party to any Material Contract to terminate such Material Contract, exercise any option not to renew thereunder, or amend the terms thereof other than modifications in the Ordinary Course that do not materially impair the rights of any Group Company thereunder. None of the Group Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default, in any material respect, under any Material Contract.

Section 3.6 Intellectual Property; Information Technology.

(a) Section 3.6(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each of the following included in the Owned Intellectual Property: (i) applications and registrations for Patents, (ii) applications and registrations for Trademarks, (iii) applications and registrations for Copyrights, and (iv) domain names and social media accounts and handles (the items set forth, or required to be set forth, under (i) through (iv), collectively, the “Registered IP”). For each item of Registered IP, Section 3.6(a) of the Company Disclosure Schedules specifies, as applicable, the filing, serial or registration or application number, title, jurisdiction, date of filing or issuance, status, and current owner(s).

(b) Each item of Owned Intellectual Property is subsisting and, except with respect to pending items included in the Registered IP, valid and enforceable. All application, filing, registration, maintenance, annuity, renewal and other fees required with respect to any Registered IP have been paid and all documents, disclosures, recordations and certificates required to be filed in connection with any Registered IP have been filed with the relevant Governmental Authority or registrar, as applicable, for the purposes of prosecuting, maintaining and perfecting the Registered IP. The consummation of the transactions contemplated by this Agreement will not (i) impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Licensed Intellectual Property or under which it grants any person rights to use any Owned Intellectual Property, (ii) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such licenses or other agreements, or (iii) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to any use or exploitation of any Company Intellectual Property.

(c) All or each of the Group Companies (i) solely and exclusively own all right, title, and interest in and to all Owned Intellectual Property, and (ii) have and have had valid and enforceable licenses for, or other rights to use, all Licensed Intellectual Property. No third parties have rights to any Company Intellectual Property; there is no pending or, to the best of the Company’s knowledge, threatened Action by others challenging the validity. enforceability, registrability or scope of any Company Intellectual Property or rights of either of the Group Companies in or to any Company Intellectual Property, the Company has no knowledge of any facts which form a reasonable basis for any such claim, and to the best of Company’s knowledge, there has been no finding of unenforceability or invalidity of the Company Intellectual Property; to the best of Company’s knowledge, there is no patent or published patent application that contains claims that interfere with the issued or pending claims of any of the Company Intellectual Property; and to the best of Company’s knowledge, there is no prior art that renders any patent application owned by all or any of the Group Companies unpatentable that has not been disclosed to the US Patent and Trademark Office or any similar office in Canada or any other jurisdiction.

(d) All or each of the Group Companies are the legal and beneficial owners of, have good and marketable title to, and own all right, title and interest in and to all of their Owned Intellectual Property free and clear of all Liens, except for Permitted Liens, and the Company has no knowledge of any claim of adverse ownership in respect thereof; no consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Company Intellectual Property, and none of the Owned Intellectual Property of all or any of the Group Companies comprise an improvement or any third party Intellectual Property or would give any person any rights to any such Owned Intellectual Property, including, without limitation, rights to license any such Owned Intellectual Property.

(e) None of the Group Companies has received any notice or claim (whether written, oral or otherwise) challenging the ownership or right to use of any of the Owned Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor is there a reasonable basis for any claim that any person other than any of the Group Companies have any claim of legal or beneficial ownership or other claim or interest in any of the Owned Intellectual Property.

(f) All applications for registration of any Company Intellectual Property have been properly filed and have been pursued by all or each of the Group Companies in the Ordinary Course, and neither Company nor any Subsidiary has received any notice (whether written, oral or otherwise) indicating that any application for registration of the Company Intellectual Property has been finally rejected or denied by the applicable reviewing authority except for any rejection or denial that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) To the Company’s knowledge, the conduct of the business of each of the Group Companies (including, without limitation, the sale of the Company Products, or the use or other exploitation of the Intellectual Property by the Group Companies or any customers, distributors or other licensees thereof) has not infringed, violated, misappropriated or otherwise conflicted with any Intellectual Property right of any person; there is no pending or threatened Action by others that any Group Company infringes or otherwise violates (or would, upon commercialization of Company Products, infringe, misappropriate or otherwise violate ) any Intellectual Property of others, and Company has no knowledge of any facts which form a reasonable basis for any such claim.

(h) None of the Group Companies is a party to any Action, nor, to the best of Company’s knowledge, is or has any Action been threatened that alleges that any current or proposed conduct of their respective businesses (including, without limitation, the sale of the Company Products, or use or other exploitation of any Intellectual Property by the Group Companies or any customers, distributors or other licensees) has infringed, violated or misappropriated or otherwise conflicted, or will infringe, violate or misappropriate or otherwise conflict, with any Intellectual Property right of any person. The Group Companies have not received any written communications, alleging any of the foregoing (including any invitations to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Product or the conduct of the business).

(i) To the Company’s knowledge, no person has infringed or misappropriated, or is infringing or misappropriating, any rights of either of the Group Companies in or to the Company Intellectual Property.

(j) The Group Companies, as applicable, have entered into valid and enforceable written agreements pursuant to which either of the Group Companies, as applicable, have been granted all licenses and permissions to use, reproduce, sub-license, sell, modify, update, enhance or otherwise exploit the Licensed Intellectual Property to the extent required to operate any aspects of the business of the Group Companies currently conducted (including, if required, the right to incorporate such Licensed Intellectual Property into the Company Intellectual Property). All license agreements in respect to Licensed Intellectual Property are in full force and effect and none of the Group Companies, or to the best of Company’s knowledge, any other person, is in default of its obligations thereunder.

(k) The Group Companies have taken and take reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its Confidential Information. No Group Company has disclosed any trade secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information. To the extent that any of the Company Intellectual Property is licensed or disclosed to any person or any person has access to such Company Intellectual Property (including but not limited to any employee, officer, shareholder, consultant, systems-integrator, distributor, Contract counterparty, or other customer of either of the Group Companies), either of the Group Companies, as applicable, have entered into a valid and enforceable written agreement which contains terms and conditions prohibiting the unauthorized use, reproduction, disclosure or transfer of such Company Intellectual Property by such person. Other than such agreements that have expired in accordance with their respective terms, all such agreements are in full force and effect and none of the Company, any Subsidiary, to the best of Company’s knowledge, any other person, is in default of its obligations thereunder except for any default which is immaterial.

(l) All persons who have contributed, created, conceived, or otherwise developed any Owned Intellectual Property have executed valid, written agreements with a Group Company, substantially in the form made available to SPAC prior to the date hereof in the data rooms and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Group Companies and agreed to assign to the Company or other Group Companies all of their right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Group Companies. There are no outstanding Actions, and, to the Company’s knowledge, no circumstances that exist that are likely to give rise to any Action, for any compensation or other payments to such person in relation to any Owned Intellectual Property that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Group Companies has misappropriated any material trade secrets of the Group Companies in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Group Companies is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or Contract to the extent relating to the protection, ownership, development, use or transfer of Company Intellectual Property. To Company’s knowledge, all moral rights as defined under the Copyright Act (Canada) or any other applicable legislation or by operation of law in any applicable jurisdiction have been waived in writing in favour of any of the Group Companies and their successors or assignees with respect to the copyrightable works that are owned by either of the Group Companies, except as would not, individually or in the aggregate, be material to the Group Companies.

(m) The Group Companies lawfully own, lease, or license (i) operating systems, databases, software, cloud accounts, third party services, operating systems, data, databases, files, documentation and other materials related thereto, that are used in or necessary for the conduct of the business of the Group Companies as currently conducted, as well as applications developed by, or on behalf of, or owned by, either of the Group Companies, used in connection with the business of either of the Group Companies (the “Information Systems”) and (ii) all products, programs, content, name and likeness, rights, audio and/or audio-visual material, applications and/or services currently or previously licensed, sold, distributed and/or otherwise made commercially available by either of the Group Companies in connection with the business, and all agreements related thereto (the “Works”). Section 3.6(m) of the Company Disclosure Schedules sets forth an accurate and complete list of (A) each license, agreement or other permission which either of the Group Companies has granted to any third party with respect to any Owned Intellectual Property used in connection with the business of the Group Companies (but without being required to list nonexclusive licenses to end-users entered into in the Ordinary Course), (B) each license, agreement or other permission which either of the Group Companies has been granted by a third party with respect to any Licensed Intellectual Property, including Works, used in connection with the business of the Group Companies, and (C) each item of Information Systems that any third party owns and that either of the Group Companies uses in connection with the business of the Group Companies pursuant to license, sublicense, agreement or permission; and (D) any forms of end-user license agreements entered into in the Ordinary Course granting a third party a right to use any Owned Intellectual Property.

(n) The Information Systems are sufficient in all material respects for the needs of the business of the Group Companies as currently conducted and have not suffered any material substandard performance, breakdown or failure that has not been remediated in all material respects. To the knowledge of the Company, all Information Systems are free from any material defects or vulnerabilities and do not contain any Malicious Code. Each Group Company has implemented and currently implements industry standard measures designed to prevent the introduction of Malicious Code into Information Systems, including firewall protections and regular virus scans. The Group Companies have implemented, maintain, and regularly test (at least annually) commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, and procedures. The Group Companies have not materially breached of any of their contracts relating to Information Systems.

(o) Except as set forth in Section 3.6(o) of the Company Disclosure Schedules, (i) no Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property or other resources of, a Governmental Sponsor; (ii) no person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any Owned Intellectual Property was employed by, under contract to, or performed services for any Governmental Sponsor during a period of time during which such person was also performing services for the a Group Company related to the Development of such Owned Intellectual Property; and (iii) no Governmental Sponsor has any claim or right in or to any Owned Intellectual Property. To the extent the use of Company Intellectual Property is restricted in any way under a Government Contract, each Group Company have complied, and has included in each of its Contracts with its subcontractors, as applicable, a requirement to comply, in all material respects with such restrictions under such Government Contract.

(p) None of the Group Companies has granted any options, licenses or agreements or any kind relating to the Owned Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to end-user in the Ordinary Course. None of the Group Companies has granted any current or contingent right, license or interest in or to the source code of the Information Systems or operable components of the Works, or has provided or disclosed any source code of the Information Systems (the “Company Software”) to any person or entity.

(q) None of the Group Companies has embedded, linked to or otherwise incorporated any Open Source Software in any of its Information Systems generally available or in development or otherwise used Open Source Software in a manner that obligates the Company or any Subsidiary to disclose, make available, offer or deliver the source code of any Company Software other than such Open Source Software. Each of the Group Companies is in compliance and has complied in all material respects with the conditions of any applicable Open Source Software licenses with regard to the Open Source Software, including but not limited to, any requirements for the preservation of the text of the original license, for the preservation of the copyright notices, for the implementation of specific protection mechanisms, and where applicable, for making available the corresponding source code and Open Source Software license in accordance with the applicable license.

(r) Each of the Group Companies complies and has complied in all material respects with (i) all applicable Privacy Obligations. The Group Companies have each established and implemented reasonable and sufficient organizational, physical, administrative and technical measures to protect Personal Information and other Business Data. In the past three (3) years, no Group Company has (i) experienced any incident in which any Personal Information or other Business Data held by or on behalf of any Group Company in connection with the operation of their business were subject to any actual or suspected unauthorized or illegal access or use; (ii) notified, or has been required or obligated to notify, any person with respect to a breach of privacy or security, or unauthorized misappropriation, access or use of, any Personal Information or other Business Data and (iii) been subject to or received written notice of any investigation or proceeding or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information or other Business Data, or the violation of any applicable Privacy Obligations, and, to the Company’s knowledge, there is no reasonable basis for the same. No Group Company is a party to any order or settlement agreement with any Governmental Authority regarding data protection, privacy, the collection, use, disclosure, sale or licensing of Personal Information or Privacy Obligations.

(s) Each of the Group Companies has all rights to use the Business Data, in whole or in part, in the manner in which the Group Companies receive and use such Business Data prior to the Closing Date. The Group Companies are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Company from receiving or using Personal Information or other Business Data, in the manner in which the Group Companies receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Privacy Obligations.

Section 3.7 Property. Each of the Group Companies the absolute legal and beneficial owner of, and has good and marketable title to, all of the material properties and assets thereof, and no other property or assets are necessary for the conduct of the business of the Company as currently conducted. Any and all of the agreements and other documents and instruments pursuant to which the Company holds the property and assets thereof are valid and subsisting agreements, documents and instruments in full force and effect, enforceable in accordance with the terms thereof, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and all material leases, licenses and other agreements pursuant to which the Company derives the interests thereof in such property are in good standing. The Company does not know of any claim or the basis for any claim that might or could materially and adversely affect the right of the Company to use, transfer or otherwise exploit their respective assets, none of the properties (or any interest in, or right to earn an interest in, any property) of the Company is subject to any right of first refusal or purchase or acquisition right, and the Company does not have responsibility or obligation to pay any commission, royalty, license fee or similar payment to any person with respect to its property and assets.

(a) Each of the Group Companies is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in its property free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interests of any kind or nature and none of the Group Companies has any knowledge of any claim of adverse ownership in respect thereof which could reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Group Companies has received any notice or claim (whether written, oral or otherwise) challenging its ownership or right to use of any of its property or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor is there a reasonable basis for any claim that any person other than either of the Group Companies has any claim of legal or beneficial ownership or other claim or interest in any property.

(c) Any and all of the agreements and other documents and instruments pursuant to which the Group Companies hold the property and assets thereof (including any interest in, or right to earn an interest in, any Intellectual Property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, the Company is not in default of any of the provisions of any such agreements, documents or instruments nor has any such default been alleged and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licenses and other agreements pursuant to which the Company derives the interests thereof in such property and assets are in good standing and there has been no default under any such lease, license or agreement. None of the properties (or any interest in, or right to earn an interest in, any property) of the Company is subject to any right of first refusal or purchase or acquisition right.

Section 3.8 Real Property.

(a) Except as disclosed on Section 3.8(a) of the Company Disclosure Schedules, none of the Group Companies own, and none of the Group Companies has ever owned, any real property.

(b) Section 3.8(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Real Property Leases to which any Group Company is a party, together with all amendments, modifications, supplements, extensions, renewals, guaranties, non-disturbance agreements and other similar agreements with respect thereto (collectively, the “Supplemental Lease Documents”). The Company has made available to SPAC a true, correct and complete copy of each Real Property Lease and all Supplemental Lease Documents.

(c) To the knowledge of the Company:

(i) either the Company or Psilo has a valid and enforceable leasehold interest in the Leased Real Property, free and clear of Liens other than Permitted Liens;

(ii) no Group Company is in default under the Real Property Leases;

(iii) there is no default by any lessor under the Real Property Leases;

(iv) neither the Company nor any Subsidiary has received written notice from any landlord of any ongoing material dispute involving any terms of its lease of any Leased Real Property;

(v) there is no fact or condition which may lead to a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(vi) the consummation of the Transaction contemplated by this Agreement does not require the consent of any party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(vii) except as disclosed on Section 3.8(c)(vii) of the Company Disclosure Schedules, no Group Company has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(viii) no Group Company has failed, nor will fail, to exercise any right of renewal with respect to any Real Property Lease except in the Ordinary Course, consistent with past practice. There are no disputes or forbearance programs in effect as to any such Real Property Lease;

(ix) no written notice has been received by any Group Company from any landlord indicating an intention to terminate any lease of any Leased Real Property prior to the date of the expiration of such lease;

(x) each Group Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease;

(xi) any lease or other tenancy entered into by the Company or by any Subsidiary with respect to any Leased Real Property complies with and does not violate applicable subdivision legislation;

(xii) each Group Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease free and clear of all Liens, except for Permitted Liens, and with a right to peaceful and quiet possession and quiet enjoyment, is in full force and effect and constitutes a valid and binding obligation of the applicable Group Company that is the lessee thereunder, enforceable against such Group Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as limited by the Enforceability Exceptions; and

(xiii) there are no disputes or forbearance programs in effect as to any Real Property Lease.

(d) All material buildings, structures, improvements, fixtures, building systems and equipment included in the Owned Real Property and Leased Real Property are in reasonable operating condition and repair in all material respects, and are sufficient for the conduct of the business of the Group Companies as is currently conducted and in the Ordinary Course.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Property. To the knowledge of the Company, no notice of such a proposed condemnation has been received by any Group Company.

(f) All interests in Real Property held by the Company or any Group Company are registered against the appropriate titles to the subject lands;

(g) Each of the Owned Real Property and Leased Real Property are supplied with utilities and other services reasonably necessary for the operation of the business of the Group Companies as currently conducted at such Owned Real Property and Leased Real Property, and no fact or condition exists that would result in the termination or impairment of the furnishing of service to any of the Owned Real Property and Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. The Owned Real Property and Leased Real Property and all improvements thereon, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use.

(h) The Owned Real Property and the Leased Real Property and the improvements thereon are sufficient for the conduct of the business of the Group Companies as is currently conducted and in the Ordinary Course, and no business activities of any Group Company take place on lands other than those included in the Owned Real Property and the Leased Real Property.

(i) With respect to the Owned Real Property:

(i) either the Company or a Group Company is the registered owner of bare legal title of an estate in fee simple to all Owned Real Property, free and clear of Liens, other than Permitted Liens; and

(ii) either the Company or a Group Company does not hold any Owned Real Property in trust for any other party nor as agent for any other party.

(j) With respect to the Other Real Property Interests:

(i) one of the Group Companies is the registered holder of a legal interest in all Other Real Property Interests, free and clear of Liens, other than Permitted Liens, except where the failure to register such Other Real Property Interests (or a legal interest therein) would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(ii) the Other Real Property Interests are valid and in good standing.

(k) The Owned Real Property and Leased Real Property, the current uses thereof and the conduct of the business thereon by the Group Companies, comply with all restrictive covenants, governmental and quasi-governmental Laws and regulations, including, without limitation, those dealing with zoning, municipal planning schemes, parking access, loading facilities, building, electrical and plumbing codes and fire and public health and safety, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(l) No alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Owned Real Property or Leased Real Property by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m) All accounts for work and services performed and materials placed or furnished upon or in respect of the Owned Real Property and the Leased Real Property at the request of the Company or any Subsidiary, including its predecessors in interest, have been fully paid and satisfied, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(n) In respect of Owned Real Property on which there are third party leases:

(i) no Group Company is in default of any of their material obligations as landlord under any of the third party leases and, the tenant under each third party lease is not in default of any of its material obligations as tenant under any such third party lease;

(ii) any lease or other tenancy entered into by the Company or by any Subsidiary with respect to such Owned Real Property complies with and does not violate applicable subdivision legislation;

(iii) the consummation of the Transaction contemplated by this Agreement does not require the consent of any party to such lease, will not result in a breach of or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iv) neither the Company nor any Subsidiary has received written notice from any tenant of any ongoing material dispute involving any terms of its lease; and

(v) no written notice has been received by the Company or any Subsidiary from any tenant indicating an intention to vacate its premises or any part thereof or terminate its lease prior to the date of the expiration of its lease.

Section 3.9 Environmental Matters.

(a) None of the Group Companies is in violation of, or has violated or has any liability under, any Environmental Law and there are no facts, circumstances or conditions existing, initiated or occurring which could result in liability under any Environmental Laws. Without limiting the generality of the foregoing and to the knowledge of the Company: (i) there has been no Environmental Condition at, on, under or from any of the properties currently owned, leased or operated by either of the Group Companies (including, without limitation, soils and surface and ground waters) during the period of either of the Group Companies’, as applicable, ownership, tenancy or operation of such property; (ii) there has been no Environmental Condition at, on, under or from any of the properties formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) during the period of the Company’s ownership, tenancy or operation of such property, as applicable; and (iii) none of the real property currently leased or operated by the Company contains underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of any Hazardous Materials, and no portion of such real property is or has been used as a dump or landfill or consists of or contains filled-in land or wetlands.

(b) None of the Group Companies has received any notice, demand, claim or request for information or other written communication alleging that either of the Group Companies (i) is actually, potentially or allegedly liable under any Environmental Law for an Environmental Condition, or (ii) may be in violation of or have any liability under any Environmental Law.

(c) None of the Group Companies has caused or permitted the release, in any manner whatsoever, of any Hazardous Materials on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties but with respect to which either of the Group Companies is or may reasonably be alleged to have liability or has received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any applicable laws, statutes, ordinances, by-laws, regulations or any orders, directions or decisions rendered by any ministry, department or administrative regulatory agency relating to the protection of the environment, occupational health and safety or otherwise relating to dealing with Hazardous Materials. None of the Group Companies is aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Group Companies on a consolidated basis.

(d) Prior to the date of this Agreement, true, complete and correct copies of all currently in force Environmental Permits issued to any Group Company have been made available to SPAC.

(e) The Company has delivered to SPAC complete copies of all material non-privileged environmental audits, assessments and reports which are within the possession or reasonable control of the Company relating to the Environmental Condition of the properties currently owned or used by the Company.

Section 3.10 Compliance with Other Instruments.

(a) No legal or governmental proceedings or inquiries are pending to which either of the Group Companies is a party or to which the property thereof is subject that would result in the revocation or modification of any certificate, authority, permit or license necessary to conduct the business now owned or operated by either of the Group Companies, as applicable, and, to the knowledge of the Company, no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to either of the Group Companies, or with respect to their properties or assets.

(b) The Company is not in violation of its Governing Documents or in default in any material respect in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease, license or other agreement or instrument to which it is a party or by which it or its property or assets may be bound.

(c) To the knowledge of the Company, no counterparty to any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party is in default in the performance or observance thereof.

(d) Each of the execution and delivery of this Agreement and any Ancillary Agreement, the performance by the Company of its obligations hereunder or thereunder, and the consummation of the transactions contemplated in this Agreement and any Ancillary Agreement do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (i) any statute, rule or regulation applicable to the Company including, without limitation, the securities Laws; (ii) the constating documents, memorandum and articles of association or resolutions of the Company which are in effect at the date hereof; (iii) any mortgage, note, indenture, Contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company or the property or assets of the Company.

Section 3.11 Compliance with Applicable Laws. Each of the Group Companies and, to the knowledge of the Company, all directors, officers, members and employees of each: (a) is and at all times has been in compliance with all applicable statutes, rules, regulations, ordinances, orders, decrees and guidances and any laws, rules and regulations relating in whole or in part to health and safety and/or the environment (collectively, “Applicable Laws”) except where such failure to comply would not have a Company Material Adverse Effect; (b) has not received any correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto necessary to conduct the business now owned or operated by either of the Group Companies (collectively, “Authorizations”); (c) possesses and is in compliance with all Authorizations required for the conduct of its business, and such Authorizations are valid and in full force and effect and each of the Group Companies and all directors, officers and employees of each are not in violation of any term of any such Authorization, except where such failure to possess or comply would not have a Company Material Adverse Effect; (d) has not received notice of any pending or threatened claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Authority or third party alleging that any operation or activity of either of the Group Companies or, to the knowledge of the Company, any of their directors, officers and/or employees is in violation of any Applicable Laws or Authorizations and has no knowledge or reason to believe that any such Governmental Authority or third party is considering or would have reasonable grounds to consider any such claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action; and (e) has not received notice that any Governmental Authority has taken, is taking, or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge or reason to believe that any such Governmental Authority is considering taking or would have reasonable grounds to take such action.

Section 3.12 Absence of Changes. Except as set forth in Section 3.12 of the Company Disclosure Schedules, since the date of the 2023 Balance Sheet, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect and (b) the Group Companies have conducted their businesses in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby.

Section 3.13 Litigation.

(a) There are no Actions of any kind whatsoever outstanding or, to the Company’s knowledge, pending or threatened against or affecting the Company, or the directors, officers or employees thereof, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to the best of the Company’s knowledge, there is no basis therefor and the Company is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any governmental authority.

(b) None of the Group Companies is a party to any Action, nor, to the Company’s knowledge, has any Action been threatened that alleges that any current or proposed conduct of its business has or will infringe, violate or misappropriate or otherwise conflict with any right of any person.

Section 3.14 Insurance. To the knowledge of the Company, each of the Group Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the businesses of the Group Companies, as applicable. True, correct and complete copies in all material respects of such insurance policies as in effect as of the date of this Agreement have been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Group Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim made by any Group Company under an insurance policy during the last twelve (12) months.

Section 3.15 Governmental Consents. No consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of any of the Group Companies is required in connection with the valid execution and delivery by the Company of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals. On the Closing Date, all consents, approvals, permits, authorizations or filings as may be required to be made or obtained by the Company under securities Laws necessary for the execution and delivery of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will have been made or obtained, as applicable (other than the filing of reports required under applicable securities Laws within the prescribed time periods, which documents shall be filed as soon as practicable after the Closing Date and, in any event, within such deadline imposed by applicable securities Laws).

Section 3.16 Permits and Licenses.

(a) Each of the Group Companies has all Permits necessary for the conduct of its business as now being conducted, and all such Permits are valid and in full force and effect, except where the lack of such Permits or the failure of such Permits to be valid and in full force and effect does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Group Companies is in breach, default, or violation of any such Permits, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No modification, suspension, cancellation, withdrawal, or revocation of any such Permit is pending or, to the Company’s knowledge, currently threatened, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Group Companies is duly qualified and possesses all such permits, certificates, licenses, approvals, consents and other authorizations (the “Governmental Licenses”) issued by the appropriate Governmental Authority necessary to conduct the business as now operated by either of the Group Companies, as applicable, and proposed to be conducted by either of the Group Companies, as applicable; (B) each of the Group Companies is in compliance with the terms and conditions of all such Governmental Licenses; (C) all of the Governmental Licenses are valid and in full force and effect; and (D) none of the Group Companies has received any notice relating to the revocation or modification of any such Governmental Licenses.

Section 3.17 Brokers or Finders. Except as set forth in Section 3.17 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies.

Section 3.18 Related-Party Transactions. Except as set forth in Section 3.18 of the Company Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements, the Plan of Arrangement or any Company Benefit Plan):

(a) No director, officer, employee, stockholder, warrant holder or Affiliate of any of the Group Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Group Companies for monies actually borrowed, nor is any of the Group Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party for monies actually borrowed, other than with respect to advances to employees for expenses in the Ordinary Course.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Group Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Group Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Group Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Group Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission, consulting fee and other employment benefits provided by the Company to such Person.

Section 3.19 Employment and Labor.

(a) The Group Companies are and have been at all times in compliance, in all material respects, with all applicable Laws and Contracts relating to employees and employment or engagement of labor, including, without limitation, all applicable Laws and Contracts relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Canada Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime and severance, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the Group Companies except as would not result in material liability to the Group Companies.

(b) None of the Group Companies is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, works council or similar employee organization applicable to any employees and, to the knowledge of the Company, there are no activities or proceedings of or on behalf of any labor union, works council or similar organization to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Group Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any of the Group Companies, and none of the Group Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no Actions with respect to or relating to any of the Group Companies pending or, to the knowledge of the Company, threatened before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) To the knowledge of the Company, no allegations of sexual harassment, sex-based discrimination, or sexual misconduct have been made against any current or former employee, officer, individual independent contractor, or director of the Company. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving the employment of any employee of the Group Companies or the termination of any former employee of the Group Companies. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the Group Companies pursuant to which any current or former employee of any of the Group Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

(d) The Company has made available to SPAC a complete and accurate list, as of July 11, 2023, of (i) all then-current employees of the Group Companies by position, together with each employee’s (ii) location of employment; (iii) original start date; (iv) cumulative length of service; (v) annual base salary; (vi) method of compensation (e.g., salaried, hourly); (vii) status as full- or part-time; (viii) status as regular or temporary; (ix) geographic location; (x) classification as exempt or non-exempt from overtime pay requirements to the extent applicable; (xi) annual bonus target, if any; and (xii) any severance potentially payable to such employee upon termination of employment. The Company has made available to SPAC a complete and accurate list, as of July 11, 2023, of all then-current individual independent contractors engaged by any of the Group Companies, together with such individual’s compensation arrangement with any of the Group Companies and whether such individual has entered into a written Contract regarding the individual’s engagement. Except as set forth in Section 3.19(d) of the Company Disclosure Schedules, the employment of each employee of the Group Companies and the engagement of each individual independent contractor of the Group Companies is terminable at will by the respective Group Company without any material penalty, liability, or severance obligation.

Section 3.20 Company Benefit Plans.

(a) Section 3.20(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) the current plan document (or a summary of any unwritten Company Benefit Plan); (ii) the most recent member booklet or summary plan description, including any summary of material modifications; (iii) the most recent actuarial report or other financial report relating to such Company Benefit Plan; (iv) any trust agreement (currently in effect) relating to such Company Benefit Plan; (v) Form 5500 and all schedules and attachments thereto filed with the Internal Revenue Service for the last two (2) completed plan years; (vi) the most recent determination letter or pre-approved plan letter; (vii) non-discrimination testing results for the last two (2) completed plan years and details of any corrections; (viii) any non-routine correspondence with any Governmental Authority within the past three (3) years concerning such Company Benefit Plan; and (ix) evidence of registration of such Company Benefit Plan.

(b) Each Company Benefit Plan has been established and maintained in all material respects in accordance with its terms, and in all material respects in compliance with all applicable Laws. There are no pending or, to the knowledge of the Company, threatened Actions by any Person against or relating to the Company Benefit Plans (other than routine benefits claims), and there have been no such Actions for the last three (3) years.

(c) No Company Benefit Plan is, and none of the Group Companies has within the last six (6) years sponsored, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), with respect to (i) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada), (ii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iv) a “multiple employer plan” (as described in Section 413(c) of the Code) or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Schedules, none of the Company Benefit Plans provide medical, health, life or other welfare benefits after the termination of a participant’s employment or engagement, as applicable, except (i) as may be required by applicable Law, at the sole expense of the participant or the participant’s beneficiary; (ii) benefits through the end of the month of termination of employment or engagement, as applicable; (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable; and (iv) post-termination benefits from an insurer during any period to convert a group Company Benefit Plan to an individual plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the Group Companies or with respect to any Company Benefit Plan; (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the Group Companies; or (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(f) Neither the execution of this Agreement nor the consummation of the Transactions, either alone or in conjunction with any other event, in respect of any “disqualified individual” within the meaning of Section 280G of the Code, could give rise to (or already has resulted in) a payment or provision of any other benefit (including accelerated vesting) that, individually or collectively, would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the Group Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(g) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”) that the Company Benefit Plan is so qualified and each trust established in connection with such Company Benefit Plan is exempt from U.S. federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

Section 3.21 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Governmental Orders, and each Group Company has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Each Group Company has timely collected and paid to the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to Taxes.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax Authority with respect to any Group Company which agreement or ruling would be effective after the Closing Date.

(g) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(h) There are no Liens for Taxes on any assets of the Group Companies other than for Taxes described in paragraph (b) of the definition of Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 160 of the Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or Contract (other than any Contract entered into in the Ordinary Course and the principal purpose of which does not relate to Taxes).

(k) To the Company’s knowledge, none of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting; (ii) installment sale or open transaction; (iii) prepaid amount or deferred revenue; or (iv) any agreement entered into with any Governmental Authority in respect of Taxes. None of the Group Companies has made an election pursuant to Section 965(h) of the Code.

(l) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates).

(n) No Group Company has, or has ever been deemed to have, for purposes of the Tax Act or any relevant provincial legislation, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(o) Except as set forth in Section 3.21(o) of the Company Disclosure Schedules, the Company Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(p) Except as set forth in Section 3.21(p) of the Company Disclosure Schedules, the total fair market value of all the shares that are held directly or indirectly by the Company and are shares of foreign affiliates (within the meaning of the Tax Act) of the Company does not exceed seventy-five percent (75%) of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which the Company has a direct or indirect interest) of all of the properties owned by the Company.

(q) The Company (i) is, and has always been, treated as a corporation for U.S. federal income tax purposes and (ii) will continue to be treated as a corporation for U.S. federal income tax purposes for at least two (2) calendar years following the Closing Date.

(r) The Company was not a passive foreign investment company, as defined in Section 1297(a) of the Code (“PFIC”) for its 2022 taxable year. On the basis of facts presently known, the Company does not believe that it will be a PFIC for its 2023 taxable year.

(s) The Company was not a “controlled foreign corporation” as defined in Section 957 of the Code during its 2022 taxable year.

(t) There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of Sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provincial provision to a Group Company.

(u) The Company is classified as a corporation for U.S. federal income tax purposes. Section 3.21 (u) of the Company Disclosure Schedule sets forth all elections made by any Group Company pursuant to Treasury Regulations Section 301.7701-3.

(v) To the knowledge of the Group Companies, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(w) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(x) Neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company or any Subsidiary (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(y) No Group Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(z) Each of the Group Companies is, and has been since formation, a Tax resident only in is jurisdiction of incorporation for Tax purposes and, except as set forth in Section 3.21(z) of the Company Disclosure Schedules, is not and has not been treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation.

(aa) None of the Group Companies have any current plan or intention to: (i) merge or combine with or into another corporation, (ii) liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes), or (iii) cause SPAC to (A) merge with and into another corporation (other than pursuant to the Merger) or liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes).

(bb) There are no requests for rulings or determinations in respect of any Taxes in progress or pending between any Group Company and any Tax Authority.

(cc) No Group Company has ever had an obligation to file an information return pursuant to subsection 237.3(2) of the Tax Act.

Section 3.22 Books and Records. The minute books of each of the Group Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The central securities ledger, register of shareholders or equivalent document of each of the Group Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of share capital of each of the Group Companies, in each case except for any inaccuracies that are immaterial.

Section 3.23 Foreign Corrupt Practices Act. In the past three (3) years, none of the Group Companies, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents or other third parties acting on behalf of the Company, have corruptly made, directly or knowingly indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the Group Companies to obtain or retain business for, or direct business to any of the Group Companies in violation of the Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Group Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Bribery Laws.

Section 3.24 Anti-Money Laundering. The operations of each of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the money laundering Laws of all jurisdictions to the extent applicable to each of the Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Group Companies, and, no Action by or before any Governmental Authority involving any of the Group Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.25 Sanctions. None of the Group Companies nor any of their respective directors or officers, or, to the knowledge of the Company, any of its Affiliates, employees, or agents, is a Person that is, or is fifty percent (50%) or more owned or controlled by, a Person that is (i) the subject of any Sanctions (a “Sanctioned Person”); or (ii) organized, incorporated, or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Belarus, the Central African Republic, Cuba, Iran, Libya North Korea, Russia, Somalia, Syria, Zimbabwe, the Crimea Region of Ukraine the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (a “Sanctioned Country”). For the past three (3) years, none of the Group Companies has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions.

Section 3.26 Export Controls. The Group Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the three (3) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and to the knowledge of the Company, none of the Group Companies has (a) received written notice of, any actual, alleged or potential violation of any Export Laws or (b) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Laws.

Section 3.27 Proxy/Registration Statement and Company Information Circular. The Company Information Circular and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.28 Board Approval. The Company Board has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, and distribution of the Company Information Circular, recommended that the Company Shareholders vote for the Company Resolution. The Company Required Approval represents the only votes of the holders of any of the Company Securities necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

Section 3.29 Shareholder Claims. Except as set forth in Section 3.29 of the Company Disclosure Schedules, (a) there have been no Actions commenced, or to the Company’s knowledge, threatened in writing, against any Group Company by or on behalf of, and (b) no Group Company has received written notice of any claim or dispute from (including with respect to (i) any intent to dissent from any material transaction, including the Transactions, or (ii) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any Group Company.

Section 3.30 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) WITH RESPECT TO THE GROUP COMPANIES, AND ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding any disclosures set forth in the “risk factor” section or in any other section to the extent it is reasonably apparent on its face to be forward-looking statements or cautionary or predictive in nature) or (ii) the Disclosure Schedules delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Schedules”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Schedules in accordance with Section 11.9):

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. SPAC is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the Governing Documents of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, (i) 110,000,000 shares of SPAC Common Stock are authorized, of which 6,011,192 are issued and outstanding, (ii) 1,000,000 shares of SPAC Preferred Stock are authorized, of which zero (0) are issued and outstanding and (iii) 8,178,543 SPAC Warrants are outstanding.

(b) All shares of SPAC Common Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in SPAC’s Governing Documents.

(c) Except for the rights under the SPAC Warrants to purchase 8,178,543 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Schedules and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security of SPAC or by a director of SPAC.

(d) Other than the SPAC Warrants or any rights to acquire securities of SPAC pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of SPAC. SPAC does not own or control, directly or indirectly, any equity interests in any Person. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. SPAC has not adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.

(e) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.3 Due Authorization. SPAC has all requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement and the consummation of the Arrangement, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the receipt of the Regulatory Approvals and (iii) the consummation of the Arrangement. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 4.4 Financial Statements; Internal Controls.

(a) Except as set forth in Section 4.4(a) of the SPAC Disclosure Schedules, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X of the SEC, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurances that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC), and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act, is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting such material information within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the organization of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the organization of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the organization of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(d) SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations and liabilities arising under this Agreement or the Ancillary Agreements to which it is or will be a party, and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or disclosed in the notes thereto or as set forth in Section 4.4(d) of the SPAC Disclosure Schedules. Except as set forth in Section 4.4(d) of the SPAC Disclosure Schedules or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, SPAC does not have any Indebtedness for borrowed money nor has it incurred any guarantees in respect of Indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.5 Compliance with Other Instruments. SPAC is not in violation of any term of its respective Governing Documents in any material respects, taken as a whole. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6 Compliance with Applicable Laws. SPAC is in compliance with, and since the date of its organization has been in compliance with, all Applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its organization, SPAC has not received any written notice of alleging the violation of any appliable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect and (b) SPAC has conducted its business in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby.

Section 4.8 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.9 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery by SPAC of this Agreement or any Ancillary Agreement, or the consummation by SPAC of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals, (iii) the filing of any documents required by the Final Order, the Interim Order and filings required pursuant to the Plan of Arrangement, and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.10 Brokers or Finders. Except as set forth in Section 4.10 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of SPAC.

Section 4.11 Tax.

(a) SPAC has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Governmental Orders, and SPAC has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) SPAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been fully resolved or completed.

(d) SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes) and is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(h) SPAC is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) To the knowledge of the SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(j) SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(k) SPAC is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes and is not, and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or the Company Information Circular shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, TopCo, Merger Sub, their respective Affiliates or any Company Shareholder.

Section 4.13 SPAC Material Contracts.

(a) The SPAC SEC Filings include true and complete copies of each “material contract” (as such term is defined in Regulation S- K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Enforceability Exceptions.

Section 4.14 SEC Filings. SPAC has filed or furnished, as applicable, on a timely basis, all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not, and any SPAC SEC Filings filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.15 Trust Account. As of the date immediately prior to the date of this Agreement, there is at least $15,000,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Governing Documents of SPAC. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of SPAC pursuant to the Governing Documents of SPAC or otherwise. From and after the Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Share Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or (ii) entitle any Person (other than shareholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Share Redemption or the underwriters of SPAC’s initial public offering in respect of any fees or expenses payable as a result of arrangements entered into in connection with SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC.

Section 4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.17 Business Activities.

(a) Since the date of its incorporation, SPAC has not conducted any business activities other than activities related to the SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Governing Documents of SPAC or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for this Agreement, the Ancillary Agreement and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 4.17(d) of the SPAC Disclosure Schedules, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.

Section 4.18 Nasdaq Quotation. (a) As of the date of this Agreement, the issued and outstanding SPAC Units, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one redeemable SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JAQCU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JAQC.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “JAQCW.” Except as set forth in Section 4.18 of the SPAC Disclosure Schedules, SPAC is and has been in compliance with the rules and regulations of Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, SPAC Warrants or SPAC Units or terminate the listing of SPAC Common Stock, SPAC Warrants or SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.19 Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board and including in its capacity as the board of directors of the sole stockholder of Merger Sub) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals. The SPAC Stockholders’ Approval represents the only votes of the holders of any SPAC Capital Stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions.

Section 4.20 Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement or as set forth in Section 4.20 of the SPAC Disclosure Schedules, there are no Contracts between SPAC, on the one hand, and any (a) present or former officer, director or employee of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, in each case, except for (i) employment or engagement agreements, confidentiality agreements and fringe benefits and other compensation to directors, officers or employees, (ii) reimbursements of expenses incurred in connection with their employment or service, or (iii) the Existing D&O Arrangements.

Section 4.21 Investigation; Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the other Group Companies and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any other Group Company or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to SPAC or any of its respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby. SPAC acknowledges that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Group Company.

Section 4.22 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV (AS MODIFIED BY THE SPAC DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON DO NOT MAKE, AND SPAC EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) WITH RESPECT TO SPAC, INCLUDING ITS AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V
REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBSIDIARIES

Each of the Merger Subsidiaries hereby represents and warrants to the Company as follows:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Each Merger Subsidiary is an exempted company, corporation, limited liability company or other applicable business entity duly organized or incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation, as applicable. Each Merger Subsidiary has the requisite exempted company, corporate, limited liability company or other similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each Merger Subsidiary is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the date of this Agreement, the Merger Subsidiaries have either delivered or made available to SPAC accurate and complete copies of the Governing Documents of each Merger Subsidiary, including all amendments thereto as in effect as of the date of this Agreement.

Section 5.2 Capitalization.

(a) As of the date of this Agreement, (i) the authorized share capital of TopCo is an unlimited number of TopCo Common Shares, of which one TopCo Common Share is issued and outstanding, and (ii) no other classes or series of TopCo capital stock are authorized or issued or outstanding.

(b) As of the date of this Agreement, the limited liability company membership interests of Merger Sub consist of one (1) Merger Sub Unit, issued and outstanding.

(c) All TopCo Common Shares and Merger Sub Units, in each case, that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable Merger Subsidiary’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. Each TopCo Common Share and Merger Sub Unit has the rights, preferences, privileges and restrictions set forth in the applicable Merger Subsidiary’s Governing Document and, in the case of Merger Sub, as otherwise provided by the DLLCA.

(d) There are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Merger Subsidiary of any of their respective capital stock or other equity interests. Except as contemplated in this Agreement, no Merger Subsidiary is a party to or subject to any agreement or understanding and there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security of any Merger Subsidiary.

(e) Other than any rights to acquire securities of the Merger Subsidiaries pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Merger Subsidiary or obligating any Merger Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Merger Subsidiary. No Merger Subsidiary is a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder or member (other than the limited liability company agreement of Merger Sub) agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of any Merger Subsidiary. No Merger Subsidiary owns or controls, directly or indirectly, any equity interests in any Person, other than TopCo’s ownership in Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of any Merger Subsidiary having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Subsidiary may vote. No Merger Subsidiary has adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.

(f) Except as contemplated by this Agreement, there are no outstanding contractual obligations of any Merger Subsidiary to repurchase, redeem or otherwise acquire any of their capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.3 Due Authorization. Each Merger Subsidiary has all requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All exempted company, corporate, limited liability company or other similar action on the part of each Merger Subsidiary and their respective directors, officers and stockholders or members necessary for the (a) authorization, execution and delivery by each Merger Subsidiary of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of each Merger Subsidiary, enforceable against such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 5.4 Compliance with Other Instruments. No Merger Subsidiary is in violation of any term of its respective Governing Documents in any material respects, taken as a whole. No Merger Subsidiary is in violation of any term or provision of any Governmental Order by which it is bound. The execution, delivery and the performance by each Merger Subsidiary of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens).

Section 5.5 Compliance with Applicable Law. Each Merger Subsidiary is in compliance with, and since the date of its organization has been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the date of its organization, no Merger Subsidiary has received any written notice of any violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 5.6 Government Consents. (a) The execution and delivery of this Agreement by each Merger Subsidiary does not, and the performance of this Agreement by each Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws and state takeover Laws, rules and regulations of Nasdaq or NYSE, as applicable, and filing and recordation of appropriate merger documents as required by the DGCL, DLLCA and BCBCA, as the case may be, the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Merger Subsidiaries from performing their material obligations under this Agreement.

Section 5.7 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of any Merger Subsidiary.

Section 5.8 Business Activities.

(a) Except for TopCo’s ownership of limited liability company membership interests of Merger Sub, no Merger Subsidiary owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (including in respect of any other potential Business Combination). Neither TopCo nor Merger Sub has any assets or properties of any kind other than those incident to its formation and this Agreement.

(b) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Company Transaction Expenses), no Merger Subsidiary is a party to any Contract with any other Person that (i) obligates any Merger Subsidiary to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.

Section 5.9 No Prior Activities. Each of the Merger Subsidiaries was formed and organized solely for the purpose of entering into this Agreement, the Ancillary Agreements to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Agreements, the consummation of the Arrangement, and the consummation of the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to, or incurred in connection with, its organization and existence or the execution of this Agreement or any Ancillary Agreement to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, or the consummation of the Transactions contemplated hereby or thereby, including the Merger.

Section 5.10 Foreign Private Issuer. TopCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 5.11 Post-Closing Operations. TopCo is qualified and able to acquire and hold or control each Permit necessary for the conduct of the business of the Company and the Company’s Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Permits necessary for TopCo to conduct the business of the Company and the Company’s Subsidiaries.

Section 5.12 Information Supplied. None of the information supplied or to be supplied by either of the Merger Subsidiaries expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or the Company Information Circular shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, neither of the Merger Subsidiaries make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, SPAC, their respective Affiliates or any Company Shareholder.

Article VI
COVENANTS OF THE COMPANY

Section 6.1 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as reasonably necessary to comply with applicable Law, (iii) as set forth on Section 6.1 of the Company Disclosure Schedules, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall use its reasonable best efforts, and shall cause the other Group Companies to use their reasonable best efforts, to operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and use commercially reasonable efforts to maintain in effect all material Permits of the Group Companies necessary to conduct its business as now conducted, and to maintain and preserve the Company’s and the other Group Companies’ business organization, properties, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which any of the Group Companies has material business relations. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.1 of the Company Disclosure Schedules, (D) for the incurrence of Company Transaction Expenses; or (E) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed or denied), the Company shall not, and shall cause the other Group Companies not to, directly or indirectly:

(a) change or amend the Governing Documents of any Group Company;

(b) make or declare any dividend or distribution to the shareholders of any Group Company or make any other distributions in respect of any of the Group Companies’ issued shares or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a Group Company to such Group Company or another wholly-owned Subsidiary of such Group Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Group Companies’ authorized capital, except for any such transaction by a wholly-owned Subsidiary of a Group Company that remains a wholly-owned Subsidiary of such Group Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of any Group Company, except for (i) transactions between a Group Company and any wholly-owned Subsidiary of such Group Company, (ii) repurchases of Company Shares acquired upon exercise of Company Options in the Ordinary Course and in connection with any termination of employment or other services, and (iii) the acquisition of Company Shares to facilitate the settlement of any Tax withholding obligations in respect of Company RSUs that are outstanding as of the date of this Agreement, in accordance with their terms, in the Ordinary Course and (iv) the withholding, in the Ordinary Course, of Company Shares to satisfy Tax obligations with respect to the Company Options;

(e) (i) sell, assign, transfer, convey, license, lease, abandon, allow to lapse, or otherwise dispose of any material assets or properties of the Group Companies, except for (A) dispositions of equipment in the Ordinary Course, (B) sales of inventory in the Ordinary Course or (C) transactions solely among the Group Companies, (ii) disclose any Confidential Information to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations, or (iii) create, subject or incur any Lien on any material assets or properties of the Group Companies, other than Permitted Liens;

(f) acquire any ownership interest in any real property;

(g) except for the consummation of acquisitions pursuant to a Material Contract set forth on Section 6.1(g) of the Company Disclosure Schedule, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for any of the Group Companies, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, adopt, change or revoke any method of Tax accounting, (iv) amend any Tax Returns or file claims for Tax refunds, (v) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (vi) change its jurisdiction of tax residency, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (ix) fail to pay any material Taxes when due;

(i) except as set forth on Section 6.1(i) of the Company Disclosure Schedules, as contemplated pursuant to the Bridge Financing or for new grants to new hires or key employees in the Ordinary Course consistent with past practice, (i) issue any additional Group Company Interests or securities exercisable for or convertible into Group Company Interests, other than Company Shares issued upon vesting or settlement of any Company RSU or other equity award, upon exercise of any vested Company Option, or upon conversion of all or any part of the Company Convertible Debentures, or (ii) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Group Company, except for Company Options and Company RSUs the grant (including the number of shares underlying the option or unit, the exercise price and the other material terms and conditions of the grant) of which has been approved by the Company Board prior to the date of this Agreement but for which the related grant agreement has not yet been entered into or that is granted to a newly hired or promoted employee in the Ordinary Course, or (iii) amend, modify or waive any of the terms or rights set forth in any Company Options, Company RSUs or Company Convertible Debentures, including, without limitation, any acceleration of vesting or, with respect to any Company Options, any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Group Company;

(k) waive, release, settle, compromise or otherwise resolve any Action;

(l) (i) incur, assume or guarantee any Indebtedness for borrowed money or (ii) issue or sell or guaranty any debt securities or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(m) other than with respect to payment of Company Transaction Expenses, delay payments of any accounts payable or other liability of a Group Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided that nothing in this clause (m) shall prohibit or otherwise restrict any of the Group Companies from delaying payments of accounts payable or other liabilities to the extent that any such Group Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

(n) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Group Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a) of the Company Disclosure Schedules;

(o) limit the right of any Group Company to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any Person;

(p) except as set forth on Section 6.1(p) of the Company Disclosure Schedules or with respect to a newly hired employee in the Ordinary Course, enter into, renew or amend any employment agreement with any executive officers of the Company;

(q) other than as required by applicable Law, enter into, negotiate, amend or extend any labor or collective bargaining agreement or other agreement with a union or labor organization;

(r) engage in any mass layoff or plant closing as such terms (or similar terms) are defined under the WARN Act, or engage in any partial or temporary shut down or reduction in operating hours of any location;

(s) subject to Section 6.1(i), except in the Ordinary Course, as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof, or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction bonus, retention or termination payment or arrangement to any Company employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees, (iii) excluding annual renewals for welfare benefits in the Ordinary Course, establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement; or (iv) materially increase the bonus, salary, severance pay or other compensation of any current or former employee, officer, individual independent contractor, or director, except for increases in the Ordinary Course, and in any event not in the aggregate by more than five percent (5%);

(t) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Group Companies;

(u) convert the Company to any form of legal entity other than a corporation; and

(v) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (i) in all material respects with, and continue performing under, as applicable, the Company’s Governing Documents, such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the Group Companies may be a party, and (ii) with all applicable Sanctions and Export Laws. If, during the Interim Period, the Company (A) receives written notice of any actual, alleged or potential violation of any Sanctions or Export Laws, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Laws, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Laws, it shall provide written notice to the SPAC within two (2) Business Days of the discovery of the actual, alleged, or potential violation.

Section 6.2 Conduct of Business by TopCo and Merger Sub. From and after the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement in accordance with its terms, neither TopCo nor Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 6.3 Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.

Section 6.4 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Group Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.5 Shareholder Support Agreement. The Company shall use commercially reasonable efforts to cause each of the individuals set forth in Section 6.5 of the Company Disclosure Schedules to execute a Shareholder Support Agreement as promptly as reasonably practicable following the date of this Agreement, but in no event later than September 30, 2023. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 7 (Appointed Representative) of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the BCBCA and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Section 6.6 Annual and Interim Financial Statements.

(a) The Company shall deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement, all the financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) in such form as required by the rules and regulations of the SEC (the “Required Company Financial Statements”).

(b) Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as reasonably practicable, any financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”).

(c) The Required Company Financial Statements and the Additional Financial Statements (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the applicable entity as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited to the extent required by applicable rules and regulations of the SEC in accordance with the standards of the PCAOB and will contain an unqualified report of the applicable entity’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X of the SEC or Regulation S-K of the SEC, as applicable).

(d) The Company shall use its reasonable best efforts (i) to assist TopCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by TopCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of the auditors of the Company, any Subsidiaries of the Company and TopCo, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.7 CBOE Listing. At the sole discretion of the Company, the Company shall use commercially reasonable efforts to either (i) promptly obtain conditional approval for the listing and posting for trading on the CBOE of the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares to be issued pursuant to the Transactions), in each case subject only to satisfaction of the customary conditions of the CBOE, as applicable; or (ii) take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and regulations of CBOE to enable the delisting of the Company Shares from the CBOE.

Article VII
COVENANTS OF SPAC

Section 7.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2 SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from Nasdaq with respect to the listing of SPAC Class A Common Stock, SPAC Warrants, SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq, and any threatened suspension of listing or delisting action contemplated or threatened by Nasdaq. Prior to the Closing Date, TopCo shall apply for, and shall use commercially reasonable efforts to cause, the TopCo Common Shares to be issued in connection with the Transactions and TopCo Warrants to be approved for listing on Nasdaq, and accepted for clearance by DTC, subject to official notice of issuance.

Section 7.3 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements (including, for the avoidance of doubt, as contemplated pursuant to the PIPE Subscription Agreements), (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Schedules, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify or amend the Trust Agreement or the SPAC’s Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;

(ii) change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii) (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the Closing Date) made as part of the SPAC Share Redemptions;

(iv) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v) except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for SPAC, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, or adopt, change or revoke any method of Tax accounting, (iv) amend any Tax Returns or file claims for Tax refunds, (v) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (vi) change its jurisdiction of tax residency, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (ix) fail to pay any material Taxes when due;

(vi) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or more), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii) except as set forth on Section 7.3(a)(vii) of the SPAC Disclosure Schedules, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);

(ix) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action;

(xi) except as set forth on Section 7.3(a)(xi) of the SPAC Disclosure Schedules, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii) except as set forth on Section 7.3(a)(xii) of the SPAC Disclosure Schedules, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC Capital Stock or equity interests;

(xv) except as set forth on Section 7.3(a)(xv) of the SPAC Disclosure Schedules, purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4 SPAC Public Filings. During the Interim Period, SPAC will keep current and use commercially reasonable efforts to timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, NYSE or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports.

Section 7.5 SPAC Transaction Expenses. During the Interim Period, SPAC: (i) shall use commercially reasonable efforts to limit the SPAC Transaction Expenses, including without limitation any cash expenses required to be paid at the Closing, to those expenses reasonable and necessary in connection with completion of the Transactions; and (ii) shall not, directly or indirectly, create, incur, assume or otherwise become liable for any expenses outside the Ordinary Course which are individually in excess of $100,000, unless SPAC obtains the prior written consent of the Company, with such consent not to be unreasonable withheld.

Article VIII
JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company and SPAC shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate in good faith with the other party and with any Governmental Authority in connection with the Transactions and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, clearances, Actions, nonactions or waivers in order to complete lawfully the Transactions under the Laws set forth and described on Section 8.1(a) of the Company Disclosure Schedules (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions. Each of the Company and SPAC shall, and shall cause its Affiliates to, use commercially reasonable efforts to take such action as may be required to obtain each required Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall, and shall cause its Affiliates to, (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the other party to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 8.1 or otherwise in this Agreement shall require any Group Company, SPAC or any of their Affiliates to offer, propose, negotiate, agree to, consent to or effect (A) the sale, divestiture, transfer, license or other disposal of, or hold separate with respect to, any entities, assets, businesses or interests, (B) the creation, termination, amendment or assignment of commercial relationships, agreements, licenses or contractual rights or obligations, (C) conduct of business restrictions, including restrictions on any party’s or its Affiliates’ ability to manage, operate or own any entities, assets, businesses or interests, (D) any other change or restructuring of any entities, assets, businesses or interests, or of any party or its Affiliates or (E) any other remedy, condition, undertaking or commitment of any kind. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, take any of the actions described in the foregoing sentence without the other party’s prior written consent. None of the Group Companies, SPAC or any of their Affiliates shall be required to contest, resist, defend against or appeal any Action, whether judicial or administrative, challenging or seeking to prevent, prohibit, delay or declare unlawful this Agreement or any of the Transactions.

(c) The Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of any and all filing fees payable to Governmental Authorities in connection with the Transactions, including but not limited to: (i) any filing fees payable to the SEC relating to the filing of the Proxy/Registration Statement and (ii) any filing fees payable pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, required to be made in connection with the Transaction, as applicable.

(d) Notwithstanding anything in this Section 8.1, matters relating to the Competition Act (Canada) and the Investment Canada Act shall be subject to the additional requirements set out in Section 8.1 of the Company Disclosure Schedules, and to the extent of any conflict between this Section 8.1 and Section 8.1 of the Company Disclosure Schedules in relation to such matters, Section 8.1 of the Company Disclosure Schedules shall take precedence.

Section 8.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, TopCo, SPAC and the Company shall prepare and TopCo shall file (and the Company shall cause TopCo to file) with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the TopCo Common Shares to be issued pursuant to this Agreement, (y) to provide the SPAC Stockholders holding shares of SPAC Common Stock an opportunity to redeem their shares of SPAC Common Stock in the SPAC Share Redemption in accordance with the Governing Documents of SPAC and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement and the transactions contemplated hereby, including the Transactions (the “Merger Proposal”), (B) any other proposals as the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). Each of TopCo, the Company and SPAC shall furnish all information concerning such party as any such other party may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of SPAC Common Stock pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of TopCo, SPAC and the Company shall furnish to such other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the Governing Documents of SPAC, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. Each of TopCo, the Company and SPAC shall provide such other parties and their respective legal counsels with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by any such party and its legal counsels prior to the filing of the Proxy/Registration Statement with the SEC. The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of outside counsels, financial advisors, consultants and other advisors of each party incurred in connection therewith, which shall be paid by such party).

(ii) Without limiting Section 8.2(a)(i), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by TopCo, SPAC and the Company and filed by TopCo with the SEC. Each of TopCo, SPAC and the Company will advise the such other parties, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of TopCo Common Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide such other parties with a reasonable opportunity to provide comments and amendments to any such filing. TopCo, SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to TopCo, the Company, any of their respective Subsidiaries, officers or directors is discovered by TopCo or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, TopCo or the Company, as applicable, shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the Governing Documents of SPAC; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 15 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the redemption deadline preceding the date on which the SPAC Stockholder Meeting is originally scheduled, SPAC reasonably believes that the condition set forth in Section 9.3(b) would not be satisfied as of the Closing (assuming for purposes of this clause (4) that the full PIPE Financing Amount will be funded pursuant to the terms of the PIPE Subscription Agreements). To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

(ii) The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting.

(c) Company Board Recommendation. The Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Resolution.

Section 8.3 Support of Transaction. (i) The Company shall, and shall cause the other Group Companies to, and (ii) SPAC shall, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Group Company or SPAC, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause to be taken such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of the Company, the use of commercially reasonable efforts to enforce SPAC’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Group Company or SPAC or any of their respective Affiliates to (and no Group Company, SPAC or any of their respective Affiliates shall, without the other party’s prior written consent) (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Group Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Group Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.4 Tax Matters.

(a) Intended U.S. Tax Treatment.

(i) The parties hereto intend that for U.S. federal income Tax purposes the relevant Transactions will qualify for the Intended U.S. Tax Treatment and each party hereto, as applicable, shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the relevant Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) The parties hereto shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended U.S. Tax Treatment.

(iii) The parties hereto shall cooperate with each other to document and support the Intended U.S. Tax Treatment.

Section 8.5 Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6 Business Combination Proposal, Acquisition Proposals and Specified Other Transactions. During the Interim Period, each of the Company, SPAC, TopCo and Merger Sub shall not, and shall cause their respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, an Acquisition Proposal or an Specified Other Transaction or afford to any Person access to the business, properties, assets or personnel of any Group Company or SPAC or any of their respective Subsidiaries in connection with a Business Combination Proposal, an Acquisition Proposal or Specified Other Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction. Each of the Company, SPAC, TopCo and Merger Sub shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal, Acquisition Proposal or Specified Other Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

Section 8.7 Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of their respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, TopCo and Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Confidential Information” under the Confidentiality Agreement (subject to the applicable exceptions set forth therein) with respect to the Company. Notwithstanding the foregoing, none of the parties hereto shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality, Privacy Obligations or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures or violate any law or regulations applicable to such party; provided, further, that SPAC’s right to access the properties and facilities of the Company shall in no event include a right to conduct any invasive or subsurface sampling or testing of any environmental media.

Section 8.8 Post-Closing Directors and Officers.

(a) The Company, SPAC and TopCo shall take commercially reasonable actions within their respective powers as may be necessary or appropriate such that, immediately following the Merger Effective Time, the Board of Directors of TopCo (the “Post-Closing Board of Directors”) shall initially consist of five (5) directors as follows: (i) one (1) individual shall be designated by Sponsor or its Affiliates (provided such individuals are reasonably acceptable to the Company), who shall qualify as an “independent” for purposes of the Exchange Act and the rules promulgated thereunder and under the rules of the national stock exchange on which the TopCo Common Shares are traded, and (ii) four (4) individuals shall be designated by the Company, in each case of clauses (i) and (ii), as soon as reasonably practicable following the date of this Agreement; provided that the Post-Closing Board of Directors shall consist of such number of independent directors (for purposes of the Exchange Act and the rules promulgated thereunder) as may be required by Nasdaq or NYSE, as applicable, of which, at least one shall meet the “financial expert” requirements of Nasdaq or NYSE, as applicable. One (1) individual designated by Sponsor or its Affiliates shall be appointed as an observer (the “Observer”) to the Post-Closing Board of Directors (with no power to vote on any matter before the Post-Closing Board of Directors) for an initial term of one (1) year following the Closing, to be extended at the sole discretion of the TopCo; provided that the Observer enters into a confidentiality agreement with TopCo in a form reasonably satisfactory to TopCo, and provided, further, that TopCo reserves the right to (A) exclude the Observer from access to any materials or meeting or portion thereof if TopCo determines that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons, or if TopCo determines in good faith that the Observer has a conflict of interest, or (B) at the discretion of the applicable committee, exclude the Observer from access to any meeting materials or meeting (or portion thereof) of the nominating committee, compensation committee, audit committee and any other committee of the Post-Closing Board of Directors performing similar functions or which the listing rules of Nasdaq or NYSE, as applicable, require to have such discretion.

(b) The initial officers of TopCo shall be the existing officers of the Company, except to the extent otherwise mutually agreed by the Company and SPAC prior to the Closing.

Section 8.9 Deliverables to Advisors. If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor or other adviser to the SPAC and/or the Company (collectively, the “Advisors”), each of TopCo, the SPAC and the Company will use its reasonable best efforts to deliver, upon the effectiveness of the Proxy/Registration Statement and the occurrence of the SPAC Stockholder Meeting (i) comfort letters from the independent certified public accounting firms of each of TopCo, the SPAC and the Company, (ii) negative assurance letters of outside counsel to each of TopCo, the SPAC and the Company and (iii) certificates from the chief financial officers of each of TopCo, SPAC and the Company, in each case, in form and substance reasonably satisfactory to the Advisors.

Section 8.10 PIPE Investment. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a) TopCo, the Company and SPAC shall use their reasonable best efforts to cooperate, negotiate and agree upon a form of the PIPE Subscription Agreement to which one or more PIPE Investors will become a party thereto in connection with the PIPE Financing. The form of PIPE Subscription Agreement may include customary resale registration rights, as may be reasonably requested by the PIPE Investors.

(b) TopCo, the Company and SPAC shall use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. TopCo shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective Representatives to, cooperate with the Company and SPAC and their Representatives in connection with the matters specified in this Section 8.10(b). If reasonably requested by the Company or SPAC, TopCo shall, to the extent it has such rights under any PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement by the applicable PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (A) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, (B) subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, the Company or SPAC, as applicable, also waives any such breach to the extent the Company is a third-party beneficiary of the provision that was so breached and (C) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.

(c) TopCo shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company and SPAC; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company or SPAC, so long as TopCo has provided to the Company and SPAC no less than two (2) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof), it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any PIPE Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions.

(d) TopCo shall (i) promptly notify the Company and SPAC upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) at least 24 hours prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company and SPAC for their prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) promptly, and in any event, within two (2) Business Days following the Company’s or SPAC’s reasonable request, deliver the Closing Notice (as such term (or similar term) will be defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied or waived in accordance with the terms hereof and thereof and all of the conditions to the Closing set forth in Article IX have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

(e) In the event that any portion of the proceeds contemplated to be received by TopCo upon the consummation of the transactions contemplated by the PIPE Subscription Agreements become unavailable on the terms and conditions contemplated in each PIPE Subscription Agreement, regardless of the reason therefor, and such unavailable proceeds are required to fund the Transactions on the Closing Date in order to satisfy Section 9.3(c), TopCo, the Company and SPAC will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available proceeds contemplated by the PIPE Subscription Agreements and Available Cash of SPAC, to consummate the Transactions) on terms not less favorable in the aggregate to TopCo than those contained in each PIPE Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are materially more onerous to TopCo, SPAC and the Company (in each case, in the aggregate) than the conditions set forth in each PIPE Subscription Agreement (as applicable) in effect as of prior to the occurrence of such event and (ii) immediately notify the other parties hereto of such unavailability and the reason therefor; provided that none of TopCo, the Company or SPAC shall enter into any Alternative Financing without the prior written consent of the other such parties (such consent not to be unreasonably withheld, conditioned or delayed). Upon receiving such notification, the other parties hereto will use their respective commercially reasonable efforts to assist in obtaining Alternative Financing.

Section 8.11 D&O Indemnification and Insurance.

(a) Each party hereto agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC or any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the applicable Governing Documents, any “directors and officers” insurance policy or under any indemnification agreement such D&O Indemnitee may have with SPAC or the applicable Group Companies, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, TopCo, the Company and the Surviving Company shall, and shall cause their respective Subsidiaries to, maintain in effect the Existing D&O Arrangements and not to amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. None of SPAC, the Company, TopCo or the Surviving Company shall have any obligation under this Section 8.11(a) to any D&O Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) Prior to and effective as of the Closing, TopCo, the Company and SPAC shall purchase a prepaid six (6)-year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Arrangement Effective Time covering each individual who is a director or officer of SPAC or any Group Company or Merger Subsidiary currently covered by the directors’ and officers’ liability insurance policy of SPAC or the Group Companies, on terms with respect to coverage (for SPAC, the parties agree that coverage shall be at least $3 million), deductibles and amounts acceptable to SPAC and the Company. TopCo shall, and shall cause the Surviving Company and Company to, maintain the D&O Tail in full force and effect for its full term.

(c) If TopCo, the Company, the Surviving Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo, the Company and/or Surviving Company, as applicable, shall assume all of the obligations set forth in this Section 8.11.

(d) On the Closing Date, TopCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of TopCo, which indemnification agreements shall continue to be effective following the Closing.

Section 8.12 Equity Incentive Plan. Prior to the Amalgamation, TopCo shall approve and adopt, subject to the approval of the stockholders of TopCo, the Equity Incentive Plan to be effective in connection with the Closing. The Equity Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to fifteen percent (15%) of the number of TopCo Common Shares determined on a fully diluted basis immediately post-Closing (the “Equity Incentive Plan Initial Share Reserve”); provided that all TopCo Common Shares that may be issued in respect of any Rollover Option or Adjusted RSU immediately prior to the Arrangement Effective Time shall be included in, and issued from, the Equity Incentive Plan Initial Share Reserve. As promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed with the SEC, TopCo shall file an effective Form S-8 Registration Statement with the SEC with respect to the TopCo Common Shares issuable under the Equity Incentive Plan and TopCo shall maintain the effectiveness of such Form S-8 Registration Statement (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

Section 8.13 SPAC Extension. Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 10.1, if mutually agreed by the Company and SPAC, SPAC shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC’s Governing Documents and obtaining the necessary approval from the SPAC Stockholders, to extend the deadline by which SPAC must complete its initial Business Combination (a “SPAC Extension”) until a date mutually agreed in writing between SPAC and the Company.

Section 8.14 Warrant Agreement. Immediately prior to the Merger Effective Time, TopCo, SPAC, and CST shall enter into an assignment and assumption agreement pursuant to which SPAC shall assign to TopCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and the terms and conditions of the SPAC Warrant Agreement shall be amended and restated to, among other things, reflect the conversion of the SPAC Warrants to TopCo Warrants as set forth in Section 2.2(e).

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Each Party. The obligations of each party to this Agreement to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval shall have been obtained;

(b) All waiting periods (and any extensions thereof) applicable to the Transactions under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Transactions before a certain date, shall have expired or been terminated, and all other Regulatory Approvals shall have been obtained;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(e) The Company Required Approval shall have been obtained; and

(f) TopCo’s initial listing application with NYSE or Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares to be issued pursuant to the Transactions) shall have been approved for listing on NYSE or Nasdaq, as applicable.

Section 9.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) The representations and warranties of (A) the Company contained in Section 3.2 (Subsidiaries; Capitalization) and (B) the Merger Subsidiaries contained in Section 5.2 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii) Each of the Company and Merger Subsidiary Fundamental Representations (other than Section 3.2 (Subsidiaries; Capitalization) and Section 5.2 (Capitalization)) shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii) Each of the representations and warranties of the Company and the Merger Subsidiaries contained in this Agreement other than the Company and Merger Subsidiary Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing; and

(d) The Company shall have delivered or caused to be delivered:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of TopCo (except for any director or officer who is designated pursuant to Section 8.8 if he or she is a director of TopCo immediately prior to the Closing), effective as of the Closing; and

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by TopCo or the Company, or any of their respective Subsidiaries, and the Key Company Shareholders, including, without limitation:

(A) TopCo’s executed counterpart to the Registration Rights Agreement; and

(B) TopCo’s and each Key Company Shareholder’s executed counterpart to the Lock-Up Agreement.

Section 9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) The representations and warranties of SPAC contained in Section 4.2 shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii) Each of the SPAC Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii) Each of the representations and warranties of SPAC contained in this Agreement other than the SPAC Fundamental Representations and the representations and warranties of SPAC contained in Section 4.2 (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) As of the Closing, the Available Cash shall be no less than the sum of (i) the Company Transaction Expenses plus (ii) the SPAC Transaction Expenses plus (iii) $5,000,000;

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and be continuing; and

(e) SPAC shall have delivered or cause to be delivered:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC (except for any director or officer who is designated pursuant to Section 2.2(c) if he or she is a director of SPAC immediately prior to the Closing), effective as of the Closing; and

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by Sponsor, including, without limitation:

(A) the Sponsor’s executed counterpart to the Registration Rights Agreement;

(B) the Sponsor’s executed counterpart to the Sponsor Support Agreement; and

(C) the Sponsor’s executed counterpart to the Lock-Up Agreement; and

(iv) at or prior to the Closing, in a form reasonably acceptable to the Company, a properly executed certification that shares of SPAC Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, the Company’s only recourse for SPAC’s failure to deliver such a certification shall be to make any withholding pursuant to Section 2.6 that is required as a result of such failure.

Section 9.4 Frustration of Conditions. Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.4.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the Transactions;

(c) by written notice from the Company or SPAC to such other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to SPAC unless the SPAC has complied in all material respects with its obligations under Section 8.2(b);

(d) by written notice from the Company or SPAC to such other party if the Company Required Approval in respect of the Company Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with applicable Law; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company unless the Company has complied in all material respects with its obligations under Section 8.2(c);

(e) by written notice from the Company, if a SPAC Extension is not effected in accordance with Section 8.13 and SPAC must liquidate in accordance with its Governing Documents;

(f) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Merger Subsidiary set forth in this Agreement, such that the conditions specified in Section 9.2(a), 9.2(b) or 9.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Subsidiary through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), but only as long as the Company or such Merger Subsidiary continues to use its commercially reasonable efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before November 15, 2023 (to be extended by fourteen (14) days at the sole discretion of SPAC, the “Agreement End Date”), or (iii) SPAC receives a Delisting Determination or trading in SPAC’s securities is suspended for more than one Trading Day; provided that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 10.1(f) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 10.1(f) shall not be available to SPAC in the event that the breach of or failure to perform any provision of this Agreement by SPAC is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date; and

(g) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), but only as long as SPAC continues to use its commercially reasonable efforts to cure such Terminating SPAC Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 10.1(g) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 9.2(a), or Section 9.2(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 10.1(g) shall not be available to the Company in the event that the breach of or failure to perform any provision of this Agreement by the Company is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that it has read SPAC’s final prospectus, dated August 12, 2021, the other SPAC SEC Filings and the SPAC’s Governing Documents and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated on or before December 17, 2023 (subject to extensions as approved by the SPAC Stockholders), SPAC will be obligated to return to its public shareholders the amounts being held in the Trust Account. Accordingly, the Company hereby waives any claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement or the Transactions with SPAC; provided that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Share Redemptions, or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2 Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or Canada Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a) If to SPAC, to:

Jupiter Acquisition Corporation

11450 SE Dixie Hwy, Suite 105

Hobe Sound, FL 33455
Attention: James N. Hauslein
E-mail: jim@hauslein.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Ave.
New York, NY 10017
Attention: Michael Helsel
Brian Wheaton
Email: helselm@gtlaw.com
wheatonb@gtlaw.com

with a copy (which shall not constitute notice) to:

Harper Grey LLP
3200 – 650 West Georgia St.
Vancouver, British Columbia V6B 4P7
Attention: Prentice Durbin
Jeff Sheremeta
Email: pdurbin@harpergrey.com
jsheremeta@harpergrey.com

(b) If to the Company or any of the Merger Subsidiaries, to:

Filament Health Corp.
210-4475 Wayburne Drive
Burnaby, British Columbia, Canada V5G 4X4
Attention: Ben Lightburn
E-mail: ben@filament.health

with a copy (which shall not constitute notice) to:

Attention: Warren Duncan
E-mail: warren@filament.health

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3
Attention: Mike Stephens
Shanlee von Vegesack
Email: mstephens@fasken.com
svegesack@fasken.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.

New York, NY 10105
Attention: Barry I. Grossman, Esq.
Email: bigrossman@egsllp.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof, by operation of Law or otherwise, without the prior written consent of the other party and any such purported assignment without prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, TopCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnitees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 8.11, (ii) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (iii) Sponsor, Prior SPAC Counsel and Prior Company Counsel are intended third-party beneficiaries of, and may enforce, any provision of Section 11.18 or Section 11.19 that confers any right or privilege to such party. Notwithstanding the foregoing, Section 8.9 is intended to be for the benefit of, and may be enforced by, any of the Advisors.

Section 11.6 Expenses.

(a) Except as otherwise set forth in this Agreement, including Section 8.1(c) and Section 8.2(a)(i), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants. Notwithstanding the foregoing, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Transaction Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Transaction Expenses and (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all Unpaid Company Transaction Expenses and all Unpaid SPAC Transaction Expenses; provided that:

(i) TopCo shall only be obligated to pay the outstanding unpaid legal fees and expenses of Ellenoff Grossman & Schole LLP and Fasken Martineau DuMoulin LLP, counsel for the Company, in an amount of up to the amount set forth in Section 11.6 of the Company Disclosure Schedules, plus applicable taxes and disbursements, and the Company shall be responsible for any other legal fees and expenses it incurs in connection with the transactions contemplated in this Agreement; and

(ii) TopCo shall only be obligated to pay the outstanding unpaid legal fees and expenses of Greenberg Traurig, LLP and Harper Grey LLP, counsel for SPAC, in an amount of up to the amount set forth in Section 11.6 of the SPAC Disclosure Schedules, plus applicable taxes and disbursements, and SPAC shall be responsible for any other legal fees and expenses it incurs in connection with the transactions contemplated in this Agreement.

Section 11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9 Company and SPAC Disclosure Schedules. The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the SPAC Disclosure Schedules), the Plan of Arrangement and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the letter of intent between SPAC and the Company, dated June 16, 2023). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing approved by the respective boards of directors of the Company, SPAC, TopCo and Merger Sub and executed in the same manner as this Agreement and which makes reference to this Agreement. Any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 11.11 shall be null and void, ab initio.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) All legal Actions or causes of Action arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions or causes of Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action or cause of Action arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby brought by any party hereto and (ii) agrees not to commence any Action or cause of action relating thereto except in the courts described above in Delaware, other than Actions or causes of Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause of Action against such party (A) arising under this Agreement or under any Ancillary Agreement or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (x) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 11.14(a) for any reason, (y) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (1) the Action or cause of Action in any such court is brought against such party in an inconvenient forum, (2) the venue of such Action or cause of Action against such party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.14(b) shall be effective service of process for any such Action or cause of Action.

(b) THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.14(b).

Section 11.15 Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto agrees that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (a) without necessity of posting a bond or other form of security and (b) without proving the inadequacy of money damages or another remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (i) money damages would be adequate or there is another adequate remedy at law or (ii) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

Section 11.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or the Merger Subsidiaries (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Merger Subsidiaries or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and this Article XI and (b) the Confidentiality Agreement (including the confidentiality obligations set forth in Section 8.7).

Section 11.18 Prior SPAC Counsel Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company or any Merger Subsidiary, on the other hand, any legal counsel (including Greenberg Traurig, LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute.

(b) The Company further agrees, on behalf of itself, and, after the Closing, on behalf of the Company and TopCo, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC, Sponsor or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, by the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or after the Closing, the Surviving Company, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Group Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC or the Group Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the Company agree to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees (i) to the extent that the Company receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 11.18, and (b) the Company shall not assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Company waive the attorney-client or other privilege, or by otherwise asserting that the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) The Company, on behalf of the Group Companies, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Prior SPAC Counsel.

Section 11.19 Prior Company Counsel Conflicts and Privilege.

(a) Each of the parties hereto acknowledges and agrees that each of Fasken Martineau DuMoulin LLP and Ellenoff Grossman & Schole LLP (collectively, “Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation, preparation, execution and delivery of, and performance under, this Agreement and the Ancillary Agreements and consummation of the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees, on behalf of itself, and after the Closing, on behalf of the Surviving Company, not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(b) SPAC further agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Group Companies or Merger Subsidiaries or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Company on behalf of the Group Companies and the Merger Subsidiaries and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company on behalf of the Company, the Group Companies and Merger Subsidiaries and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC (including, after the Closing, the Surviving Company), the Group Companies or the Merger Subsidiaries, on the one hand, and a third party other than Sponsor, on the other hand, SPAC (including, after the Closing, the Surviving Company), the applicable Group Company(ies) or Merger Subsidiary(ies) may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that none of SPAC (including, after the Closing, the Surviving Company), the Group Companies or the Merger Subsidiaries may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of the Company. In the event that SPAC or, after the Closing, the Surviving Company is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC or, after the Closing, the Surviving Company shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify the Company in writing (including by making specific reference to this Section 11.19) so that the Company can seek a protective order, and SPAC agrees to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Company and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Group Companies, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, (i) to the extent that SPAC or, after the Closing, the Surviving Company receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person of the privileges or protections described in this Section 11.19, and (b) neither SPAC nor, after the Closing, the Surviving Company, shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Surviving Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the Surviving Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) SPAC, on behalf of itself and Sponsor, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 11.19 shall be irrevocable, and no term of this Section 11.19 may be amended, waived or modified, without the prior written consent of the Prior Company Counsel.

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IN WITNESS WHEREOF the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:	JUPITER ACQUISITION CORPORATION

	By:	/s/ James N. Hauslein
	Name:	James N. Hauslein
	Title:	Chairman & Chief Executive Officer

COMPANY:	FILAMENT HEALTH CORP.

	By:	/s/ Benjamin Lightburn
	Name:	Benjamin Lightburn
	Title:	Chief Executive Officer

TOPCO:	1427702 B.C. LTD.

	By:	/s/ Ryan Wilson
	Name:	Ryan Wilson
	Title:	Director

MERGER SUB:	FILAMENT MERGER SUB LLC

	By:	/s/ Ryan Wilson
	Name:	Ryan Wilson
	Title:	President, Secretary and Treasurer

Exhibit A

Form of Lock-Up Agreement

[Attached.]

Ex A-1

FORM OF

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among 1427702 B.C. Ltd., a British Columbia corporation (the “Company”), Jupiter Founders LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Filament Holders” on the signature page(s) hereto (each such party, a “Filament Holder,” and, collectively, the “Filament Holders”). The SPAC Holders, the Filament Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 3(g) of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of July 18, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Jupiter Acquisition Corporation (“SPAC”), the Company, Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Filament Health Corp., a British Columbia corporation (“Filament”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) SPAC will merge with and into Merger Sub (with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving common shares in the capital of the Company (“Common Shares”) or securities convertible into or exercisable or exchangeable for Common Shares, and (ii) Filament and [●], a British Columbia corporation and direct, wholly owned subsidiary of the Company, will amalgamate to form a new British Columbia corporation (“AmalCo”) (with AmalCo becoming a wholly owned subsidiary of the Company), in exchange for Filament’s securityholders receiving Common Shares or securities convertible into or exercisable or exchangeable for Common Shares;

WHEREAS, upon consummation of the Transactions, the Holders will own Common Shares or securities convertible into or exercisable or exchangeable for Common Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by each Holder thereunder, the parties wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the Lock-Up Securities (as defined below).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. For purposes of this Agreement:

(a) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

Ex A-2

(b) “Deferred Fee Shares” means any Common Shares that may be issued in satisfaction of certain deferred underwriting commissions as set forth in that certain letter agreement, dated April 6, 2023, from Brookline Capital Markets, a division of Arcadia Securities, LLC, and Ladenburg Thalmann & Co. Inc. to SPAC.

(c) “immediate family” means with respect to any Person, such Person’s spouse or domestic partner (or former spouse or former domestic partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption).

(d) “Lock-Up Period” means the period commencing immediately following the Closing and expiring on the earlier of (i) (A) the six (6) month anniversary of the Closing Date, with respect to the Private Shares (as defined below), or (B) the twelve (12) month anniversary of the Closing Date, with respect to the Lock-Up Securities other than the Private Shares, (ii) such time that the Trading Price of the Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least one hundred fifty (150) calendar days after the Closing Date, and (iii) such date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Shares for cash, securities or other property.

(e) “Lock-Up Securities” means, collectively, (i) any Common Shares owned by the SPAC Holders immediately after the Closing, (ii) any Common Shares or any other equity or equity-linked security (including any Common Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) owned by the Filament Holders immediately after the Closing and (iii) any Earnout Shares (including any Common Shares issued or issuable upon the conversion of such Earnout Shares) owned by the Holders to the extent such Earnout Shares have vested or have been issued by the Company pursuant to the Business Combination Agreement; provided, that, the Deferred Fee Shares shall not be considered Lock-Up Securities or otherwise subject to the terms and conditions of this Agreement.

(f) “Private Shares” means any Common Shares issued to a SPAC Holder in exchange for shares of Class A common stock, par value $0.0001 per share, of SPAC underlying private placement units sold in connection with SPAC’s initial public offering.

(g) “Transfer” means the:

(i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell or right or warrant to purchase, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security;

Ex A-3

(ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or

(iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii) above.

2. Lock-Up Provisions.

(a) Each Holder agrees not to Transfer any Lock-Up Securities until the end of the Lock-Up Period.

(b) Notwithstanding the foregoing, the restrictions set forth in Section 2(a), shall not apply to the following, provided that the Holder further agrees to execute such agreements as may be reasonably requested by the Company or the Sponsor that are consistent with the foregoing or that are necessary to give further effect thereto:

(i) a Transfer as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;

(ii) in the case of an individual, Transfers (A) to a partnership, limited liability company or other entity of which the Holder and/or the immediate family (as defined below) of the Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the Holder or (D) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement;

(iii) in the case of an entity, Transfers (A) to another entity that is an Affiliate (as defined in Rule 405 promulgated under the Securities Act) of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder or Affiliates of the Holder or who shares a common investment advisor with the Holder, or (B) as part of a distribution to members, partners, shareholders or equity holders of the Holder;

(iv) in the case of an entity, Transfers by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the Holder’s organization or the Holder’s organizational documents upon dissolution of the Holder;

(v) in the case of an entity that is a trust, Transfer to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

Ex A-4

(vi) Transfers relating to Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares, in each case, acquired in open market transactions after the Closing;

(vii) the exercise of options or warrants to purchase Common Shares or the vesting of awards of Common Shares and any related Transfer of Common Shares in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Common Shares, it being understood that all Common Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(viii) Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares in connection with the termination of the Holder’s service to the Company;

(ix) the establishment, by the Holder, at any time after the Closing, of any trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act providing for the transfer of the Lock-Up Securities; provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Securities during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that (A) in the case of clauses (ii) and (iii) above, such Transfer shall not involve a disposition for value and (B) in the case of clauses (ii), (iii) and (iv), it shall be a condition to the Transfer or distribution that each applicable permitted transferee, trustee, donee or distributee enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such permitted transferee shall expressly refer only to the immediate family of the applicable Holder and not to the immediate family of such permitted transferee), agreeing to be bound by the Transfer restrictions set forth in this Agreement.

(c) Any purported Transfer contrary to the provisions of this Agreement shall be void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Securities as an equity holder for any purpose. Each Holder acknowledges and agrees that during the Lock-Up Period, stop transfer orders shall be placed against the Lock-Up Securities and each certificate or book entry position statement evidencing Lock-Up Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE SECURITY HOLDERS NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Ex A-5

(d) Notwithstanding anything to the contrary in this Section 2, (i) to the extent a Holder reasonably expects to incur a Tax obligation as a result of the Transactions, then, upon presentation of satisfactory evidence of such obligation to the Company, at the Company’s sole discretion, such Holder shall be permitted to Transfer for value a sufficient number of Lock-Up Securities to satisfy such Tax obligation and, upon the determination of the Company that such a Transfer is otherwise permitted by applicable Law, the Company shall instruct its transfer agent to permit such Transfer notwithstanding this Section 2 or any stop transfer restrictions hereunder, and (ii) except as permitted in the immediately preceding clause (i), to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 2 prior to the expiration of the Lock-Up Period, then all Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 2 to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted.

3. Miscellaneous.

(a) Power and Authority. Each Holder hereby represents and warrants that it, he or she has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms.

(b) Capacity as a Company Shareholder. Each Holder signs this Agreement solely in such Holder’s capacity as a shareholder of the Company, and not in such Holder’s capacity as a director or officer of the Company, as applicable.

(c) Investment Intent. Notwithstanding anything in this Agreement to the contrary, each Holder (i) intends to hold the Lock-Up Securities for investment purposes, (ii) has no current plan or intention to dispose of or otherwise transfer the Lock-Up Securities and (iii) is under no binding agreement to dispose of or otherwise transfer the Lock-Up Securities.

(d) Entire Agreement. This Agreement (and the Business Combination Agreement to the extent incorporated herein) constitutes the full and entire understanding and agreement among the parties to this Agreement with respect to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement.

(e) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or Canada Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows (or at such other address as shall be specified by like notice made pursuant to this Section 3(e)):

If to the Company, to:

Filament Health Corp.
210-4475 Wayburne Drive
Burnaby, British Columbia, Canada V5G 4X4
Attention:	Ben Lightburn
E-mail:	ben@filament.health

Ex A-6

with a copy (which shall not constitute notice) to:

Attention:	Warren Duncan
E-mail:	warren@filament.health

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3
Attention:	Mike Stephens
Shanlee von Vegesack
Email:	mstephens@fasken.com
svegesack@fasken.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105
Attention:	Barry I. Grossman, Esq.
Email:	bigrossman@egsllp.com

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

(f) Amendments and Waivers.

(i) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Holders holding a majority of the Lock-Up Securities then held by the Holders in the aggregate. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 3(f)(i) shall be null and void, ab initio.

(ii) Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved).

Ex A-7

(iii) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(iv) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (A) adversely affect any Holder or (B) disproportionately affect any Holder as compared to any other Holder, in each case, will not bind any such Holder without such Holder’s prior written approval.

(g) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns and transferees. Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, except as expressly permitted under Section 2(b) above. Any purported assignment in violation of this Section 3(g) shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.

(h) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such party.

(i) Governing Law; Jurisdiction.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

(ii) All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any party hereto, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such party (A) arising under this Agreement, or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (1) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 3(i)(ii) for any reason, (2) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (3) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 3(e) shall be effective service of process for any such Action, claim, demand, action or cause of action.

Ex A-8

(j) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(J).

(k) Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Ex A-9

(l) Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(m) Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto acknowledges and agrees that its obligations under this Agreement are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (A) without necessity of posting a bond or other form of security and (B) without proving the inadequacy of money damages or another any remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (I) money damages would be adequate or there is another adequate remedy at law or (II) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

(n) Legal Representation. Each Holder acknowledges that each of Fasken Martineau DuMoulin LLP (“Fasken”) and Ellenoff Grossman & Schole LLP (“EGS”) is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and neither Fasken nor EGS is acting as counsel to such Holder.

(o) Several Liabilities. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Ex A-10

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

1427702 B.C. Ltd.

By:
Name:
Title:

SPONSOR:

JUPITER FOUNDERS LLC

By:
Name:
Title:

Number and Type of Lock-Up Securities:

Common Shares:

Other (Specify):

Address for Notices:

Address:

Telephone No.:
Email:

SPAC HOLDERS:

[__________________]

By:
Name:
Title:

Number and Type of Lock-Up Securities:

Common Shares:

Other (Specify):

Address for Notices:

Address:

Telephone No.:
Email:

FILAMENT HOLDERS:

[__________________]

By:
Name:
Title:

Number and Type of Lock-Up Securities:

Common Shares:

Other (Specify):

Address for Notices:

Address:

Telephone No.:
Email:

Exhibit B

Form of Registration Rights Agreement

[Attached.]

Ex B-1

FORM OF
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among 1427702 B.C. Ltd., a British Columbia corporation (the “Company”), Jupiter Founders LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under “SPAC Holders” on the signature page(s) hereto (the Sponsor and each such party, a “SPAC Holder,” and, such parties collectively, including the Sponsor, the “SPAC Holders”), and the undersigned parties listed under “Filament Holders” on the signature page(s) hereto (each such party, a “Filament Holder,” and, collectively, the “Filament Holders”). The SPAC Holders, the Filament Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, are each referred to herein as a “Holder,” and, collectively, the “Holders.” Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of July 18, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Business Combination Agreement”), by and among Jupiter Acquisition Corporation (“SPAC”), the Company, Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Filament Health Corp., a British Columbia corporation (“Filament”), pursuant to which and subject to the terms and conditions thereof, among other things, (i) SPAC will merge with and into Merger Sub (with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company), in exchange for SPAC’s securityholders receiving common shares in the capital of the Company (“Common Shares”) or securities convertible into or exercisable or exchangeable for Common Shares, and (ii) Filament and [●], a British Columbia corporation and direct, wholly owned subsidiary of the Company, will amalgamate to form a new British Columbia corporation (“AmalCo”) (with AmalCo becoming a wholly owned subsidiary of the Company), in exchange for Filament’s securityholders receiving Common Shares or securities convertible into or exercisable or exchangeable for Common Shares;

WHEREAS, SPAC, the Sponsor and the other SPAC Holders are parties to that certain Registration Rights Agreement, dated as of August 12, 2021 (the “Original RRA”), which Original RRA such parties desire to terminate upon consummation of the Transactions; and

WHEREAS, in connection with the Transactions, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain Registrable Securities (as defined below).

Ex B-2

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Shares” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“AmalCo” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given in Section 2.5.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demand Registration” shall have the meaning given in Section 2.2.1.

Ex B-3

“Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for the Registration of Registrable Securities pursuant to Section 2.2.1.

“Earnout Shares” shall have the meaning given in the Business Combination Agreement.

“EDGAR” shall have the meaning given in Section 3.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filament” shall have the meaning given in the Recitals hereto.

“Filament Holders” shall have the meaning given in the Preamble hereto.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“IPO Underwriters” shall mean Nomura Securities International, Inc., Ladenburg Thalmann & Co. Inc., Brookline Capital Markets, a division of Arcadia Securities, LLC, and their respective designees.

“Joinder” shall have the meaning given in Section 5.2.5.

“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of the date hereof, by and among the Company, the Sponsor and certain securityholders of the Company party thereto.

“Lock-Up Period” shall have the meaning given in the Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1.4.

Ex B-4

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” shall have the meaning given in Section 2.1.7.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.5.1.

“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act).

“Permitted Transferees” shall mean, with respect to each Holder and its Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 2 of the Lock-Up Agreement and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.3.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding Common Shares or any other equity or equity-linked security (including any Common Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company held by a Holder immediately following the Closing (including any Earnout Shares to the extent such Earnout Shares have vested and any Common Shares issued upon the conversion of any Company Earnout Shares pursuant to the Business Combination Agreement) to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (b) any Common Shares or any other equity or equity-linked security (including any Common Shares issued or issuable upon the exercise, conversion or exchange of any other equity or equity-linked security) of the Company acquired by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Shares; and (d) any other equity or equity-linked security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a), (b) or (c) above by way of a share dividend or share split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Ex B-5

“Registration” shall mean a registration effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Shares are then listed;

(B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)  printing, messenger, telephone and delivery expenses;

(D)  reasonable fees and disbursements of counsel for the Company;

(E)  reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)  in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $30,000 in the aggregate for each such Registration, of one (1) legal counsel selected by (i) the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) the majority-in-interest of the Shelf Demanding Holders initiating an Underwritten Shelf Takedown, or (iii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.2.1.

“SEC Guidance” shall have the meaning given in Section 2.1.7.

Ex B-6

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in Section 2.1.1.

“Shelf Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for an Underwritten Shelf Takedown of Registrable Securities pursuant to Section 2.1.4.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Requesting Holders” shall have the meaning given in Section 2.1.4.

“Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“SPAC” shall have the meaning given in the Recitals hereto.

“SPAC Holders” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

Ex B-7

ARTICLE II
REGISTRATIONS AND OFFERINGS

2.1  Shelf Registration.

2.1.1  Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf,” and together with the Form F-1 Shelf, the New Registration Statement and any Subsequent Shelf Registration Statement, the “Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the public resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall use commercially reasonable efforts to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2  Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act with respect to the public resale of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) at the time of filing and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

Ex B-8

2.1.3  Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a SPAC Holder or a Filament Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the other SPAC Holders (as a group) and the Filament Holders (as a group).

2.1.4  Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-Up Period to which a Holder’s shares are subject and when an effective Shelf is on file with the Commission, one or more Holders may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Shelf Requesting Holder, either individually or together with other Shelf Requesting Holders, with an aggregate offering price, net of underwriting discounts and commissions, reasonably expected to exceed at least $25 million (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of the Underwritten Shelf Takedown (a “Shelf Takedown Notice”), which Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Underwritten Shelf Takedown (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown, a “Shelf Requesting Holder”) shall so notify the Company of its intent to participate in such Underwritten Shelf Takedown, in writing, within five (5) business days after the receipt by such Holder of the Company Shelf Takedown Notice. Upon receipt by the Company of any such written notification from a Shelf Requesting Holder to the Company, subject to the provisions of Section 2.2.4, the Company shall include in such Underwritten Shelf Takedown all Registrable Securities of such Shelf Requesting Holder. Subject to Section 2.5.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Shelf Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Any Underwritten Shelf Takedown effected pursuant to this Section 2.1.4 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2. Notwithstanding anything to the contrary in this Agreement, the Company may consummate an Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering. Notwithstanding anything to the contrary in this Agreement, the IPO Underwriters may demand an Underwritten Offering pursuant to this Section 2.1.4 or Section 2.2.1 on only one (1) occasion and only during the period commencing on the date of this Agreement and ending on August 12, 2026, and, thereafter, will no longer have any rights under this Section 2.1.4 or Section 2.2.1.

Ex B-9

2.2  Demand Registration.

2.2.1  Request for Registration. Subject to the provisions of Section 2.2.4 and Section 3.4 and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1 covering Registrable Securities, Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities may make a written demand for Registration of all or part of their Registrable Securities on (a) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (b) if available, Form F-3, which in the case of either clause (a) or (b), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended methods of distribution thereof (such written demand a “Demand Registration”) provided that such Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of the Minimum Amount. The Company shall, within ten (10) business days following the Company’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) business days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder to the Company, subject to Section 2.2.4 below, such Requesting Holder shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration, and the Company shall use reasonable best efforts to effect the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration as soon as practicable. The Company shall not be obligated to effect more than (i) an aggregate of three (3) Registrations pursuant to a Demand Registration or an Underwritten Shelf Takedown initiated by the Sponsor and other SPAC Holders (and their respective Permitted Transferees), as a group, and (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration or an Underwritten Shelf Takedown initiated by the Filament Holders (and their Permitted Transferees), as a group, in each case under Section 2.1.4 or this Section 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders (or in the case of an Underwritten Shelf Takedown, the Shelf Demanding Holders and the Shelf Requesting Holders) to be registered on behalf of the Demanding Holders and the Requesting Holders (or in the case of an Underwritten Shelf Takedown, the Shelf Demanding Holders and the Shelf Requesting Holders) in such Registration have been sold, in accordance with Section 3.1 of this Agreement. Notwithstanding anything to the contrary in this Agreement, the IPO Underwriters may demand an Underwritten Offering pursuant to Section 2.1.4 or this Section 2.2.1 on only one (1) occasion and only during the period commencing on the date of this Agreement and ending on August 12, 2026, and, thereafter, will no longer have any rights under Section 2.1.4 or this Section 2.2.1.

Ex B-10

2.2.2  Effective Registration. Notwithstanding the provisions of Section 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by a Demanding Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of Section 2.2.4 and Section 3.4, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.3 shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

Ex B-11

2.2.4  Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering advise the Demanding Holders (or Shelf Demanding Holders, as applicable) in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders (or Shelf Demanding Holders, as applicable) shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders (or Shelf Demanding Holders, as applicable), in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.2.5  Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Offering, a majority-in-interest of the Demanding Holders (or Shelf Demanding Holders, as applicable) initiating such Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the remaining Demanding Holders (or Shelf Demanding Holders, as applicable) may elect to have the Company continue such Underwritten Offering if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in such Underwritten Offering by the remaining Demanding Holders (or Shelf Demanding Holders, as applicable). If withdrawn, a demand for an Underwritten Offering shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1, unless either (i) such Demanding Holder (or Shelf Demanding Holder, as applicable) has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder (or Shelf Demanding Holder, as applicable) reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder or Shelf Demanding Holder, as applicable, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Offering); provided that, if one or more Demanding Holders (or Shelf Demanding Holders, as applicable) elect to continue such Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as a Registration demanded by such remaining Demanding Holders (or Shelf Demanding Holders, as applicable), as applicable, for purposes of Section 2.2.1. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.2.5, other than if a Demanding Holder (or Shelf Demanding Holder, as applicable) elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.2.5.

Ex B-12

2.2.6  New Registration Statement. Notwithstanding the registration obligations set forth in Section 2.1 or this Section 2.2, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (a) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the Commission and/or (b) withdraw the Registration Statement and file a new registration statement (a “New Registration Statement”), on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Registration Statement or files a New Registration Statement, as the case may be, under clause (a) or (b) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or provided by SEC Guidance to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Registration Statement, as amended, or the New Registration Statement.

2.3  Piggyback Registration.

2.3.1  Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of share capital other than the Holders) any Common Shares or other equity securities of the Company under the Securities Act in connection with the public offering of such securities solely for cash (including, for this purpose, an Underwritten Offering pursuant to Section 2.1.4 or Section 2.2.3) (other than a registration relating solely to the sale of securities to participants in a Company share plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only shares being registered is Common Shares issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.3.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

Ex B-13

2.3.2  Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.3.3  Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder or Shelf Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.2.5) shall have the right to withdraw all or any portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.2.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.3.

Ex B-14

2.3.4  Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.2.5, any Piggyback Registration effected pursuant to Section 2.3 shall not be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1. Notwithstanding anything to the contrary in this Agreement, the IPO Underwriters may participate in a Piggyback Registration only during the period commencing on the date of this Agreement and ending on August 12, 2028, and, thereafter, will no longer have any rights in respect thereof.

2.4  Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in such Underwritten Offering that is an executive officer, director or Holder holding in excess of five percent (5%) of the outstanding Common Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Common Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-calendar day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.5  Block Trades; Other Coordinated Offerings.

2.5.1  Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder or Shelf Demanding Holder, as applicable, wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an aggregate offering price reasonably expected to be at least the Minimum Amount or (y) of all remaining Registrable Securities held by the Demanding Holder or Shelf Demanding Holder, then such Demanding Holder or Shelf Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders or Shelf Demanding Holders, as applicable, representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, neither a Block Trade nor an Other Coordinated Offering shall include an offering of Registrable Securities in which a negative assurance letter of counsel to the Company or a comfort letter of the accountants of the Company is to be delivered to the Underwriter or Underwriters, brokers, sales agents or distribution agents, as applicable.

Ex B-15

2.5.2  Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders or Shelf Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.5.2.

2.5.3  Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder or a Shelf Demanding Holder pursuant to this Agreement.

2.5.4  The Demanding Holder or Shelf Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.5.5  A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.1, and the procedures set forth in Section 2.1.4 or Section 2.2.3, as applicable, with respect to an Underwritten Offering shall not apply with respect thereto.

ARTICLE III

COMPANY PROCEDURES

3.1  General Procedures. If, at any time on or after the date hereof, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1  prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) when all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities or (ii) the termination of this Agreement;

Ex B-16

3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3  prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4  prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

Ex B-17

3.1.5  use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8  at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9  advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

3.1.10  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.11  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to enter into confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

Ex B-18

3.1.12  obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or Underwriters may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.14  in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;

3.1.15  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q and 10-K and Current Report on 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act (or any successor rule then in effect);

3.1.16  with respect to an Underwritten Offering pursuant to Section 2.1.4 or Section 2.2.1, if such offering involving gross proceeds in excess of $25 million, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “roadshow” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

Ex B-19

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3  Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4  Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement or, in the opinion of counsel for the Company, it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2  If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company, such Registration Statement would be seriously detrimental to the Company and it is therefore in the best interest of the Company to defer such submission, filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

Ex B-20

3.4.3  (a) During the period starting with the date ninety (90) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) calendar days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration, or (b) if, pursuant to Section 2.1.4 or Section 2.2.1, Holders have requested an Underwritten Offering and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4, 2.2.1 or 2.5 for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6  Foreign Private Issuer Status. As of such time as the Company ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (i) all references in this Agreement to Form F-1 or a Form F-1 Shelf shall thereafter be deemed to refer to Form S-1 or a shelf registration on Form S-1, respectively, (ii) all references in this Agreement to Form F-3 or a Form F-3 Shelf shall thereafter be deemed to refer to a Form S-3 or a shelf registration on Form S-3, respectively, and (iii) the Company shall promptly take all actions reasonably necessary to ensure the Holders gain the expected benefit of this Agreement, including by filing (and making effective) any post-effective amendment to an existing Registration Statement, a Subsequent Shelf Registration Statement or other New Registration Statement.

Ex B-21

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1  Indemnification.

4.1.1  The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement or omission of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Ex B-22

4.1.3  Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable, good faith judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable, good faith judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5  If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

Ex B-23

ARTICLE V

MISCELLANEOUS

5.1  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or Canada Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other internationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following business day, addressed as follows (or at such other address as shall be specified by like notice made pursuant to this Section 5.1):

If to the Company, to:

Filament Health Corp.
210-4475 Wayburne Drive
Burnaby, British Columbia, Canada V5G 4X4
Attention:	Ben Lightburn
E-mail:	ben@filament.health

with a copy (which shall not constitute notice) to:

Attention:	Warren Duncan
E-mail:	warren@filament.health

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3
Attention:	Mike Stephens
Shanlee von Vegesack
Email:	mstephens@fasken.com
svegesack@fasken.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105
Attention:	Barry I. Grossman, Esq.
Email:	bigrossman@egsllp.com

Ex B-24

If to any Holder, to:

the address set forth below such Holder’s name on the signature pages to this Agreement.

5.2  Assignment; No Third Party Beneficiaries.

5.2.1  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2  Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated in whole or in part by such Holder in conjunction with and to the extent of any Transfer of Registrable Securities by any such Holder; provided, that, with respect to the Filament Holders, the Sponsor and the other SPAC Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Filament Holders shall be permitted to transfer its rights hereunder as the Filament Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Filament Holder (it being understood that no such transfer shall reduce any rights of such Filament Holder or such transferees) and (y) the Sponsor and the other SPAC Holders shall be permitted to transfer their respective rights hereunder as the Sponsor or the other SPAC Holders, as applicable, to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the other SPAC Holders, as applicable (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the other SPAC Holders or such transferees).

5.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4  This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5  No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by delivery of an executed joinder in substantially the same form as Exhibit A attached hereto (a “Joinder”)). Any transfer or assignment of this Agreement, or of any rights, duties or obligations hereunder, made other than as provided in this Section 5.2 shall be null and void.

5.3  Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Ex B-25

5.4  Governing Law; Venue.

5.4.1  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

5.4.2  All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any party hereto, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action claim, demand, action or cause of action against such party (A) arising under this Agreement, or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (1) any claim that such party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 5.4.2 for any reason, (2) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (3) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.1 shall be effective service of process for any such Action, claim, demand, action or cause of action.

5.5  TRIAL BY JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

Ex B-26

5.6  Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities at such time (for the avoidance of doubt, the Registrable Securities held by the IPO Underwriters shall only be included in determining whether a majority of such Holders have consented hereunder if the IPO Underwriters have rights under Sections 2.1.4, 2.2.1 and Section 2.3.4), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares; and provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Filament Holder so long as such Filament Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares; provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the share capital of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate or be construed as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7  Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares, the Company hereby agrees and covenants that it will not grant rights to register any Common Shares (or securities convertible into or exchangeable for Common Shares) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, and (b) a Filament Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Filament Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Ex B-27

5.8  Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities, and with respect to the Company, on the date that no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9  Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10  Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2, subject to the prior written consent of the Sponsor and each Filament Holder (in each case, so long as such Holder and its affiliates hold Registrable Securities representing, in the aggregate, at least five percent (5%) of the outstanding Common Shares), the Company may make any person or entity who acquires Common Shares or rights to acquire Common Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder to this Agreement from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Shares.

5.11  Construction.

5.11.1  Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

Ex B-28

5.11.2  Unless the context of this Agreement otherwise requires, references in this Agreement to any law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

5.11.3  References to “$” are to the lawful currency of the United States of America.

5.11.4  Time periods in calendar days within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following business day if the last calendar day of the period is not a business day.

5.11.5  The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

5.12  Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

5.13  Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including the Original RRA.

5.14  Adjustments. If, and as often as, there are changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[Remainder of page intentionally left blank]

Ex B-29

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

1427702 B.C. Ltd.

By:
Name:
Title:

SPONSOR:

Jupiter Founders LLC

By:
Name:
Title:

Address:

SPAC HOLDERS:

[●]

Address:

FILAMENT HOLDERS:

[●]

Address:

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among 1427702 B.C. Ltd., a British Columbia corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Common Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections (as defined below).

For purposes of this Joinder, “Excluded Sections” shall mean [                      ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Shareholder

Print Name of Shareholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[________]

By:
Name:
Its:

Exhibit C

Form of Company Resolution

[Attached.]

Ex C-1

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (as may be modified, supplemented or amended, the “Arrangement”) under Part 9, Division 5 of the of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Filament Health Corp. (the “Company”), Jupiter Acquisition Corporation (“SPAC”), Filament Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), 1427702 B.C. Ltd. (“TopCo”), the shareholders of Company (the “Shareholders”), the holders of options to acquire shares of the Company, the holders of restricted share units to acquire shares of the Company, and the holders of warrants to acquire shares of the Company, as more particularly described and set forth in the plan of arrangement (as may be amended, supplemented or varied, the “Plan of Arrangement”) attached as an appendix to the Circular, as contemplated in the business combination agreement dated July 18, 2023 by and among the Company, SPAC, Merger Sub and TopCo, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Business Combination Agreement”), as more particularly described and set forth in the Management Information Circular of the Company dated [●] (the “Circular”) accompanying the notice of this meeting, as the Arrangement may be amended, modified or supplemented from time to time in accordance with the Business Combination Agreement, and all transactions contemplated thereby, be and are hereby authorized, approved and adopted.

2.	The (i) Business Combination Agreement, and all the transactions contemplated thereby, (ii) actions of the directors of the Company in approving the Arrangement and the Business Combination Agreement and the Plan of Arrangement, and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement (and any modifications, supplements or amendments thereto in accordance with its terms) and causing the performance by the Company of its obligations thereunder, in each case be and are hereby ratified, confirmed, authorized, adopted and approved.

3.	The plan of arrangement (the “Plan of Arrangement”) of the Company implementing the Arrangement, the full text of which is set out in Appendix “[●]” to the Circular (as the Plan of Arrangement may be, or may have been, modified, supplemented or amended from time to time in accordance with its terms and the terms of the Business Combination Agreement), be and is hereby authorized, approved and adopted.

4.	The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5.	Notwithstanding that this resolution has been passed, and the Arrangement authorized, approved, and adopted by the Shareholders or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Company be and are hereby authorized and empowered without further notice to or approval of the Shareholders (i) to amend, modify or supplement the Business Combination Agreement or the Plan of Arrangement, to the extent permitted by the Business Combination Agreement and the Plan of Arrangement, and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement and/or any related transactions.

6.	Any one officer or director of Company be and is hereby authorized and directed for and on behalf of Company, to execute or cause to be executed, under the corporate seal of Company or otherwise, and to deliver or cause to be delivered for filing under the BCBCA, any documents as are necessary or desirable in accordance with the Business Combination Agreement and the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such other documents, and the filing of such documents is hereby authorized and approved.

7.	Any one or more directors or officers of the Company is hereby authorized and directed, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Business Combination Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement, including:

(a)	all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Business Combination Agreement or the Plan of Arrangement, or otherwise to be entered into by the Company;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Ex C-2

Exhibit D

Form of Plan of Arrangement

[Attached.]

Ex D-1

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

Section 1.1              In this Plan of Arrangement, any capitalized term used herein and not defined in this Section 1.1 will have the meaning ascribed thereto in the Business Combination Agreement. Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Adjusted RSU” has the meaning ascribed thereto in Section 3.1(c)(xii) of this Plan of Arrangement;

“Allocation Schedule” means the allocation schedule to be delivered no later than five (5) Business Days prior to the Effective Date by the Company to SPAC (and to be delivered by SPAC to the Exchange Agent thereafter) in accordance with Section 2.4 of the Business Combination Agreement;

“AmalCo Sub Shares” means the common shares of AmalCo Sub;

“AmalCo Sub” means [●];

“Amalgamation” has the meaning given to that term in Section 3.1(c);

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

“Arrangement Dissent Rights” has the meaning ascribed thereto in Section 4.1 of this Plan of Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Business Combination Agreement” means the business combination agreement made as of July 18, 2023 by and among the Company, TopCo, SPAC and Merger Sub, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Vancouver, British Columbia are open for the general transaction of business;

“Class B Earnout Shares” shall have the meaning ascribed to such term in the TopCo A&R Articles;

“Class C Earnout Shares” shall have the meaning ascribed to such term in the TopCo A&R Articles;

Ex D-2

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company” means Filament Health Corp., a company existing under the laws of the Province of British Columbia;

“Company Arrangement Resolution” means the special resolution of the Company Shareholders and/or Securityholders (excluding holders of Company RSUs), as applicable, approving the Plan of Arrangement which is to be considered at the Company Shareholders Meeting, substantially in the form of Exhibit C to the Business Combination Agreement;

“Company Board” means the board of directors of the Company;

“Company Finders Warrant” means a warrant, representing the right to acquire Company Shares that is outstanding and unexercised;

“Company Certificated Warrant” means a warrant, representing the right to acquire Company Shares issued pursuant to warrant certificates, that is outstanding and unexercised;

“Company Disclosure Schedules” means the disclosure schedules dated the date of the Business Combination Agreement and delivered by the Company to SPAC with the Business Combination Agreement;

“Company Earnout Shares” means the (i) Class B Earnout Shares, and (ii) Class C Earnout Shares, issuable in accordance with their terms as set forth in Section 2.7 of the Business Combination Agreement;

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of the Business Combination Agreement;

“Company Omnibus Plan” means the omnibus equity incentive plan of the Company, providing for the grant of various equity-based compensation arrangements, including Company Options and Company RSUs, currently in effect;

“Company Optionholders” means, at any time, the holders of Company Options outstanding at such time and “Company Optionholder” means any one of them;

“Company Options” means, as of any determination time, each option to purchase Company Shares, whether vested or unvested, that is outstanding and unexercised, as granted under the Company Omnibus Plan;

“Company RSUs” means, as of any determination time, each restricted share unit, whether vested or unvested, as granted under the Company Omnibus Plan;

“Company Securities” means, collectively, the Company Shares, the Company Options, the Company Warrants and the Company RSUs;

“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders, the Company Warrantholders and the holders of Company RSUs;

Ex D-3

“Company Shares” means the common shares in the capital of the Company;

“Company Shareholders” means, at any time, the holders of Company Shares issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shareholders Meeting” means the special meeting of the Company Securityholders (excluding holders of Company RSUs), including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, the Interim Order and applicable Law, that is to be convened as provided by the Interim Order and applicable Law to consider, and, if deemed advisable, approve, the Company Arrangement Resolution, and for any other purpose as may be set out in the Company Information Circular and agreed to by SPAC;

“Company Shareholder Transaction Consideration” means the aggregate number of TopCo Common Shares equal to (a) the Equity Value divided by (b) $10.00;

“Company Warrantholder” means a holder of Company Warrants;

“Company Warrants” means the Company Certificated Warrants and the Company Finders Warrants;

“Court” means the Supreme Court of British Columbia sitting in Vancouver, British Columbia, or other applicable court of competent jurisdiction;

“Dissenting Shareholders” means a registered Company Shareholder (other than a Key Company Shareholder) who exercises Arrangement Dissent Rights in respect of the Company Arrangement Resolution in compliance with the dissent procedures set out in this Plan of Arrangement and the Interim Order or the BCBCA, as applicable, and who has not withdrawn or been deemed to have withdrawn such exercise of Arrangement Dissent Rights;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as agreed to by SPAC and the Company, each acting reasonably, in writing;

“Equity Value” means $176,000,000;

“Exchange Agent” means such Person appointed by the Company to act as exchange agent in accordance with the Business Combination Agreement, reasonably acceptable to SPAC (such acceptance not to be unreasonably withheld, conditioned or delayed) and the Company, for the purpose of exchanging certificates, if any, representing the Company Shares, and each Company Share held in book-entry form on the securities registry of the Company immediately prior to the Effective Time, in either case, for the portion of the Company Shareholder Transaction Consideration and Company Earnout Shares issuable in respect of such Company Shares in accordance with the Allocation Schedule and on the terms and subject to the conditions set forth in the Business Combination Agreement and this Plan of Arrangement;

“Exchange Consideration” means the number of TopCo Common Shares and Company Earnout Shares allocated to each Company Shareholder pursuant to the Allocation Schedule;

Ex D-4

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and SPAC, such consent to not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to both the Company and SPAC, each acting reasonably;

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, legislature, regulatory or administrative agency, governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof;

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“In-The-Money Amount” means, with respect to a Company Option or Rollover Option, the amount, if any, by which the total fair market value of the securities subject to the share option exceeds the total exercise price of the share option;

“Interim Order” means the interim order of the Court contemplated by Section 2.2(a) of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court (with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed) at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal, provided that any such amendment is reasonably acceptable to each of the Company and SPAC;

“Key Company Shareholders” means the persons and entities listed in Section 1.1(b) of the Company Disclosure Schedules;

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law;

“Letter of Transmittal” means the letter of transmittal as mutually agreed to by each of the Exchange Agent, SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed in the case of SPAC or the Company, as applicable) (which, for the avoidance of doubt, shall include a waiver of Arrangement Dissent Rights, a grant of an irrevocable proxy and powers of attorney and an agreement to vote in a manner consistent with the holders of shares of SPAC’s common stock, in each case, by the applicable Company Shareholder);

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws);

Ex D-5

“Merger Sub” means Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TopCo;

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“Plan of Arrangement” means this plan of arrangement, with such changes as may be mutually agreed to by SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) or required upon the direction of the Court in the Final Order, with the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable);

“Rollover Option” has the meaning ascribed thereto in Section 3.1(c)(xiii) of this Plan of Arrangement;

“Rollover Warrant” has the meaning ascribed thereto in Section 3.1(c)(xiv) of this Plan of Arrangement;

“Shareholder Support Agreement” means a voting and support agreement pursuant to which each Key Company Shareholder will agree to, among other things, (a) not transfer their Company Securities, (b) support and vote in favor of the Company Arrangement Resolution, and (c) not exercise, and waive, rights in respect of Arrangement Dissent Rights, on the terms and subject to the conditions set forth in the Shareholder Support Agreement;

“SPAC” means Jupiter Acquisition Corporation, a Delaware corporation, and any successor thereof;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” means all federal, provincial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.;

“TopCo” means 1427702 B.C. Ltd., a company incorporated under the laws of British Columbia;

“TopCo A&R Articles” means the amended and restated articles of TopCo, as set forth in Schedule A to this Plan of Arrangement; and

“TopCo Common Shares” means the common shares in the capital of TopCo.

Ex D-6

Section 1.2            In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(b)	Currency. Any references in this Plan or Arrangement to “dollars” or “$” shall be to United States dollars unless otherwise indicated.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)	Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(e)	Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(f)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Pacific Time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Pacific Time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(g)	Time References. References to time herein are to local time in Vancouver, British Columbia.

(h)	Schedules. The following Schedule is attached to this Plan of Arrangement and is incorporated in and forms part hereof:

Schedule A – TopCo A&R Articles

Article 2
BUSINESS COMBINATION AGREEMENT

Section 2.1            This Plan of Arrangement constitutes an arrangement as referred to in Division 5, Part 9 of the BCBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

Ex D-7

Section 2.2            This Plan of Arrangement and the Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Company Securityholders, the Company, TopCo, AmalCo Sub, Merger Sub, and SPAC and the Exchange Agent from and after the Effective Time.

Article 3
ARRANGEMENT

Section 3.1            At the Effective Time, the following transactions will occur and will be deemed to occur sequentially in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein, effective as at five (5) minute intervals commencing at the Effective Time:

(a)	The Notice of Articles and articles of TopCo will be altered to create the following additional classes of shares, such shares having the rights and restrictions set forth in the TopCo A&R Articles attached as Schedule A hereto, and to amend and restate the Articles of the Company as set forth in Schedule A:

(i)	Unlimited number of without par value Class B Earnout Shares; and

(ii)	Unlimited number of without par value Class C Earnout Shares;

(b)	Each Company Share held by a Dissenting Shareholder immediately prior to the Effective Time will be deemed to be transferred and assigned by such Dissenting Shareholder to the Company free and clear of all Liens, in accordance with, and for the consideration contemplated in, Article 4, and:

(i)	each such Dissenting Shareholder will cease to have any rights as a registered holder of Company Shares other than the right to receive (A) the consideration contemplated by Article 4, and (B) any dividends and other distributions payable in respect of the Company Shares held by such Dissenting Shareholder as of the Effective Time, to the extent applicable, in each case less any amounts required to be withheld in accordance with Section 6.2, as applicable;

(ii)	each such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each Company Share held by such Dissenting Shareholder; and

(iii)	the name of each such Dissenting Shareholder will be removed as the registered holder of Company Shares from the applicable central securities register of the Company maintained by or on behalf of the Company, and at such time, such Dissenting Shareholder will have the rights set out in Section 4.1;

(c)	The Company and AmalCo Sub shall amalgamate to continue as one corporate entity (as so amalgamated, “AmalCo”) with the same effect as if they were amalgamated under section 276 of the BCBCA (the “Amalgamation”), and on the Amalgamation pursuant to this Section 3.1(c), concurrently:

(i)	the name of AmalCo shall be “Filament Holdings Corp.”, as shall be set out in the notice of articles of AmalCo;

(ii)	the shareholder(s) of AmalCo shall have the powers and the liability provided in the BCBCA;

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(iii)	all of the property, rights and interests of each of the Company and AmalCo Sub immediately before the Amalgamation shall become property, rights and interests of AmalCo by virtue of the Amalgamation, and the Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the property, rights and interests of either of the Company or AmalCo Sub to AmalCo;

(iv)	all of the liabilities of each of the Company and AmalCo Sub immediately before the Amalgamation shall become liabilities of AmalCo by virtue of the Amalgamation and AmalCo shall continue to be liable for the obligations of each of the Company and AmalCo Sub;

(v)	any legal proceedings being prosecuted or pending by or against the Company or AmalCo Sub are unaffected by the Amalgamation and every such legal proceeding may be prosecuted, or their prosecution may be continued, as the case may be, by or against AmalCo;

(vi)	any existing cause of action, claim or liability to prosecution against either the Company or AmalCo Sub shall be unaffected;

(vii)	a conviction against, or a ruling, order or judgment in favour of or against, either the Company or AmalCo Sub may be enforced by or against AmalCo;

(viii)	the initial directors of AmalCo shall be [●] with a prescribed address of [●] set out in the notice of articles of AmalCo;

(ix)	the notice of articles and articles of AmalCo shall be the notice of articles and articles of AmalCo Sub immediately prior to the Amalgamation other than to reflect Section 3.1(c)(i) and Section 3.1(c)(viii), and the registered and records office of AmalCo shall be the registered and records office of AmalCo Sub immediately prior to the Amalgamation;

(x)	each AmalCo Sub Share held by a holder thereof immediately prior to the Effective Time shall be cancelled and the name of the holder of such AmalCo Sub Share shall be removed from the register of holders of AmalCo Sub Shares, and in exchange therefor, each such holder shall receive, and AmalCo shall issue, for each AmalCo Sub Share, one fully paid and non-assessable AmalCo Share, and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such AmalCo Sub Share in accordance herewith;

(xi)	each Company Share held by a Company Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time shall be cancelled and the name of the holder of such Company Share shall be removed from the register of holders of Company Shares, and in exchange therefor, each such holder shall receive, and TopCo shall issue, for each Company Share, the Exchange Consideration (which, for greater certainty, consists solely of shares in the capital of TopCo) to which such holder is entitled, and each such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Company Share in accordance herewith;

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(xii)	each Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested) (each an “Adjusted RSU”) will, in accordance with the terms of such RSU, be assumed by TopCo and adjusted into a restricted share unit covering that number of TopCo Common Shares allocated to such Adjusted RSU pursuant to the Allocation Schedule (provided that the vesting and settlement of the Adjusted RSU shall be conditional upon the holder of the Adjusted RSU executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the vesting of the Adjusted RSU as those contained in the Letter of Transmittal in respect of the issuance of the TopCo Common Shares), and:

(A)	the name of each holder of Company RSUs will be removed as the registered holder of Company RSUs from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of restricted share units on the applicable central securities register of TopCo maintained by or on behalf of TopCo; and

(B)	any document previously evidencing Company RSUs will thereafter evidence and be deemed to evidence the Adjusted RSUs and no certificates evidencing the Adjusted RSUs shall be required to be issued;

(xiii)	each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) (each a “Rollover Option”) shall be exchanged for a share option to purchase that number of TopCo Common Shares allocated to such Rollover Option pursuant to the Allocation Schedule and having the exercise price set forth therein, (provided that the exercise of the Rollover Option shall be conditional upon the holder of the Rollover Option executing an instrument providing the same covenants, agreements and undertakings in respect of the securities issuable on the exercise of the Rollover Option as those contained in the Letter of Transmittal in respect of the issuance of the TopCo Common Shares), and:

(A)	each Company Optionholder will cease to have any rights as a holder of Company Options other than the right to receive the consideration contemplated by Section 3.1(c)(xiii);

(B)	the name of each Company Optionholder will be removed as the registered holder of Company Options from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of share options on the applicable central securities register of TopCo maintained by or on behalf of TopCo;

(C)	any document previously evidencing Company Options will thereafter evidence and be deemed to evidence the Rollover Options exchanged therefor and no certificates evidencing the Rollover Options shall be required to be issued; and

(D)	it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the foregoing exchange of Company Options for Rollover Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Rollover Option will be adjusted such that the In-The-Money Amount of the Rollover Option immediately after the exchange does not exceed the In-The-Money Amount of the Company Option immediately before the exchange; and

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(xiv)	each Company Warrant outstanding immediately prior to the Effective Time (whether vested or unvested) (each an “Rollover Warrant”) shall be exchanged for a warrant to purchase that number of TopCo Common Shares allocated to such Rollover Warrant pursuant to the Allocation Schedule and having the exercise price set forth therein, and:

(A)	each Company Warrantholder will cease to have any rights as a holder of Company Warrants other than the right to receive the consideration contemplated by Section 3.1(c)(xiv);

(B)	the name of each Company Warrantholder will be removed as the registered holder of Company Warrants from the applicable central securities register of the Company maintained by or on behalf of the Company and added as a registered holder of warrants on the applicable central securities register of TopCo maintained by or on behalf of TopCo;

(C)	any document previously evidencing Company Warrants will thereafter evidence and be deemed to evidence the Rollover Warrants exchanged therefor and no certificates evidencing the Rollover Warrants shall be required to be issued; and

(D)	the amount added to the capital of TopCo for the class of TopCo Common Shares shall be the aggregate of the paid-up capital (within the meaning of the Tax Act) of each Company Share held by a Company Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time, less a nominal amount, which nominal amount shall be added to the capital of TopCo for the classes of Class B Earnout Shares and Class C Earnout Shares.

(d)	The name of TopCo shall be changed from “1427702 B.C. Ltd.” to “Filament Health Corp.”.

(e)	The TopCo Common Share held by the incorporator of TopCo shall be repurchased for nominal consideration and cancelled, and the name of such holder shall be removed from the register of holders of TopCo Common Shares, and such holder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to cancel such TopCo Common Share in accordance herewith.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date and at the times set out above notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality).

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Article 4
RIGHTS OF DISSENT

Section 4.1            In connection with the Arrangement and pursuant to the Interim Order, each registered Company Shareholder (other than a Key Company Shareholder) may exercise rights of dissent (the “Arrangement Dissent Rights”) with respect to the Company Shares held by such Company Shareholder in connection with the Arrangement pursuant to and in the manner set under Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, Final Order and this Article 4; provided, however, that written objection to the Company Arrangement Resolution contemplated by subsection 242 of the BCBCA must be received by the Company not later than 4:30 p.m. (Pacific Time) on the Business Day that is two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time).

Section 4.2           Dissenting Shareholders who duly exercise their Arrangement Dissent Rights and are ultimately entitled to be paid by the Company the fair value for their Company Shares (a) shall be deemed to not have participated in the transactions in Article 3 (other than Section 3.1(b)); (b) shall be deemed to have transferred and assigned such Company Shares held by them in respect of which Arrangement Dissent Rights have been validly exercised to the Company, free and clear of all Liens, in accordance with Section 3.1(b); (c) will be entitled to be paid the fair value of such Company Shares by the Company, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Company Arrangement Resolution was adopted at the Company Shareholders Meeting; and (d) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Arrangement Dissent Rights in respect of such Company Shares.

Section 4.3            Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for their Company Shares, shall be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-Dissenting Shareholder, and shall be entitled to receive their portion of the Exchange Consideration from TopCo in the same manner as such a non-Dissenting Shareholder, provided such Dissenting Shareholders comply with Article 5 of this Plan of Arrangement.

Section 4.4            In no case shall TopCo, the Company, the Exchange Agent or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Shares or any interest therein (other than the rights set out in this Article 4) at or after the Effective Time and the name of each such Dissenting Shareholder shall be removed as the registered holder of such Company Shares from the applicable securities register of the Company maintained by or on behalf of the Company as at the Effective Time, as provided in Section 3.1(b).

Section 4.5           For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Arrangement Dissent Rights with respect to Company Shares in respect of which a Person has voted in person or has instructed a proxyholder to vote in favour of the Company Arrangement Resolution at the Company Shareholders Meeting.

Section 4.6            No Arrangement Dissent Rights shall be available to Company Optionholders, Company Warrantholders or holders of Company RSUs in connection with the Arrangement.

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Article 5
CERTIFICATES AND PAYMENTS

Section 5.1            Prior to the Effective Time, TopCo will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the Exchange Consideration in accordance with Section 3.1(c)(xi), evidence of the Exchange Consideration in the book-entry form, provided that no Exchange Consideration will be deemed to be issued or delivered to any Company Shareholder unless and until such Company Shareholder shall have executed and delivered the Letter of Transmittal required by Section 3.1(c)(xi). All TopCo Common Shares and Company Earnout Shares issued as part of the Exchange Consideration pursuant to Section 3.1(c)(xi) shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for the purposes of the BCBCA.

Section 5.2            Following the deposit with the Exchange Agent of evidence of the Exchange Consideration in accordance with Section 5.1, TopCo will be fully and completely discharged from its obligation to pay the Exchange Consideration to the Company Shareholders pursuant to Section 3.1(c)(xi), and the rights of such holders will be limited to receiving, from the Exchange Agent, the TopCo Common Shares and the Company Earnout Shares to which they are entitled in accordance with this Plan of Arrangement. After the Effective Time and until surrendered for cancellation as contemplated by this Article 5, each certificate that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Exchange Consideration in book-entry form, that the holder of such certificate is entitled to receive in accordance with Section 3.1(c)(xi).

Section 5.3            Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Letter of Transmittal and such documents, certificates and instruments contemplated by the Letter of Transmittal and such other documents and instruments as the Exchange Agent or TopCo reasonably require, that Company Shareholder will not be entitled to the Exchange Consideration, and no Exchange Consideration will be deemed to be issued or delivered to that Company Shareholder and any evidence of the Exchange Consideration to which such Company Shareholder would otherwise be entitled will, in each case, be held by the Exchange Agent as agent on behalf of and for the benefit of such Company Shareholder for issuance and delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Letter of Transmittal, and such documents, certificates and instruments contemplated by the Letter of Transmittal, and such other documents, certificates and instruments as the Exchange Agent or TopCo reasonably require, subject to the provisions of this Article 5.

Section 5.4            Upon surrender to the Exchange Agent for cancellation of a certificate (or affidavit of loss in lieu thereof in the form required by TopCo and the Exchange Agent) that immediately prior to the Effective Time represented one or more Company Shares, or in the case of Company Shares held in the book-entry form, a properly completed and duly executed Letter of Transmittal, and such additional documents, certificates and instruments as TopCo, the Company and the Exchange Agent may reasonably require, the holder of such surrendered certificate (or affidavit of loss in lieu thereof), or the deliverer of such Letter of Transmittal, as applicable, will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Effective Time, deliver to such holder, evidence of the Exchange Consideration, in book entry form, to which such holder is entitled under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

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Section 5.5            If any portion of the Exchange Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Exchange Consideration that (a) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (b) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

Section 5.6            No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Article 5, each Company Share shall solely represent the right to receive a portion of the Exchange Consideration to which such Company Share is entitled to receive in accordance with the Allocation Schedule.

Section 5.7            Any portion of the aggregate Exchange Consideration or the evidence thereof that remains unclaimed by the Company Shareholders six (6) years following the Effective Time shall be delivered to TopCo or as otherwise instructed by TopCo, and any right or claim to payment under the Plan of Arrangement that remains outstanding six (6) years following the Effective Date shall cease to represent a right or claim of any kind or nature, and the right of the Company Shareholders to receive the applicable portion of the aggregate Exchange Consideration in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to TopCo, for no consideration.

Section 5.8            In no event will any Person be entitled to a fractional TopCo Common Share or fractional Company Earnout Share. Where the aggregate number of TopCo Common Shares or Company Earnout Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a TopCo Common Share or Company Earnout Share being issuable, the number of TopCo Common Shares and Company Earnout Shares to be received by such Person will be rounded down to the nearest whole TopCo Common Share or Company Earnout Share, as the case may be.

Section 5.9            No dividend or other distribution declared or made after the Effective Time with respect to the Exchange Consideration with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of Article 5. Subject to applicable Law and to Section 6.1, at the time of such compliance, there shall, in addition to the delivery of evidence of the portion of the Exchange Consideration to which such holder is entitled under the Arrangement, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Exchange Consideration.

Article 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS; TAX TREATMENT

Section 6.1           From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Company Securities issued prior to the Effective Time, (b) the rights and obligations of the Company Securityholders, the Company, SPAC, Merger Sub, TopCo, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

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Section 6.2           Withholding.

(a)	Each of the parties to the Business Combination Agreement, the Exchange Agent and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Plan of Arrangement or the Amalgamation such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Plan of Arrangement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b)	Without limiting the foregoing, each Withholding Agent, as applicable, is hereby authorized to sell, on the open market and with customary commercial terms, to a Person that is not SPAC or any of its Affiliates, on behalf of and for the benefit of such Person and in accordance with Section 6.2(c) below, such portion of the Company Shareholder Transaction Consideration as is necessary to provide sufficient funds to the Withholding Agent to enable it to comply with such deduction and withholding requirement and the Withholding Agent shall use commercially reasonable efforts to notify such Person thereof and shall remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that it is not required to be so remitted shall be paid to such Person.

(c)	To the extent any Withholding Agent sells any portion of the Exchange Consideration as contemplated under Section 6.2(b) above, (i) the Withholding Agent shall be acting on behalf of and for the benefit of the Person in respect of which the relevant deduction or withholding is made, solely as an agent of such Person, for administrative convenience, (ii) such Person shall be treated as the seller, and prior to the sale, the beneficial owner of such Exchange Consideration for all Tax purposes, including Tax reporting, and (iii) such Person shall be responsible for, and hold the Withholding Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Person’s Exchange Consideration. Any costs or expenses incurred by the relevant Withholding Agent in connection with such sale shall be borne by, and deducted from the payment of any net proceeds of such sale to, the applicable Person.

Article 7
AMENDMENTS

Section 7.1            The Company and TopCo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (a) be set out in writing, (b) be approved by the Company and TopCo, each acting reasonably, (c) be filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court, and (d) be communicated to the Company Securityholders if and as required by the Court.

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Section 7.2            Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or TopCo, with the consent of the other, at any time prior to the Company Shareholders Meeting (provided that the Company or TopCo will have consented thereto, as applicable) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

Section 7.3            Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting will be effective only if (a) it is consented to in writing by each of the Company and TopCo (in each case, acting reasonably) and (b) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

Section 7.4            Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by TopCo, provided that it concerns a matter which, in the reasonable opinion of TopCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

Article 8
FURTHER ASSURANCES

Section 8.1            Notwithstanding that the transactions and events set out herein will occur and will be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

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SCHEDULE A

TopCo A&R Articles